Exhibit (d)

OESTERREICHISCHE KONTROLLBANK AKTIENGESELLSCHAFT

REPUBLIC OF AUSTRIA

This description of Oesterreichische Kontrollbank Aktiengesellschaft (“OeKB” or the “Bank”) and the Republic of Austria (“Austria” or the “Republic”) is dated April 11, 2024 and appears as Exhibit (d) to OeKB’s Annual Report on Form 18-K for the fiscal year ended December 31, 2023.

THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933) DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF OeKB’S SECURITIES. THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

In this description, all monetary amounts are expressed in euro (“EUR” or “€”) unless otherwise specified. Other currencies are abbreviated as follows:

Abbreviation	Currency	Abbreviation	Currency
AUD	Australian dollar	NOK	Norwegian krone
CAD	Canadian dollar	NZD	New Zealand dollar
CHF	Swiss franc	PLN	Polish zloty
CZK	Czech koruna	RON	Romanian leu
DKK	Danish krone	RUB	Russian ruble
GBP	British Pound Sterling	SEK	Swedish krona
HKD	Hong Kong dollar	TRY	Turkish lira
HRK	Croatian kuna	dollar or USD	United States dollar
HUF	Hungarian forint	ZAR	South African rand
JPY	Japanese yen

Solely for the convenience of the reader, except where expressly indicated, certain financial information with respect to OeKB has been translated from euro into dollars at the rate of 1.1050 dollars to the euro, the foreign exchange reference rate published by the European Central Bank on December 29, 2023, the last trading day of the year. Other financial information has been translated at specified rates of exchange in effect at the ends of the periods indicated or on the specified dates. These conversions should not be construed as representations that the euro amounts could have been or could be converted into dollars at that or any other rate. For further information with respect to exchange rates, including the average rates of exchange between the euro and the dollar since 2019, see “Republic of Austria—Foreign Exchange—Exchange Rates of the Euro”.

OESTERREICHISCHE KONTROLLBANK AKTIENGESELLSCHAFT

The Bank was established in 1946 under the Austrian Stock Corporation Act (Aktiengesetz) to provide services outside routine commercial banking functions to the Austrian economy. The Bank’s activities include the administration of export guarantees (as agent of the Republic) and the financing of Austrian exports. Its registered and head office is located at Am Hof 4, A-1010 Vienna, Austria.

In 1950, the Bank became involved in the financing and promotion of Austrian exports. Since the original adoption of the Export Promotion Act in 1964, which was replaced on June 1, 1981 by the Export Guarantees Act of 1981, and which has since been amended (as so amended, the “Export Guarantees Act”), the Bank has acted as the sole agent of Austria for the administration of guarantees issued by Austria under this Act covering commercial, political and foreign exchange risks in connection with Austrian exports. The Bank also provides medium- and long-term financing to banks and foreign importers for export transactions, the repayment of which is guaranteed by Austria under the Export Guarantees Act. Substantially all borrowings by the Bank in connection with export loan financing are guaranteed either as to principal and interest, as to foreign exchange risk or as to both by Austria under the Export Financing Guarantees Act of 1981, as amended (the “Export Financing Guarantees Act”). See “Business—Export Services—Export Loan Financing by the Bank—Sources of Funds for Export Financing”. The Bank also engages in certain other financial activities including the organization and administration of domestic bond issues, in particular bond offerings by the Republic. CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH, or CCP.A, a joint venture between the Bank and the Vienna Stock Exchange, operates the clearing system of the Vienna Stock Exchange. Since September 12, 2015, the Bank’s subsidiary OeKB CSD GmbH, or OeKB CSD, operates the business of the Austrian central securities depository (Wertpapiersammelbank) which before was operated by the Bank for five decades. It was transferred to OeKB CSD from the Bank due to regulatory requirements. OeKB CSD is a company with limited liability and acts as central securities depository for Austria pursuant to the Austrian Securities Deposit Act. The Bank does not accept deposits from the general public or engage in general lending or other commercial banking activities. In 2008, the Bank, on behalf of the Republic, established the Oesterreichische Entwicklungsbank AG to assist developing countries in establishing private industry. See “Business—Export Services—Administration of Export Guarantees of the Republic”.

CAPITALIZATION

The total capitalization of the OeKB Group at December 31, 2023 was as follows:

	(Thousands of euros)(1)	(Thousands of dollars)(2)
Long-term indebtedness(3)
Payables to banks	396,981	438,664
Payables to customers	5,896	6,515
Debt securities issued	15,230,619	16,829,834

Total long-term indebtedness	15,633,496	17,275,013
Equity	921,946	1,018,750

Total long-term capitalization	16,555,442	18,293,763
Short-term indebtedness
Payables to banks	742,848	820,847
Payables to customers	1,128,522	1,247,017
Debt securities issued	12,778,228	14,119,942

Total short-term capitalization	14,649,598	16,187,806

Total capitalization	31,205,040	34,481,569

(Dollar amounts may not add due to rounding.)

(1)

The line items listed in this table have been extracted from the consolidated financial statements of the OeKB Group, which were prepared in accordance with International Financial Reporting Standards (IFRS) as adopted by the EU, and the additional requirements pursuant to §§ 245a UGB (Austrian Commercial Code) and 59a BWG (Austrian Banking Act).

(2)	The amounts in this column have been translated into dollars at the exchange rate specified in the paragraph following the Table of Contents hereof.
(3)	Refers to indebtedness with a remaining maturity of more than one year from the balance sheet date.

The Bank has completed the following public issues from January 1, 2024 to April 11, 2024: GBP 500,000,000 4.125% Guaranteed Notes due July 22, 2027; USD 1,500,000,000 4.125% Guaranteed Notes due January 18, 2029; and AUD 400,000,000 4.300% Guaranteed Notes due March 20, 2029.

BUSINESS

The Bank’s main business includes the administration of guarantees issued by the Republic for export transactions pursuant to the Export Guarantees Act. These guarantees (“Export Guarantees”) are not liabilities of the Bank. All claims on Export Guarantees are paid from funds of Austria. The Bank’s balance sheet is comprised principally of export loan financing. The Bank conducts its export loan financing activities, which relate exclusively to the refinancing of receivables covered either by Export Guarantees or, to a lesser extent, by private credit insurance and other means, for its own account.

Since the portion of exports for which the Bank administers Export Guarantees or provides export loan financing in relation to total Austrian exports is relatively low, and the demand for Export Guarantees and export loan financing relative to total export volumes tends to increase in economically difficult times, changes in Austria’s export volume typically only have a limited impact on the Bank’s operations.

The Bank also performs several significant functions in the Austrian capital markets. In this field, through CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH, a joint venture with the Vienna Stock Exchange, and the operation of Austria’s central securities depository by its subsidiary OeKB CSD GmbH, the Bank exercises a central function in the custody and administration of securities and endeavors to improve existing services for the banking community, the Vienna Stock Exchange and capital markets participants.

In 2008, based on an amendment of the Export Guarantees Act, the Bank established, on behalf of the Republic, Oesterreichische Entwicklungsbank AG (Austrian Development Bank; the “Development Bank”), to be responsible for acquiring participations, granting loans and other financing measures and providing assistance, designed in agreement with the Ministry of Finance, to developing countries in establishing private industry. The Development Bank is a wholly owned subsidiary of the Bank and the board of management of the Development Bank is formed by two experienced employees from the Bank.

In 2019, the Bank acquired 68.75% of the shares in Österreichische Hotel- und Tourismusbank Gesellschaft m.b.H. (“ÖHT”), a special-purpose bank for financing and promoting investments in tourism. Raiffeisen ÖHT Beteiligungs GmbH holds the remaining 31.25% of the shares in ÖHT.

In March 2020, the Austrian government launched several support programs for local enterprises in response to the impact of the COVID-19 pandemic in Austria. OeKB was assigned the task of processing the financing guarantees for large companies as part of the government’s EUR 15 billion Corona Aid Fund and on behalf of the COVID-19 Federal Finance Agency (COFAG). In cooperation with the Federal Ministry of Finance, OeKB also set up a EUR 2 billion special credit line, which subsequently was increased to EUR 3 billion, and a EUR 100 million fast line facility for exporting companies. The revolving credit facilities were primarily intended to secure the continuation of the exporters’ operations. In the course of 2022, the COVID-19 support programs expired and OeKB’s services for COFAG ended or were reduced.

In response to the war in Ukraine and the related negative impacts on the Austrian export industry, OeKB in cooperation with the Ministry of Finance set up an additional EUR 1 billion special credit line in April 2022 under which exporters can apply to OeKB for financings of up to 10 percent (large enterprises) or 15 percent (small and medium-sized enterprises) of their export turnover.

Export Services

Administration of Export Guarantees of the Republic

Pursuant to the Export Guarantees Act, the Bank acts as the Republic’s sole agent for the administration of Export Guarantees. Except in cases in which the Bank itself is to be the beneficiary of an Export Guarantee, the Bank processes and performs a credit analysis of applications for Export Guarantees. All Export Guarantees must be authorized by the Republic and are issued and administered by the Bank on behalf of the Republic. During 2023, the Bank, as agent of the Republic, issued 1,016 Export Guarantees covering export transactions with a total value of EUR 6.6 billion (USD 7.3 billion), and on December 31, 2023, the total value of all export transactions covered by Export Guarantees amounted to EUR 29.4 billion (USD 32.5 billion). In December 2022, the validity of the Export Guarantees Act was extended until December 31, 2027. Guarantees already issued under the Export Guarantees Act at that time will not be affected by its expiration.

Under the Export Guarantees Act, the Austrian Government could initiate a procurement procedure in which other institutions with an appropriate banking license within the European Economic Area would be eligible to compete with the Bank to become the Republic’s sole agent for the administration of Export Guarantees. In such event:

•	the Bank will remain the sole agent of the Republic for as long as no other party has been awarded an agency contract pursuant to the prescribed procurement procedure;

•

the Austrian Government is required to inform the Bank at least two years prior to initiating a procurement procedure for awarding a new agency contract to one of the tendering institutions, which will include the Bank; and

•

in case a new agent is appointed, any export guarantees and export financing transactions pending at that time will continue to be administered by the Bank and credit operations to raise the required funds will continue to be guaranteed by the Republic.

The Bank is a member of the Berne Union (International Union of Credit and Investment Insurers), which consists of 84 export credit and investment insurers from 66 countries.

Risks Covered by Export Guarantees. Liabilities assumed by the Republic under the Export Guarantees Act take the form of guarantees for the due performance of contracts by the foreign contracting parties, or guarantees by aval on bills of exchange whose discount proceeds are applied to financing export transactions. The Export Guarantee scheme is comprised of 12 types of guarantees. The most significant is the guarantee for tied financial credits, which represented EUR 4.5 billion or 15.3% of total guarantees outstanding as of December 31, 2023.

Other significant Export Guarantees are guarantees for the acquisition of accounts receivable (EUR 1.0 billion or 3.4% of total guarantees outstanding as of December 31, 2023) and guarantees for direct deliveries and services (EUR 2.4 billion or 8.3% of total guarantees outstanding as of December 31, 2023).

Payments under Export Guarantees. The 1981 regulation of the Minister of Finance under the Export Guarantees Act (the “Regulation”) provides that Austria will pay claims against it under Export Guarantees upon recognition of its liability (in cases of both matured claims and claims that mature after Austria recognizes its liability) in accordance with the payment schedule established in the underlying contract. The Regulation also provides acceleration of a payment schedule against Austria under an Export Guarantee. The Regulation permits Austria to deny liability under an Export Guarantee under certain circumstances, mainly in cases of fraud or misrepresentation in connection with the issuance of such guarantee or failure to comply with the guarantee’s conditions. In 2023, Austria, as guarantor, paid gross claims amounting to EUR 125 million (2022: EUR 65 million), while recoveries totaled EUR 51 million (2022: EUR 32 million).

Maximum Liability of Austria on Export Guarantees. The Export Guarantees Act establishes a ceiling of EUR 40.0 billion (USD 44.2 billion) on the liability of Austria under outstanding Export Guarantees. As of December 31, 2023, the total liability of Austria assumed in the form of Export Guarantees amounted to EUR 29.4 billion (USD 32.5 billion) or 73.5% of the maximum authorized liability. When calculating the extent of utilization, the basic amounts (maximum amount of guarantee less the lowest rate of retention to be borne by the beneficiary) outstanding under the guarantees and the total financing requirements reported in the case of guarantees by aval on bills of exchange are included.

Export Loan Financing by the Bank. In addition to the Bank’s role as sole agent for the administration of the Republic’s export guarantee program under the Export Guarantees Act, the Bank makes loans directly to banks including the shareholders of the Bank (“Refinancing Loans”) in order to permit such institutions to finance export loans made directly by them.

Export Loans and Commitments. The following table sets forth the aggregate principal amount of refinancing of tied loans, the acquisition of accounts receivable and of guarantees by aval, outstanding as of December 31 in each of the last five years:

	2019	2020	2021	2022	2023
	(Billions of euros)				(Billions of euros)	(Billions of dollars)
Tied loans	3.42	3.35	3.16	2.91	2.70	2.98
Acquisitions of accounts receivable	0.07	0.07	0.07	0.06	0.07	0.08
Guarantees by aval	15.77	17.48	16.47	17.13	17.17	18.97
Other refinancing contracts	2.26	2.18	2.09	2.03	2.09	2.31

Total	21.52	23.08	21.79	22.13	22.03	24.34

Of the total export financing outstanding as of December 31, 2023, EUR 8.60 billion (USD 9.50 billion) were to banks which are shareholders of the Bank. Moreover, we assume commitments to grant export financing. As of December 31, 2023, the balance of export financing not yet granted which we were contractually obligated to make was EUR 2.7 billion (USD 3.0 billion). This balance was scheduled to be drawn down as follows:

	(Millions of euros)	(Millions of dollars)
Through December 31,
2024	1,986	2,195
2025	321	355
2026	172	190
2027	216	239

Total	2,696	2,978

All of these undisbursed amounts may be cancelled in whole or in part at the option of the potential borrower, but the aggregate amount of cancellations to date has been insignificant. The timing of the draw-downs of these undisbursed amounts may change from time to time due to late deliveries, construction delays or other reasons.

Terms and Conditions of Export Financing. The credits to banks require a guarantee for the transaction or right underlying the financing. The guarantee must comply with the provisions of the Export Financing Guarantees Act. In the course of issuing guarantees, sustainability issues are a major point to be considered whereby the OECD recommendations for environmental and social due diligence for officially supported export credits (“Common Approaches”) serve as important guidelines. In addition, both the rights arising from the guarantees and the underlying receivables (export or other receivables) must, as a rule, be assigned as security.

The maximum repayment term for commercial export credits that fall within the scope of the “OECD Arrangement on Officially Supported Export Credits” (OECD Arrangement), whose participants agree to abide by certain rules with respect to the provision of officially supported export credits, is generally 10 years. Longer maximum terms are possible for conventional power plants (a maximum of 12 years), project finance (a maximum of 14 years) and renewable energy, climate protection and water projects (a maximum of 18 years). The currently applicable interest rates can be found on our website. Information on our website is not part of or incorporated by reference into this report.

The Bank’s Export Financing Scheme is a refinancing source for domestic and foreign credit institutions. To be eligible such institutions must meet our creditworthiness criteria, fulfill the legal requirements regarding the transactions to be financed and satisfy our conditions for uniform financing procedures. The uniform financing procedure conditions particularly apply to collateral management.

In issuing credits under the Export Financing Scheme, the Bank observes the applicable guidelines, directives and regulations of international agreements on the Organization for Economic Cooperation and Development (OECD), the EU and the Berne Union.

Sources of Funds for Export Financing. The principal sources of funds for our export financing activities are borrowings and issuances of debt securities, both in Austria and abroad. See “Financial Statements—Consolidated balance sheet of OeKB Group” and notes 22 and 23 to the Financial Statements.

The Export Financing Guarantees Act authorizes the Minister of Finance to issue on behalf of Austria unconditional guarantees of Austria for the payment of principal and interest on borrowings incurred by the Bank for the purpose of financing export transactions, including export loans, or for the purpose of refinancing such borrowings. In addition, pursuant to Sec. 1 Para. 2 Lit. b of the Export Financing Guarantees Act, Austria is authorized to provide indemnification in the case of foreign currency borrowings, so that we shall not have to pay more principal and interest expressed in euro than contemplated at the time of the borrowing on the basis of then prevailing exchange rates. The Export Financing Guarantees Act provides that Austria’s guarantees may only be issued if, after giving effect to such issuance, the aggregate liability for payments of principal under all guarantees then in effect does not exceed the maximum outstanding aggregate amount which currently stands at EUR 40.0 billion (USD 42.7 billion). In December 2022, the validity of the Export Financing Guarantees Act was extended until December 31, 2027. Guarantees of Austria issued prior to such date will not be affected by the expiration of the Act. An amount equal to 10% of the euro equivalent of the outstanding guaranteed principal is added in computing the aggregate amount of such liability in view of the exchange rate risk. As of December 31, 2023, the total amount of outstanding liabilities of Austria under the Export Financing Guarantees Act was EUR 26.3 billion (USD 29.1 billion).

Payment of principal and interest on most foreign currency borrowings of the Bank is covered by Austria’s guarantees under the Export Financing Guarantees Act. Austria has indemnified the Bank against foreign exchange risks in connection with substantially all foreign currency borrowings by the Bank. As of December 31, 2023, the total of outstanding borrowings denominated in currencies other than euro by the Bank amounted to EUR 22.1 billion (USD 24.2 billion). As of December 31, 2023, the total amount of outstanding borrowings denominated in euro by the Bank amounted to EUR 4.2 billion (USD 4.6 billion).

Services for the Capital Market and the Energy Market

Domestic Capital Markets Activities. We are a central provider of highly specialized services and infrastructure for the Austrian capital market. These services are used by financial service providers, issuers, investors, the Republic of Austria and the Austrian Financial Markets Authority, among others. Further to the provision of financial data and acting as the auction, paying and calculating agent for Austrian government bonds, the Bank since 2007 has acted as an Officially Appointed Mechanism for regulated information according to the European Transparency Directive and the Austrian Stock Exchange Act. It also acts as the National Numbering Agency and provides support services in connection with the allocation of LEI codes.

Processing of Austrian government bond and Austrian Treasury Bill auctions is effectuated via ADAS (Austrian Direct Auction System), an in-house developed electronic auction system, as a neutral intermediary between the auction participants and the Austrian Treasury representing the Republic of Austria.

Furthermore, the Bank is entrusted with the function of a reporting office in accordance with the Austrian Investment Fund Act 2011 and the Capital Markets Act 2019. In this function, it maintains an issue calendar for all securities and investments offered in Austria and acts as a depository for fund and securities prospectuses and as a data provider for the national supervisory authority and the Prospectus Notification Portal of the European Securities and Markets Authority (ESMA). Additionally, the Bank collects tax data for funds and calculates and publishes the capital yield tax.

Stock exchange trading, clearing and settlement. Pursuant to a decree of the Vienna Stock Exchange Council, we have been the clearing agency for the Vienna Stock Exchange since 1949. On November 5, 1999, trading on the Vienna Stock Exchange was entrusted to the Xetra trading system of the Deutsche Börse AG. Until January 31, 2005, we continued to clear and settle the transactions on the Vienna Stock Exchange even after the introduction of the German trading system. As of February 1, 2005, we transferred these activities to CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH, a joint venture between the Bank and the Vienna Stock Exchange.

Central Securities Depositary. Since July 1, 1965, we have acted as the central depositary for securities in Austria. Depositors can open collective securities depositary accounts and benefit from the attendant advantages (simplification of securities custody, administration and transfer). Account holders include all members of the Vienna Stock Exchange, brokers and clearing institutions as well as foreign and domestic credit and financial institutions. In our capacity as central depositary, we have also entered into agreements with other central depositaries in order to ease cross-border settlement of securities transactions. Such agreements exist with the German, Dutch, French and Italian central depositaries, as well as with the Euroclear System (“Euroclear”) and Clearstream Banking S.A., Luxembourg (“Clearstream Luxembourg”). On September 12, 2015, we spun off our central depositary activities into a wholly owned subsidiary, OeKB CSD GmbH, in order to comply with the EU regulation on central securities depositories.

Competence Center for the Energy Market. In 2001, we took advantage of the deregulation of the electricity energy markets in Austria to develop a new business segment. The Bank performs the functions of financial clearing and risk management for “imbalance energy” (the difference between the contracts entered into by market participants on the basis of forecasts and the actual consumption/production of energy, which has to be consumed or generated by market participants). In 2003, we assumed the equivalent function for the gas energy market. Since 2013 OeKB offers services for spot trading with electricity and gas as a General Clearing Member (GCM) of European Commodity Clearing (ECC).

Other Services

Non-Export Loan Activities. As of December 31, 2023, the Bank’s non-export loans totaled EUR 0.63 million (USD 0.70 million). All of these loans were made to OeKB employees.

Information Services. Furthermore, the segment “Other Services” encompasses our information services which deliver studies, analyses, or concise summaries on global financial and economic developments mainly to business enterprises, domestic and foreign financial service providers as well as scientific and research institutions.

MANAGEMENT AND EMPLOYEES

Our business is managed by a Board of Executive Directors. Our Supervisory Board appoints the members of the Board of Executive Directors for terms of up to five years. The current members of our Board of Executive Directors are Angelika Sommer-Hemetsberger and Helmut Bernkopf.

During the financial year 2023, we had an average of 464 employees (including part-time employees on a proportionate basis, corresponding to the extent of their employment). On December 31, 2023, we had 473 employees (including part-time employees on a proportionate basis).

SHAREHOLDERS AND SUPERVISORY BOARD

On December 31, 2023, our share capital was EUR 130 million, divided into 880,000 ordinary no-par value shares, all of which are issued and fully paid. The shares are in registered form.

Our share capital is owned by leading Austrian banks and financial institutions as follows:

Name of Shareholder	% of Share Capital
CABET-Holding-GmbH, Vienna (UniCredit Bank Austria Group)	24.750%
UniCredit Bank Austria AG, Vienna	16.140%
Erste Bank der österreichischen Sparkassen AG, Vienna	12.890%
Schoellerbank Aktiengesellschaft, Vienna	8.260%
AVZ GmbH, Vienna	8.250%
Raiffeisen Bank International Aktiengesellschaft, Vienna	8.120%
P.S.K. Beteiligungsverwaltung GmbH, Vienna	5.090%
Raiffeisen OeKB Beteiligungsgesellschaft mbH (Raiffeisen Group), Vienna	5.000%
Oberbank AG, Linz	3.890%
Beteiligungsholding 5000 GmbH, Innsbruck	3.055%
BKS Bank AG, Klagenfurt	3.055%
Volksbank Wien AG, Vienna	1.500%

100.000%

A substantial portion of our business is with our shareholders and their affiliates and with various other organizations with which the members of our Supervisory Board and our Board of Executive Directors are affiliated as directors, officers or otherwise. We do not consider the Bank to be a competitor of its shareholders or of other Austrian banks and credit institutions. We generally do not initiate transactions, whether or not they involve related parties, without consultation with our shareholders through their representatives on our Supervisory Board. When we do transact business with our shareholders, we do so on an arm’s-length basis. See “Business”.

Our Supervisory Board currently consists of the following members elected by the shareholders of the Bank:

Name	Principal Occupation

Robert Zadrazil Chairperson	General Director and Chair of the Board, UniCredit Bank Austria AG, Vienna

Marie Valerie Brunner 1st Vice-Chairperson	Director and Member of the Board, Raiffeisen Bank International Aktiengesellschaft, Vienna

Alexandra Habeler-Drabek 2nd Vice-Chairperson	Chief Risk Officer and Member of the Board, Erste Group Bank AG, Vienna

Sabine Abfalter	Member of the Board, Raiffeisen Bank International Aktiengesellschaft, Vienna

Veronika Bernklau	Head of Financial Institutions Group Austria, UniCredit Bank Austria AG, Vienna

Mary-Ann Hayes	Head of Structured Trade & Export Finance, UniCredit Bank Austria AG, Vienna

Dieter Hengl	Member of the Board, UniCredit Bank Austria AG, Vienna

Markus Kriegler	Head of Group Corporates, Erste Group Bank AG, Vienna

Marion Kristen	Head of STEF & EXIN, Managing Director, UniCredit Bank Austria AG, Vienna

Herbert Pichler	Member of the Board, Privatstiftung zur Verwaltung von Anteilsrechten, Vienna

Friedrich Spandl	Managing Director, BAWAG P.S.K., Vienna

Herta Stockbauer	Member of the Board, BKS Bank AG, Klagenfurt

Hans Unterdorfer	Chief Corporates Officer, Erste Bank der oesterreichischen Sparkassen AG, Vienna

Robert Wieselmayer	Member of the Board, Card Complete Service Bank AG, Vienna

Janine Wukovits	Head of Legal Governance and Digitalisation, UniCredit Bank Austria AG, Vienna

In addition, Austrian law requires that our employees be represented on the Supervisory Board by delegates elected to four-year terms by the Staff Council. These delegates have the right to vote on substantially all questions at meetings of the Supervisory Board. The employee delegates on the Supervisory Board are: Martin Krull, Erna Scheriau, Josi Friedel, Elisabeth Halys, Christina Schadauer, Christoph Seper and Markus Tichy.

The Supervisory Board reports to the shareholders on the Bank’s management and financial condition. The authorization of certain transactions by the Board of Executive Directors, including borrowing and lending by the Bank in excess of certain amounts, is subject to approval by the Supervisory Board. With respect to our borrowing and lending activities, the Supervisory Board has delegated this function to an Executive Committee consisting of the following persons:

Robert Zadrazil	Chairman of the Supervisory Board
Marie Valerie Brunner	1st Vice-Chairman of the Supervisory Board
Martin Krull	Employee delegate on the Supervisory Board

As required by the Austrian Stock Corporation Act (Aktiengesetz), the Supervisory Board has appointed a committee for the examination and preparation of the approval of the annual financial statements (Ausschuss zur Prüfung und Vorbereitung der Feststellung des Jahresabschlusses) which consists of the chairman and the 1st vice-chairman of the Supervisory Board and the chairman of the works council (Betriebsratsvorsitzender).

State Commissioners/Representatives

Pursuant to the Austrian Banking Act of 1993 (Bankwesengesetz), the Minister of Finance of Austria must appoint a State Commissioner and a Deputy State Commissioner for most banks, including OeKB. The State Commissioners are entitled to participate in the meetings of the shareholders and of the Supervisory Board of the Bank and must object to resolutions which in their view violate the laws or regulations of Austria. The objection of a State Commissioner suspends the effectiveness of such resolutions until the determination by the Financial Markets Authority as to their validity. In addition, the Export Financing Guarantees Act authorizes the Minister of Finance to appoint a Representative and a Deputy Representative who are charged with protecting the interests of Austria in connection with the guarantees assumed by Austria under the Act. These Representatives are entitled to examine all books and records of the Bank and to participate without vote in all deliberations of the Bank relating to borrowings by the Bank which are the subject of guarantees of Austria under the Export Financing Guarantees Act.

The names of the current State Commissioners/Representatives under both statutes and the positions they hold in the Austrian Government are as follows:

Harald Waiglein, State Commissioner/Representative	Head of Directorate General III—Economic Policy, Financial Markets and Customs Duties, Austrian Federal Ministry of Finance
Johann Kinast, Deputy State Commissioner/Representative	Head of Unit III/8—Export Guarantees and Debt Rescheduling, Austrian Federal Ministry of Finance

FINANCIAL STATEMENTS

OeKB Group consolidated financial statements 2023

The Notes are an integral part of the total comprehensive income for the year, the balance sheet, the consolidated statement of changes in equity, and the cash flow.

Consolidated statement of comprehensive income of OeKB Group

Income statement

€ thousand	Notes		2023		2022
Interest income calculated using the effective interest method		713,060		282,645
Reduction in expense from negative interest calculated using the effective interest method		—		11,901
Other interest income		159,498		31,850
Reduction in expense from other negative interest		284		59,067
Interest income			872,842		385,463
Interest expenses calculated using the effective interest method		(371,776)		(122,414)
Reduction in income from negative interest calculated using the effective interest method		(366)		(14,457)
Other interest expenses		(376,844)		(129,990)
Reduction in income from other negative interest		(108)		(8,796)
Interest expenses			(749,094)		(275,657)

Net interest income	6		123,748		109,806
Fee and commission income		67,480		65,327
Fee and commission expenses		(24,273)		(21,587)

Net fee and commission income	7		43,206	43,740
Net credit risk provisions	8		682	3,620
Net gain or loss on financial instruments measured at fair value through profit or loss	9		(1,016)	(9,565)
Net gain or loss on the derecognition of financial instruments not measured at fair value through profit or loss	10		(3)	(34)
Current income from investments in other unconsolidated companies	11		2,569	2,614
Share of profit or loss of equity-accounted investments, net of tax	20		11,137	5,062
Administrative expenses	12		(104,615)	(91,775)
Other operating income		8,215		9,697
Other operating expenses		(3,051)		(2,380)
Other operating income	13		5,164		7,317

Profit before tax			80,872		70,786
Income tax	14		(16,842)		(12,558)

Profit for the year			64,029		58,229

Attributable to owners of the parent			62,386		56,046
Attributable to non-controlling interests			1,643		2,183

Other comprehensive income/(expense)

€ thousand	Notes	2023	2022
Items that will not be reclassified into the income statement in future
Actuarial gains/losses on defined benefit plans	24	(13,296)	18,318
Equity-accounted investments - Share of net other comprehensive income	20	(415)	412
Net gain or loss from the fair value measurement of investments in other unconsolidated companies (FVOCI)		1,712	(5,800)
Tax effects	14	2,796	(2,625)

Other comprehensive (expenses)/income, net of tax		(9,204)	10,305

Total comprehensive income		54,826	68,534

Attributable to owners of the parent		53,218	66,282
Attributable to non-controlling interests		1,607	2,252

Earnings per share

	2023	2022
Profit for the year attributable to owners of the parent, in € thousand	62,386	56,046
Average number of shares outstanding	880,000	880,000

Earnings per share, in €	70.89	63.69

As in the previous year, there were no exercisable conversion or option rights at 31 Dec 2023. The diluted earnings per share correspond to the undiluted earnings per share (see Note 2).

Consolidated balance sheet of OeKB Group

Assets

€ thousand	Notes	31 Dec 2023	31 Dec 2022
Cash and cash equivalents	16	497,877	319,542
Loans and advances to banks *	17	21,918,340	21,134,262
Loans and advances to customers *	17	2,282,332	2,507,140
Other financial assets	18	2,606,100	2,532,053
Derivative financial instruments	19	463,801	772,045
Guarantees pursuant to § 1(2b) AFFG	19	7,117,500	6,198,441
Equity-accounted investments	20	73,592	68,070
Property, equipment, and intangible assets	21	24,789	25,709
Current tax assets		663	885
Deferred tax assets	25	46,539	40,175
Other assets		11,398	14,956

Balance sheet total		35,042,931	33,613,278

*	The prior-year figures were adapted in accordance with IAS 8 – see Note 1 for details.

Liabilities and equity

€ thousand	Notes	31 Dec 2023	31 Dec 2022
Payables to banks *	22	1,139,829	952,684
Payables to customers *	22	1,134,417	1,240,279
Debt securities issued	23	28,008,847	27,093,878
Derivative financial instruments	19	2,148,639	1,768,151
Provisions	24	129,647	119,246
Current tax liabilities		8,423	5,678
Other liabilities	26	51,718	46,338
EFS interest rate stabilisation provision	27	1,499,465	1,486,405
Equity attributable to owners of the parent		903,705	883,205
Attributable to non-controlling interests		18,241	17,415
Total equity	28	921,946	900,620

Balance sheet total		35,042,931	33,613,278

*	The prior-year figures were adapted in accordance with IAS 8 – see Note 1 for details.

Consolidated statement of changes in equity of OeKB Group

The amounts of subscribed share capital and capital reserves shown in the following tables are the same as those reported in the financial statements of Oesterreichische Kontrollbank Aktiengesellschaft.

More information on equity is provided in Note 28.

Consolidated statement of changes in equity 2023

€ thousand	Notes	Subscribed share capital	Capital reserves	Retained earnings	IAS 19 - Reserve	FVOCI - Reserve	Equity attributable to owners of the parent	Non- controlling interests	Total equity
As at 1 Jan 2023	28	130,000	3,347	746,466	(16,032)	19,425	883,207	17,415	900,620
Profit for the year		—	—	62,386	—	—	62,386	1,643	64,029
Other comprehensive income/ (expense)		—	—	—	(10,488)	1,320	(9,168)	(36)	(9,204)

Total comprehensive income		—	—	62,386	(10,488)	1,320	53,218	1,607	54,826
Dividend payments	28	—	—	(32,718)	—	—	(32,718)	(781)	(33,499)

As at 31 Dec 2023		130,000	3,347	776,134	(26,519)	20,744	903,706	18,241	921,946

Consolidated statement of changes in equity 2022

€ thousand	Notes	Subscribed share capital	Capital reserves	Retained earnings	IAS 19 - Reserve	FVOCI - Reserve	Equity attributable to owners of the parent	Non- controlling interests	Total equity
As at 1 Jan 2022	28	130,000	3,347	723,138	(30,111)	23,268	849,643	15,944	865,585
Profit for the year		—	—	56,046	—	—	56,046	2,183	58,229
Other comprehensive income/ (expense)		—	—	—	14,079	(3,843)	10,236	69	10,305

Total comprehensive income		—	—	56,046	14,079	(3,843)	66,282	2,252	68,534
Dividend payments	28	—	—	(32,718)	—	—	(32,718)	(781)	(33,499)

As at 31 Dec 2022		130,000	3,347	746,466	(16,032)	19,425	883,207	17,415	900,620

Consolidated statement of cash flows of OeKB Group

€ thousand	Notes	2023	2022
Profit before tax		80,872	70,786
Non-cash items included in profit, and adjustments to reconcile profit with cash flows from operating activities
Depreciation on property and equipment	21	3,452	3,128
Amortisation on intangible assets	21	1,944	1,692
Change in provisions	24	23,197	(29,498)
Change in loan loss provisions (ECL)	8	535	(1,525)
Change in the EFS interest rate stabilisation provision	27	13,061	245,256
Change in guarantees pursuant to § 1(2b) AFFG	19	(919,060)	(835,894)
Unrealised gains/losses from the measurement of other financial assets measured at fair value through profit or loss and not assigned to the EFS	9	644	9,469
Net gain or loss from the derecognition of loans and advances measured at amortised cost	10	3	34
Share of profit or loss of equity-accounted investments, net of tax	20	(11,137)	(5,062)
Unrealised gains/losses from foreign currency differences on financial instruments assigned to the EFS	9	372	96
Other non-cash items		(308,258)	457,322

Subtotal for non-cash adjustments		(1,114,374)	(84,196)
Change in operating assets and liabilities after adjustment for non-cash components
Proceeds from the redemption of
Loans and advances to banks *	17	23,045,872	12,731,971
Loans and advances to customers *	17	3,292,413	3,924,911
Payments for the purchase of
Loans and advances to banks *	17	(23,703,808)	(12,800,186)
Loans and advances to customers *	17	(3,061,071)	(4,718,951)
Proceeds from
Payables to banks *	22	5,342,458	11,960,913
Payables to customers *	22	2,291,710	3,087,771
Debt securities issued	23	40,810,967	41,847,089
Repayments from the redemption of
Payables to banks *	22	(5,156,406)	(12,101,496)
Payables to customers *	22	(2,397,579)	(2,789,469)
Debt securities issued	23	(39,279,300)	(42,234,754)
Lease liabilities	21	(391)	(2,099)
Other assets from operating activities		(2,584)	(2,097)

€ thousand	Notes	2023	2022
Other liabilities from operating activities		8,125	1,085
Interest received		921,272	277,529
Interest paid		(729,117)	(296,623)
Dividends received from investments in other unconsolidated companies		2,569	2,614
Dividends received from equity-accounted investments	20	5,200	10,500
Income tax paid		(12,993)	(12,444)

Net cash from operating activities		262,963	(1,197,933)

Proceeds from the redemption and disposal of
Other financial assets	18	379,364	1,724,844
Payments for the purchase of
Other financial assets - Other unconsolidated companies	18	—	—
Other financial assets	18	(426,584)	(1,413,683)
Property, equipment, and intangible assets	21	(3,907)	(5,276)

Net cash from investing activities		(51,128)	305,885

Dividend payments	28	(33,500)	(33,500)

Net cash from financing activities		(33,500)	(33,500)

*	The prior-year figures were adapted in accordance with IAS 8 – see Note 1 for details.

Consolidated statement of cash flows of OeKB Group

€ thousand	31 Dec 2023	31 Dec 2022
Cash and cash equivalents at beginning of period	319,542	1,245,090
Net cash from operating activities	262,963	(1,197,933)
Net cash from investing activities	(51,128)	305,885
Net cash from financing activities	(33,500)	(33,500)

Cash and cash equivalents at end of period	497,877	319,542

Further details on cash and cash equivalents and additional information on the change in the presentation of the cash flows are provided in Note 29 and Note 1.

Notes to the consolidated financial statements of OeKB Group

Note 1 General information

Oesterreichische Kontrollbank Aktiengesellschaft (OeKB) is a special-purpose bank with its registered office in 1010 Vienna, Am Hof 4, Austria, and was founded in 1946. OeKB is a public interest entity pursuant to § 189a 1 lit a UGB (Uniform Commercial Code).

OeKB Group comprises Oesterreichische Kontrollbank Aktiengesellschaft, Oesterreichische Entwicklungsbank AG (OeEB), OeKB CSD GmbH (OeKB CSD), Österreichische Hotel- und Tourismusbank Gesellschaft m.b.H. (OeHT), CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH (CCP.A), and OeKB EH Beteiligungs- und Management AG (Acredia Versicherung AG), see also Note 38 Scope of consolidation.

Because of the unique nature of the business model of OeKB Group, the operating principles and relevant legal regulations are explained in this section to allow a better understanding of these consolidated financial statements.

OeKB Group is a group of special-purpose banks that act as service providers for the export industry, capital market (incl. the energy market), and tourism economy.

The OeKB Group business model consists of

•	Export guarantees and guarantees by aval

•	Export financing and financing as a development bank of the Republic of Austria

•	Capital Market Services

•	Tourism promotion and financing.

Export guarantees/Guarantees by aval

In this business, OeKB acts as an agent in the name of and for the account of the Republic of Austria. OeKB is responsible here for the bank-specific handling of guarantee applications, the administrative and technical processing of the guarantee agreements, and for enforcing the rights of the Republic of Austria from guarantee claims. OeKB receives a processing commission for this off-balance-sheet business segment on the basis of an agency agreement.

Legal basis: Liability according to the Export Guarantees Act (AusfFG)

According to the AusfFG, the Federal Minister of Finance is authorised until 31 December 2027 to assume guarantees in the name of the Republic of Austria for the proper fulfilment of transactions by foreign counterparties and for the enforcement of the rights of export companies that directly or indirectly improve Austria’s current account. These transactions and rights relate to projects abroad – especially in the areas of environmental protection, waste disposal, and infrastructure – whose realisation by domestic or foreign companies is in Austria’s interests. According to § 7 AusfFG, the guarantee fee and all claims paid shall be collected by the agent of the federal government (OeKB) and credited regularly to an account of the federal government opened at the authorised agent of the federal government. Pursuant to § 8a AusfFG, OeKB will remain responsible for the processing of these guarantees (export guarantees/guarantees by aval) until the conclusion of a new agency contract.

OeKB is entitled to an adequate fee for the administration of these export guarantees (shown in fee and commission income from guarantee business, Note 7).

The tasks of the Austrian development bank are specified in § 9 AusfFG. Oesterreichische Entwicklungsbank AG has been commissioned to fulfil these responsibilities, and is obligated to follow the objectives and principles of Austria’s development policy as set forth in the Development Cooperation Act (EZA-G). OeEB’s business activities are also oriented towards the provisions of the EZA-G.

Bridging guarantees (§ 2[2]7 in conjunction with § 6a[2] ABBAG-G) for large enterprises

OeKB was handling the processing of bridging guarantees for large enterprises under the government’s € 19 billion corona aid fund as an agent of COVID-19-Finanzierungsagentur des Bundes GmbH (COFAG). The corona aid fund was part of the corona support measures enacted by the federal government to ensure the survival of Austrian businesses. The goal was to rapidly provide financing for Austrian companies suffering serious liquidity bottlenecks due to the corona crisis. The COFAG bridging guarantee was one of the measures that was being financed from the corona aid fund. It was issued for bullet loans extended by banks to companies to bridge their liquidity gaps. The guarantee from the Republic of Austria covered 90% of the loan amount. An appropriate fee is paid for the administration of these bridging guarantees (shown in fee and commission income from guarantee business, Note 7). It has been no longer possible to apply for new bridging guarantees since July 2022, meaning that this product is slowly phasing out.

Export Financing Scheme (EFV)

OeKB Group acts as a contractor to the Republic of Austria in significant business segments. The Republic of Austria also issues extensive guarantees for the protection of OeKB and its creditors. OeKB Group engages in no retail business and accepts no savings deposits. As an agent of the Republic of Austria, it provides refinancing to banks and financial institutions at attractive terms, and these institutions then extend this financing to their customers as export loans (delivery, purchase, and investment financing and export acceptance credit, financing of export induced domestic investments, and financing of lease arrangements of domestic exporters).

The majority of the loans and advances to banks and customers in the EFS feature a guarantee from the Republic of Austria pursuant to the AusfFG. Because of this, OeKB Group is not exposed to significant credit risk, and only minor loan loss provisions need to be formed in connection with the EFS. Because of these guarantees, the claims are subject to uniform conditions depending on the time at which the refinancing agreements were concluded. These uniform refinancing interest rates, which are published on the OeKB website, are derived from the OeKB’s credit spreads. The credit spreads of OeKB are in turn dependent on the credit spreads of the Republic of Austria due to the creditor guarantee pursuant to § 1(2a) AFFG. The Export Financing Guarantees Act also permits export financing based on other guarantees and insurance policies.

In order to assist Austrian companies in overcoming the COVID-19 crisis, operating financing was extended to exporters in collaboration with the BMF in the form of special Kontrollbank refinancing facilities. The original budget that was allocated in the amount of € 2 billion was increased to € 3 billion due to the high demand. This assistance programme is currently expiring. The income generated in this context is recognised in net interest income (Note 6).

The Ukraine war is creating a challenging situation for Austrian companies. To support the Austrian exporters that are being impacted by this armed conflict, OeKB is offering additional credit facilities (framework € 1 billion) in the form of the supplementary Kontrollbank refinancing facility (short-term working-capital loans) at the behest of the BMF. These financing facilities are currently limited to a term of no more than 2 years.

Aside from this scheme, OeKB Group only engages in significant lending activities in connection with tourism financing and as development bank and thus only generates significant interest income in these business segments. This means that the income of OeKB Group aside from the income generated by proprietary investments results primarily from fees and commissions for the services rendered to customers and clients.

The majority of the refinancing needed for the Export Financing Scheme is raised on the international money and capital markets, where OeKB is a respected and established issuer thanks to the guarantees provided by the federal government. Exchange rate risks exist for the most part only in connection with these long- and short-term debt securities issued. The risks are largely secured by the exchange rate guarantees of the Republic of Austria pursuant to § 1(2b) AFFG on an individual transaction basis. This means that OeKB Group bears no significant exchange rate risk from the EFS. The calculation and settlement of these exchange rate positions is conducted in agreement with the Federal Ministry of Finance (BMF) for each individual transaction. The foreign currency strategy is implemented in coordination with the BMF as part of an ongoing portfolio strategy. In some cases, the transactions are refinanced in the same currency and the exchange rates that apply to maturing liabilities are immediately applied to newly issued debt. Because of the importance and relevance of this receivable for all parties, it is being reported in a separate item (guarantees pursuant to § 1 [2b] AFFG).

Legal basis: Federal law on the financing of transactions and rights (Export Financing Guarantees Act – AFFG)

Pursuant to § 1 AFFG, the Federal Minister of Finance is authorised until 31 December 2028 to issue guarantees in the name of the Republic of Austria for credit operations (bonds, loans, lines of credit, and other obligations) conducted by the authorised agent of the federal government pursuant to § 5(1) AusfFG (OeKB).

The guarantees are issued:

•	to the benefit of the creditor of the agent authorised by the federal government (OeKB) for the fulfilment of its obligations under credit operations (§ 1[2a] AFFG);

•

to the benefit of the authorised agent of the federal government (OeKB) to guarantee a specific exchange rate between the euro and another currency (exchange rate risk) for the fulfilment of obligations under credit operations for the period of time during which the proceeds from the credit operation are used for financing in euros (§ 1[2b] AFFG).

The fee provisions for the issue of guarantees by the Republic of Austria pursuant to the AFFG specify a (minimum) guarantee fee that depends on the volume of the outstanding borrowings in the Export Financing Scheme.

The EFS interest rate stabilisation provision is based on the specific purpose of and risks associated with the Export Financing Scheme, which is maintained as a separate accounting entity under the authorisation as an agent of the federal government under the AFFG (see § 1[1] AFFG in conjunction with § 5[1] AusfFG). It contains the surpluses from charged interest (interest income) and the net gains or losses from the measurement of the financial instruments in the EFS at fair value (net gain or loss on financial instruments measured at fair value through profit or loss). OeKB was commissioned by the Federal Ministry of Finance in 1968 to collect proceeds generated under the EFS in a separate account and to use them solely for financing the EFS as needed. This was implemented through the formation of the EFS interest rate stabilisation provision and through the annual resolutions of OeKB’s Supervisory Board. The proceeds generated under the EFS cannot be accessed by the owners now or in future and may only be used by management for the purposes of the EFS. This provision reflects the fact that the proceeds from the EFS do not accrue to OeKB but are instead to be kept in the EFS for the covering of risks (including in relation to the obligation to continue operating in the event that the agency agreement pursuant to § 8a AusfFG is terminated). The federal tax office for corporations in Vienna has acknowledged the EFS interest rate stabilisation provision as a deductible debt item in so far as it is used for decreasing the effective refinancing interest rate for the EFS.

In coordination with the Federal Ministry of Finance, OeKB has decided to report the EFS interest rate stabilisation provision separately due to its specific nature (see Note 27).

Services for the capital market and energy market

OeKB Group offers a wide range of services for the Austrian capital market. These include the office for the issue of government bonds of the Republic of Austria through auction, the payment and calculation office for government bonds of the Republic of Austria, the notification office pursuant to the KMG, OAM Issuer Info (storage medium for securities exchange information), ISIN code assignment, and financial data service - the collection and sale of master, schedule, and price data for financial instruments, fund services (platform for data exchange), and a LEI service partnership. As part of the business activities of OeKB CSD, central depository services are offered pursuant to the EU CSD Regulation (Regulation [EU] No 909/2014). These services include the acceptance of securities from issuers for safekeeping and administration, the execution of booking orders to settle securities transactions, and the handling of payments from issuers to satisfy the claims evidenced in the securities.

Related to the core competencies in the capital market, services are also provided for the Austrian energy market. This segment includes financial clearing and risk management services for the settlement agents in the Austrian gas and electricity market. OeKB is also active as a general clearing member on European Commodity Clearing AG (ECC), and in this capacity handles collateral management and financial processing for non-clearing members.

Services as development bank

OeEB works on behalf of the Federal Ministry of Finance to improve living conditions for people in developing and emerging countries. The legal basis for these activities is largely defined in the Export Guarantees Act (see also Legal basis: Liability according to the Export Guarantees Act [AusfFG]). As a public agent, OeEB provides financing at near-market terms but can assume a higher degree of economic risk than commercial banks thanks to comprehensive guarantees from the Republic of Austria. OeEB acquires stakes in companies in developing and emerging countries on a fiduciary basis using federal funds and reinforces the resulting development policy effects with flanking measures. In the field of business advisory services, OeEB provides special financing to strengthen the development policy effects, in particular to lay the groundwork for and accompany equity investments with federal funds and investment financing from OeEB.

Services for the tourism financing and promotion services

OeHT acts as a tourism and leisure economy agency that is an Austrian funding entity and a bank. The funding awarded by OeHT is provided by public authorities. The core task of OeHT is financing investment projects by SMEs in the Austrian tourism and leisure industry. The unique feature of financing through OeHT is the federal promotion measures that are part of every offered financing product. It handles the tourism promotion operations of the federal government on behalf of the Federal Ministry for Labour and Economy. These promotion measures can take the form of guarantees, cash contributions, or subsidised interest rates. OeHT is a partner institution of the European Investment Bank (EIB), which is headquartered in Luxembourg. As part of the ERDF (European Regional Development Fund), OeHT acts as the intermediary for several provinces in connection with the award of subsidised loans for tourism promotion projects. Since the onset of the COVID-19 crisis in 2020, OeHT has also been administering the Austrian promotion programmes for tourism, restaurants, and leisure companies. An appropriate fee is paid for the administration of these promotion programmes (shown in fee and commission income from guarantee business, Note 7 or other operating income, Note 13).

Service OeKB > ESG Data Hub

OeKB has offered the ESG Data Hub for companies and banks. With this, OeKB is striving to support both target groups, which are being increasingly confronted with new regulatory challenges in the context of sustainability data. To this end, relevant sustainability data that is adapted to regulatory requirements is collected from companies by means of structured, tailored questionnaires and then processed. This provides registered companies insights into their own ESG strengths and weaknesses. Participating companies can also authorise banks to access necessary ESG data. The companies provide participating banks with prepared data for the lending process in electronic form. The income generated in this context is recognised in other operating income.

Accounting principles

The consolidated financial statements of OeKB Group were prepared in accordance with the International Financial Reporting Standards (IFRS) as adopted by the European Union on the basis of IAS Regulation (EC) No 1606/2002. The requirements of § 59a BWG and § 245a UGB were met.

The Executive Board of OeKB is responsible for preparing the consolidated financial statements and group management report, which was signed by the Executive Board on 8 March 2024. These were acknowledged by the Supervisory Board of OeKB based on the Audit Committee’s recommendation.

Details about the recognition and measurement principles of OeKB Group (aside from the explanations in chapter Export Financing Scheme), including the changes made to these during the year, can be found in Note 2.

The reporting currency and functional currency of these consolidated financial statements and of OeKB Group is the euro. All amounts are indicated in thousands of euros unless specified otherwise. The tables may contain rounding differences.

In preparing its consolidated financial statements, OeKB Group orients itself towards the most important characteristics of the business model and towards the presentations of its peer organisations and the proposals of major, internationally active financial auditors on the preparation of consolidated financial statements for banks according to IFRS, which makes the consolidated financial statements easier for investors to compare.

Reclassification of loans and advances to banks and payables to banks to loans and advances to customers and payables to customers

In the prior year, collateral of a central clearing partner for derivative financial instruments in the amount of € 0.6 billion was recognised under loans and advances to banks. Following the analysis of this business partner, it was determined that this entity is not a bank. The error in the comparison values for the prior year was corrected and the claim was recognised under loans and advances to customers. Collateral obligations with this partner in the amount of € 0.1 billion were also reclassified from payables to banks to payables to customers. The comparison figures from the previous year were adjusted accordingly in the corresponding notes.

€ thousand	31 Dec 2022 as reported	1 Jan 2023 adjusted	Change
Loans and advances to banks	21,752,034	21,134,263	(617,771)
Loans and advances to customers	1,889,368	2,507,139	617,771
Payables to banks	1,063,065	952,684	(110,381)
Payables to customers	1,129,898	1,240,279	110,381

€ thousand	31 Dec 2021 as reported	1 Jan 2022 adjusted	Change
Loans and advances to banks	21,285,804	21,159,754	(126,050)
Loans and advances to customers	1,706,431	1,832,482	126,050
Payables to banks	1,091,550	1,056,090	(35,459)
Payables to customers	941,966	977,426	35,459

Because of the reclassification of these loans and advances and payables, the inflows and outflows were also adapted in the depiction of the cash flows as shown in the following table.

€ thousand	31 Dec 2022 as reported	31 Dec 2022 adjusted	Change
Proceeds from the redemption of
Loans and advances to banks	14,446,165	12,731,971	(1,714,195)
Loans and advances to customers	2,210,716	3,924,911	1,714,195
Payments for the purchase of			—
Loans and advances to banks	(15,132,153)	(12,800,186)	2,331,967
Loans and advances to customers	(2,386,984)	(4,718,951)	(2,331,967)
Proceeds from			—
Payables to banks	12,621,111	11,960,913	(660,197)
Payables to customers	2,427,574	3,087,771	660,197
Repayments from the redemption of			—
Payables to banks	(12,651,313)	(12,101,496)	549,817
Payables to customers	(2,239,653)	(2,789,469)	(549,817)

The correction of the error had no impacts on the consolidated statement of comprehensive income for the prior year.

Uncertainty in judgements and assumptions

The preparation of consolidated financial statements in accordance with the IFRS requires the Executive Board to make judgements and assumptions about future developments that can have an impact on the reported value of assets and liabilities, the disclosure of other obligations at the balance sheet date, and the reporting of earnings and expenses during the financial year.

Areas where this is necessary are:

•

The assessment of the business model in which the assets are held and the assessment of whether the contractual terms of the financial asset solely represent capital payments and interest on the outstanding principal. Note 2

•	The parameters that are used for fair value measurement are based in part on forward-looking assumptions that may fluctuate. Note 3

•	Specifying the term of a lease: determining whether the ability to exercise termination options is sufficiently assured. Note 21

•

The assessment of whether the credit risk of the financial asset has increased significantly since the first-time recognition and inclusion of forward-looking information for the determination of the expected credit loss as used to identify the impairment of financial assets. The determination of the LGD (loss given default) and the PD (probability of default) in the calculation of the impairment. Note 37

•

Assumptions are made about the discount rate, retirement age, life expectancy, staff turnover, and future remuneration growth for the measurement of the existing pension and termination benefit obligations. Note 24

•	The recognised amount of deferred tax assets is based on the assumption that sufficient taxable revenue will be generated in future. Note 25

•	Assessment are made regularly as to whether obligations that are not reported on the balance sheet arising from guarantees and other commitments must be reported on the balance sheet. Note 33

The estimates and assumptions upon which they are based are assessed on a regular basis and conform with the respective standards. The estimates are based on past experience and other factors such as plans, expectations as at the reporting date, and projections of future events. The actual results can deviate from the assumptions and estimates when the actual conditions develop differently than was expected on the reporting date. Changes are taken into account as they occur.

Note 2 Accounting and measurement principles

New standards and amendments to be applied for the first time in 2023

With regards to new or amended standards and interpretations, only those that are relevant for the business activities of OeKB Group are listed with explanations.

Standards and amendments to be applied for the first time in 2023		First-time application
IFRS 17	Insurance Contracts (incl. the changes from Jun 2020 and Dec 2021)	1 Jan 2023
Amendments to IAS 1 and IFRS Practice Statement 2	Explanation of Accounting and Measurement Principles	1 Jan 2023
Amendments to IAS 12	Deferred taxes relating to assets and liabilities from a single transaction	1 Jan 2023
Amendments to IAS 12	International tax reform – pillar two model rules	1 Jan 2023
Amendments to IAS 8	Definition of accounting estimates	1 Jan 2023

IFRS 17 – Insurance Contracts (including the changes from June 2020 and December 2021)

The new standard sets out the principles for the recognition, measurement, presentation and disclosure of insurance contracts and replaces the standard IFRS 4 Insurance Contracts.

IFRS 17 describes a general model that was modified for insurance contracts with direct participation features (the “variable fee approach”). When certain criteria are fulfilled, the general model is simplified by measuring the liabilities for the remaining insurance cover according to the “premium allocation approach”.

The general model uses current assumptions to estimate the amount, timing, and uncertainty of future cash flows and makes an explicit measurement of the costs of this uncertainty. In this, it takes into account market interest rates and the effect of options and guarantees of the policyholder.

This standard is being applied for the first time in OeKB EH Beteiligungs- und Management AG, Vienna, a company in which OeKB Group holds 51% of the shares and which OeKB Group recognises according to the equity method in its consolidated financial statements. The effects of the first-time application are explained in the Notes under “Composition of the net profit or loss of equity-accounted investments”.

Amendments to IAS 1 and IFRS Practice Statement 2 – Disclosure of accounting policies

The amendments change requirements in IAS 1 relating to the disclosure of accounting policies. The amendment replaces all instances where the term “significant accounting policies” is used with “material accounting policy information”. Accounting policy information is material when it, together with other information contained in the company’s financial statements, can reasonably be expected to influence decisions made by the primary addressees of IFRS financial statements on the basis of these financial statements.

It is also clarified that accounting policy information relating to immaterial transactions, other events, or other conditions is immaterial and thus does not have to be disclosed. Accounting policy information may be material because of the nature of the transactions, other events, or other conditions, even if the related amounts are immaterial. However, not all accounting policy information that relates to material transactions, other events, or other conditions is in itself material.

The IASB has also developed guidelines and examples to explain the four-step materiality process that is contained in IFRS Practice Statement 2.

The amendments had no effects on the consolidated financial statements.

Amendments to IAS 12 – Deferred taxes relating to assets and liabilities from a single transaction

The amendments further restrict the scope of the initial recognition exemption for deferred taxes. In accordance with this, a company does not apply the exemption to transactions that simultaneously give rise to taxable and deductible temporary differences of the same amount.

Depending on the applicable tax law, equal taxable and deductible temporary differences may arise during the initial recognition of an asset and a liability in a transaction that is not a business combination and that does not affect the accounting profit or taxable profit. This can be the case, for example, in the recognition of a lease liability and the corresponding right of use during the application of IFRS 16 Leases at the beginning of a lease arrangement.

According to the amendments, a company is now required to recognise the corresponding deferred tax assets and liabilities, with the recognition of a deferred tax claim being subject to the recoverability criteria in IAS 12 Income taxes.

The amendments had no material effects on the consolidated financial statements.

Amendments to IAS 12 – International tax reform – pillar two model rules

The amendments introduce a temporary exception for the recognition of deferred taxes in IAS 12, removing the recognition of deferred taxes due to the state of the supplementary taxes under the pillar two minimum tax rules from the scope of the standard. Additional disclosures are also required in the notes that depend on the status of implementation of the minimum tax rules in the respective national tax laws.

Due to the amendments, a group must disclose that it has applied the exception and must report the actual tax expenses (income) relating to the income taxes under the pillar two rules separately. OeKB Group applied this exception (see also Note 14).

Amendments to IAS 8 – Definition of accounting estimates

Previously, IAS 8 only contained a definition of a change in accounting estimates, but not a definition of an accounting estimate itself. According to the new definition, accounting estimates are monetary amounts in financial statements that are subject to measurement uncertainty.

The previous definition of a change in accounting estimates was eliminated. However, the IASB maintained the concept of changes in accounting estimates in the standard with the following clarifications:

•	A change in an accounting estimate that results from new information or new developments is not the correction of an error.

•

The effects of a change in an accounting estimate resulting from a change in an input or a measurement technique used to develop an accounting estimate are changes in accounting estimates if they do not result from the correction of prior period errors.

The amendments had no material effects on the consolidated financial statements.

New standards and interpretations that are not yet being applied

A number of new standards and amendments to standards that were adopted by the EU are to be applied in the first financial year beginning after 31 December 2023, though earlier application is possible.

The amendments published by the International Accounting Standards Board (IASB) on 22 September 2022 pertain to the recognition of lease liabilities from sale and leaseback transactions. According to this, a seller-lessee must subsequently measure lease liabilities arising from a leaseback in a way that it does not recognise any amount of the gain or loss that relates to the right of use it retains. The standard was also expanded with application examples for the subsequent measurement of variable lease liabilities from sale and leaseback transactions.

The amendments are to be applied for financial years beginning on or after 1 January 2024 at the latest.

The new or amended standards are not expected to have a material impact on the consolidated financial statements.

Amended standards and interpretations		Effective date
Amendments to IFRS 16	Lease liability in a sale and leaseback transaction	1 Jan 2024
Amendments to IFRS 10 and IAS 28	Sale or deposit of assets between an investor and an associated company or joint venture	1 Jan 2024*
Amendments to IAS 1	Classification of debt with covenants as current or non-current	1 Jan 2024*
Amendments to IAS 21	Effects of exchange rate fluctuations	1 Jan 2025*

*	Has not yet been adopted by the EU.

Material recognition and measurement principles

OeKB Group consistently applied the following accounting methods to all periods shown in these consolidated financial statements unless indicated otherwise.

A. Consolidation principles

•	Business combinations

In the case of business combinations as defined in IFRS 3, all identifiable tangible and intangible assets, liabilities, and contingent liabilities of the subsidiary are remeasured at the time of the acquisition for capital consolidation. The acquisition costs are settled with the proportionate share of the net assets at the time of the transfer of control. Non-controlling interests are calculated on the basis of the assets and liabilities measured at fair value.

•	Subsidiaries

Subsidiaries are companies controlled by OeKB. OeKB controls a company when it is subject to fluctuating returns from the company and has a right to returns from the company, and when it has the ability to influence these returns by means of the control that it exercises over the company. The assets, liabilities and equity, and income of subsidiaries are included in the consolidated financial statements from the point in time at which control begins and until the point in time at which control ends.

•	Non-controlling interests

Non-controlling interests are measured at the proportionate value of the identifiable net assets of the acquired company at the time of acquisition. Changes in a share held by the Group in a subsidiary that do not lead to a loss of control are recognised as equity transactions.

•	Loss of control

If OeKB loses control over a subsidiary, it moves the assets and liabilities of the subsidiary and all associated non-controlling interests and other components out of equity. Any profit or loss is recognised in the income statement. Every retained share in the former subsidiary is measured at fair value at the time that control is lost.

•	Equity-accounted investments

Equity-accounted investments consist of shares in joint ventures. A joint venture is a company over which OeKB Group exercises joint control through an agreement. These are recognised according to the equity method, and are initially measured at the acquisition costs including transaction costs. After initial recognition, the consolidated financial statements contain the share in the overall net gain or loss of the equity-accounted investments up to the point in time at which the significant influence or joint control ends. The relevant share of the total comprehensive income is recognised in the income statement in the item share of profit or loss of equity-accounted investments. Dividends received are recognised as a reduction of the net book value measured according to the equity method (asset swap). Based on internal and external findings, the need for any impairment charges will be evaluated annually. If need for impairment charges is determined, the asset will be written down to the impaired value. The value in use is determined on the basis of planning projections according to recognised methods.

•	Transactions eliminated during consolidation

Internal loans and advances and liabilities and all recognised income and expenses from internal transactions within the Group are eliminated during the preparation of the consolidated financial statements. In the periods presented, there were not any intercompany profits in OeKB Group that required elimination. Unrealised gains from transactions with equity-accounted investments are written off against the Group’s share in the company in question. Unrealised losses are eliminated in the same manner as unrealised gains, but only if there is no evidence of impairment.

B. Foreign currency translations

Foreign currency transactions are first translated into the functional currency by OeKB Group using the valid exchange rate on the date of the transaction.

Monetary assets and debts denominated in a foreign currency on the reporting date are translated into the functional currency at the reference exchange rates published by the European Central Bank for the reporting date.

Indicative exchange rates as at 31 December 2023

Mid rate	Currency	Mid rate	Currency	Mid rate	Currency	Mid rate	Currency
1.6263	AUD	0.8691	GBP	1.7504	NZD	1.1050	USD
1.4642	CAD	8.6314	HKD	4.3395	PLN	20.3477	ZAR
0.9260	CHF	382.8000	HUF	4.9756	RON
7.8509	CNY	156.3300	JPY	11.0960	SEK
24.7240	CZK	11.2405	NOK	32.6531	TRY

Indicative exchange rates as at 31 December 2022

Mid rate	Currency	Mid rate	Currency	Mid rate	Currency	Mid rate	Currency
1.5693	AUD	0.8869	GBP	10.5138	NOK	19.9649	TRY
1.4440	CAD	8.3163	HKD	1.6798	NZD	1.0666	USD
0.9847	CHF	7.5365	HRK	4.6808	PLN	18.0986	ZAR
7.3582	CNY	400.8700	HUF	4.9495	RON
24.1160	CZK	140.6600	JPY	11.1218	SEK

Non-monetary assets and debts that are measured at fair value in a foreign currency are translated at the rate valid on the date that the fair value is determined. Non-monetary items measured at the acquisition costs or production in a foreign currency are translated at the exchange rate on the date of the transaction.

Currency translation differences are recognised in the profit or loss for the period.

C. Net interest income

•	Effective interest method

Interest income and interest expenses of financial instruments measured at amortised cost are recognised through profit or loss using the effective interest method. The effective interest rate is calculated on the basis of the estimated future cash flows (incl. transaction costs) over the expected term of a financial asset or financial liability. When calculating the effective interest rate for financial assets that were not impaired at the time of acquisition, OeKB Group estimates the future cash flows taking all contractual provisions of the financial instrument but not expected credit losses (credit risks) into account. For financial assets that were impaired at the time of acquisition, a credit-adjusted effective interest rate is calculated using estimated future cash flows including expected credit losses (credit risks).

The calculation of the effective interest rate includes the transaction costs and the paid or received fees, which are an integral part of the effective interest rate. The transaction costs include additional costs that are directly related to the purchase or issue of a financial asset or financial liability.

•	Amortised cost

The amortised cost of a financial asset or financial liability is the amount at which the financial asset or financial liability was measured upon initial recognition less repayments and plus or less the accumulated amortisation using the effective interest method, adjusted for any credit risk provisions. The gross book value of a financial asset is the amortised cost of the financial asset before adjustment for credit risk provisions.

•	Calculation of the interest income and expenses calculated using the effective interest method

In this case, the effective interest rate is applied to the gross book value of the asset (when the asset is not impaired) or to the amortised cost of the debt.

For financial assets whose credit rating was not impaired upon initial recognition but is impaired on the reporting date (level 3), the interest income is calculated using the effective interest rate based on the amortised cost (= net basis). If the credit rating of the asset is no longer impaired, the interest income is again calculated using the gross basis.

For financial assets already impaired at the time of acquisition, the interest income is calculated by applying the credit-adjusted effective interest rate to the amortised cost of the asset. The calculation of the interest income does not revert to the gross basis, even when the credit risk of the asset improves. See Note 37 for information about when the credit rating of assets is impaired.

•	Presentation on the income statement

The interest income and expenses for financial assets and financial liabilities calculated using the effective interest method are shown on the income statement under “Interest income and expenses calculated using the effective interest method”.

The other interest income and expenses shown on the income statement include interest from financial assets and financial liabilities designated at fair value (FV option) and those that must be measured at fair value through profit or loss (FVTPL). The other interest income also includes reduction in expense from other negative interest, and the other interest expenses reduction in income from other negative interest.

•	Charged interest and the EFS interest rate stabilisation provision

If interest charged under EFS leads to surpluses, these are transferred to the EFS interest rate stabilisation provision according to the resolutions of the governing bodies of OeKB (allocation to the EFS interest rate stabilisation provision). Measures taken to reduce the effective refinancing rate in the scheme are charged against the EFS interest rate stabilisation provision (use of the interest rate stabilisation provision). Corresponding to the income of the EFS, the interest allocation and use through the EFS interest rate stabilisation provision is recognised in the items Interest income calculated using the effective interest method and other interest income (see Note 6 and Note 27).

•	Guarantee pursuant to § 1(2) AFFG

The guarantees pursuant to § 1(2) AFFG are directly related to the debt securities issued by OeKB. The expenses are calculated for each guarantee and period and recognised under interest expenses calculated using the effective interest method. If the FV option is applied to guaranteed financial liabilities, the guarantee fees are calculated for the period in question and reported in the item other interest expenses.

D. Net fee and commission income

Fee and commission income and expenses, which are an integral part of the effective interest rate of a financial asset or financial liability, are included in the effective interest rate and are thus presented in the interest income. If a loan commitment is not expected to result in the payout of a loan, the associated loan commitment fee is recognised through profit or loss.

Fee and commission income is recognised in the period in which the associated service is rendered.

Fee and commission expenses are recognised as an expense when the service is received.

The guarantee fees paid from the development bank to the Republic of Austria pursuant to § 9 AusfFG are related to the individual financial assets and are reported under the fee and commission expenses (see Note 7).

E. Current income from investments in other unconsolidated companies

Dividend income is recognised at the time of the decision to pay the dividend (see Note 11).

F. Net gain or loss on financial instruments measured at fair value (FV option) in the income statement (FVTPL)

The net gain or loss on financial instruments pertains to

•	derivative financial instruments and guarantees pursuant to § 1(2b) AFFG that are held for hedging purposes,

•	financial assets that must be measured at FVTPL, and

•	financial assets and financial liabilities to which the FV option has been applied.

This item contains the changes in the fair value and all currency translation differences (see Note 9).

G. Income taxes

The tax expenses consist of actual and deferred taxes. Actual taxes and deferred taxes are recognised on the income statement unless they are related to a business combination or to an item recognised directly in equity or in other comprehensive income.

Interest and penalties on income taxes, including on uncertain tax positions, are recognised according to IAS 37.

•

Actual taxes pertain to the expected tax obligation or tax receivable on the taxable income for the financial year or to the tax loss, both based on the tax rates that apply on the reporting date or that will soon apply, plus all changes to the tax obligations for prior years. The amount of the expected tax obligation or tax receivable represents the best estimate taking tax uncertainties into account, if any apply. Actual tax obligations also include all tax obligations resulting from resolutions to disburse dividends. Actual tax assets and obligations are only offset according to the provisions of IAS 12.71 ff.

•

Deferred taxes recognised for temporary differences between the book values of the assets and debts for group accounting purposes and the amounts used for tax purposes. Deferred taxes are not recognised for

•

temporary differences arising during the initial recognition of assets or liabilities from transactions not involving business combinations and that have no impact on the earnings before taxes or the taxable income;

•

temporary differences related to shares in subsidiaries, associated companies, and joint ventures, provided that OeKB Group is in a position to control the timing of the elimination of the temporary differences and it is probable that these will not be eliminated in the foreseeable future;

•	taxable temporary differences arising during the initial recognition of goodwill.

There are no deferred tax assets for as of yet unused tax losses.

Unrecognised deferred tax assets are re-evaluated on every reporting date and are recognised to the extent that it is probable that future taxable income will permit the realisation of these deferred tax assets.

Deferred taxes are measured on the basis of the tax rates that are expected to apply to temporary differences once they are reversed, using the tax rates that apply or are announced on the reporting date.

The measurement of deferred taxes reflects the tax consequences expected by OeKB Group based on the manner of the realisation of the net book values of the assets and the repayment of the debts at the reporting date.

Deferred tax assets and deferred tax obligations are offset when the requirements for this according to IAS 12.74 ff are met.

H. Financial assets and financial liabilities

H1 – Initial recognition

OeKB Group recognises the cash and cash equivalents, loans and advances to banks and loans and advances to customers, payables to banks and payables to customers, and debt securities issued for the first time upon their origination. All other financial instruments (including the purchase of financial assets) are initially recognised on the trade date, i.e. on the date on which OeKB Group becomes a contractual party to the instrument. Financial assets and financial liabilities are initially recognised at their fair value. If an instrument must be measured at amortised cost, it is initially recognised at the fair value plus transaction costs.

The current income from the financial assets measured at amortised cost is recognised under interest income calculated using the effective interest method. All other current income (except for current income from investments in other unconsolidated companies) is recognised under other interest income. If losses are incurred from negative interest, these are recognised under reduction in expense from negative interest calculated using the effective interest method and reduction in expense from other negative interest in interest expenses. OeKB Group holds no financial assets for trading purposes as in the prior year.

The current expenses from the financial liabilities measured at amortised cost are recognised under interest expenses calculated using the effective interest method. All other current expenses are recognised under other interest expenses. If budget underruns are incurred from negative interest, these are recognised under reduction in income from negative interest calculated using the effective interest method and reduction in income from other negative interest in interest income.

H2 – Classification of financial assets

Upon initial recognition, a financial asset is recognised at amortised cost (AC), at fair value through other comprehensive income (FVOCI), or at fair value through profit or loss (FVTPL). This classification is made on the basis of

•	the business model of OeKB Group for managing financial assets and

•	the characteristics of the contractual cash flows of the financial asset.

A financial asset must be measured at amortised cost when the following conditions are met:

•	The financial asset is held under a business model with the objective of holding these assets to receive the contractual cash flows, and

•	The contractual provisions of the asset lead to cash flows at set times and that solely represent the repayment of and interest payments on the outstanding principal.

A financial asset is measured at FVOCI when the following conditions are met:

•	The financial asset is held under a business model with the objective of receiving the contractual cash flows as well as of selling the assets, and

•	The contractual provisions of the asset lead to cash flows at set times and that solely represent the repayment of and interest payments on the outstanding principal.

AC and FVOCI financial assets are initially recognised at their fair value, taking transaction costs into account.

A financial asset that is neither measured at AC nor at FVOCI must be measured at fair value through profit or loss (FVTPL).

Equity instruments must generally be measured at fair value through profit or loss. Equity instruments not held for trading purposes may also be measured at fair value through other comprehensive income. OeKB Group elected to exercise this option for all of the equity instruments it holds because they are strategic, long-term investments in other unconsolidated companies. All changes in the fair value of these equity instruments are recognised in other comprehensive income, and these cumulatively recognised value changes cannot be recycled to the income statement. Only dividend income from these equity instruments is recognised on the income statement in the item income from investments in other unconsolidated companies.

A financial asset can be irrevocably designated as measured at fair value through profit or loss (FV option) upon initial recognition when this eliminates or significantly reduces an accounting mismatch. The affected balance sheet items can be found in Note 15.

Business model

OeKB Group assesses the objective of a business model under which an asset is held at the portfolio level on the basis of the manner in which the instrument is managed and how information is reported to management.

The information that is taken into account includes:

•

The specified strategy and objectives for the portfolio. Especially whether the strategy aims to generate interest income, maintain a certain interest rate profile, adapt the duration of the financial assets to the term of the associated financial liabilities, or to realise the cash flows through the sale of the assets;

•	How the performance of the portfolio is assessed and reported to management;

•	The risks that influence the net gain or loss of the business model and how these risks are managed;

•	Whether the management remuneration is based on the change in the fair value of the managed assets or the received cash flows; and

•

The frequency, volume, and timing of sales in previous periods and the reasons for such sales and the expectations for future selling activity. Information about selling activity is not considered in isolation, however, but as part of an overall assessment of how the express goal of OeKB Group is achieved and how the cash flows are realised.

Assessment as to whether contractual cash flows consist solely of principal and interest payments

For the purposes of this assessment, the principal is defined as the fair value of the financial asset upon initial recognition. Interest is defined as consideration for the fair value of the money and for the credit risk relating to the outstanding principal sum over a specific period of time and for other fundamental credit risks and costs (such as liquidity risk and administrative costs) plus the profit margin.

In assessing whether the contractual cash flows consist solely of repayment and interest, OeKB Group takes all contractual provisions of the instrument into account. This includes an assessment of whether the financial asset includes contractual provisions that could change the timing or amount of the agreed cash flows in such a manner that they no longer meet this requirement.

Reclassification

Financial assets are not reclassified after their initial recognition except during the period after OeKB Group changed its business model for the management of financial assets. No reclassifications took place during the current or prior year.

Classification of financial liabilities

Upon initial recognition, financial liabilities are generally classified as at amortised cost, except for financial guarantees and loan commitments.

A financial liability can be irrevocably designated as measured at fair value through profit or loss (FV option) upon initial recognition when this eliminates or significantly reduces an accounting mismatch. For the liabilities measured at fair value, IFRS 9 stipulates that the part of the measurement that pertains to the own credit risk must be recognised in other comprehensive income. Because all results from the fair value measurement of financial instruments that fall under the Export Financing Scheme are reconciled under EFS interest rate stabilisation provision, this approach would lead to an accounting mismatch. For this reason, the exception allowed under IFRS 9.5.7.7 and IFRS 9.5.7.8 is used and the entire result from fair value measurement is still recognised through profit or loss on the income statement.

Derecognition of a financial asset

OeKB Group derecognises a financial asset when its contractual entitlement to the cash flows from the financial asset expires, or when it transfers the rights to receive the contractual cash flows into a transaction under which all risks and opportunities associated with the ownership of the financial asset are materially transferred.

When derecognising a financial asset, the difference between the net book value of the asset and the amount of received consideration (including a newly acquired asset less a new liability) plus any accumulated profit or loss, if such is recognised in OCI, is recognised on the income statement.

Any accumulated profit or loss that is recognised in OCI for equity instruments designated at FVOCI (investments in other unconsolidated companies) is not recognised on the income statement when such instruments are derecognised.

All rights and obligations arising from or retained for each share of transferred financial assets that qualifies for derecognition will be recognised as a separate asset or liability upon this transfer.

OeKB Group conducts transactions under which assets are transferred but all material risks and opportunities of the transferred assets remain with OeKB Group (such as repurchase transactions). In these cases, the transferred assets are not derecognised.

Derecognition of a financial liability

OeKB Group derecognises a financial liability when its contractual obligations have been fulfilled or waived or have expired.

Modification of financial assets

Modifications are adaptations to originally agreed contract terms. The effects of these adaptations are evaluated at the quantitative and qualitative level by OeKB Group. When the contractual terms of a financial asset are changed, OeKB Group assesses whether the cash flows of the modified asset differ quantitatively. If the difference is material, the original financial asset is derecognised and a new financial asset is recognised at fair value. OeKB Group primarily uses a present value comparison between the original and changed cash flow on the basis of the effective interest rate to assess the quantitative materiality. Similarly to the modification of financial liabilities, a deviation of more than 10% in this comparison qualifies the modification as material. Qualitative criteria are also taken into account in assessing the materiality of a modification, with materiality being assessed based on the object of the change. This includes currency changes, debtor changes, and contractual amendments that lead to a change in the SPPI criterion.

When the cash flows of the modified assets measured at amortised cost do not differ materially, the change does not lead to the derecognition of the financial asset. In this case, OeKB Group recalculates the gross book value of the financial asset and recognises the amount resulting from the change in the gross book value on the income statement as a modification profit or loss. As the modifications of OeKB Group are primarily market-induced modifications, these are recognised in interest income. The difference compared with the repayable amount is distributed over the remaining term of the financial asset through the effective interest rate. If such a change is made due to financial difficulties of the borrower, on the other hand, the profit or loss is reported together with the impairment in the net credit risk provisions.

Modification of financial liabilities

Modifications are adaptations to originally agreed contract terms. The effects of these adaptations are evaluated at the quantitative and qualitative level by OeKB Group. As described above for the modification of financial assets, a quantitative and qualitative assessment is also conducted here. If a material modification is identified, OeKB Group posts a financial liability. In this case, a new financial liability is recognised at fair value based on the changed terms. The difference between the net book value of the derecognised financial liability and the new financial liability with modified conditions is recognised on the income statement. Immaterial modifications do not result in the derecognition of the corresponding liability, though any modification gains or losses are recognised in interest income.

Offsetting of financial assets and financial liabilities

Financial assets and financial liabilities are only offset and the resulting net amount reported on the balance sheet when OeKB Group has an enforceable entitlement to offset the amounts and intends to fulfil them on a net basis or to simultaneously realise the asset and pay the debt.

Income and expenses are only reported on a net basis when this is permitted by IFRS or these gains and losses result from a group of similar transactions (such as the net credit risk provisions).

H3 – Measuring the fair value

The fair value is the price at which a financial asset can be sold or a financial liability can be transferred between market participants at arm’s length terms on the reporting date.

A number of accounting methods and disclosures require the determination of the fair values of financial assets and financial liabilities (debts). A valuation team consisting of members of the Finance, Risk Controlling, and Treasury departments defines the methods and parameters for the measurement of the fair values. The monitoring of the measurement of fair values is centralised. Significant valuation results are reported to the Audit Committee.

OeKB Group uses market data that can be observed on active markets when possible to determine the fair values of financial assets or financial liabilities. A market is considered to be active when transactions for the financial asset or financial liability occur with sufficient frequency and volume to continuously provide price information.

When there is no listed price on an active market, OeKB Group uses valuation methods that maximise the use of relevant observable inputs and minimise the use of non-observable inputs. The selected valuation technique takes into account all factors that market participants would consider in determining a price for a transaction.

When a financial asset or financial liability that is measured at fair value has a bid rate and ask rate, the financial asset is measured at the bid rate and the financial liability at the ask rate.

OeKB Group recognises reclassifications between levels in the fair value hierarchy at the end of the reporting period in which the change occurred. No reclassifications took place during the current year (as in the prior year).

H4 - Impairment

OeKB Group recognises impairment charges for the expected credit loss (ECL) for the following financial instruments that are not measured at FVTPL:

•	financial assets that are debt instruments;

•	outstanding guarantee commitments;

•	loan commitments.

No impairment charges are recognised for the financial instruments classified as investments in other unconsolidated companies.

OeKB Group measures the impairment in the amount of the ECL calculated over the lifetime of the financial instruments, except for the following financial instruments for which a 12-month ECL is calculated:

•	debt instruments that have a low level of credit risk at the reporting date;

•	financial instruments for which the credit risk has not risen substantially since initial recognition.

OeKB Group considers a bond to have a low credit risk when its credit risk rating is equivalent to the generally recognised definition of investment grade.

The 12-month ECL is the portion of the ECL resulting from a default event of a financial instrument that is possible in the next 12 months after the reporting date (corresponds to stage 1 of the expected credit loss model). The lifetime ECL corresponds to the expectation of default over the entire lifetime of a financial instrument (corresponds to stage 2 and 3 of the expected credit loss model).

Determining the expected credit loss (ECL)

The ECL is a probability-weighted estimation of the credit losses. It is calculated as follows:

•

Financial assets that are not impaired on the reporting date: as the present value of all expected defaults (i.e. the difference between the contractually owed cash flows and the cash flows that OeKB Group expects to receive from the financial instruments);

•

Financial assets that are impaired on the reporting date or that had a rating below investment grade upon initial recognition: as the difference between the net book value and the present value of the estimated future cash flows;

•

Unused loan commitments/credit facilities: as the present value of the difference between the contractual cash flows owed to OeKB Group when the payout of the credit amount is demanded and the cash flows that OeKB Group expects from the financial instruments;

•	Financial guarantees: the expected payments less the amounts that OeKB Group is expected to retain.

Restructured financial assets

When the terms of a financial asset are renegotiated or amended or when a financial asset is replaced with a new asset because of financial difficulties of the borrower, an evaluation is conducted to determine whether the financial asset is to be derecognised.

The ECL is then calculated as follows:

•

If the expected restructuring does not lead to the derecognition of the existing asset, the expected cash flows from the modified financial asset are included in the calculation of the defaults from the existing asset.

•

If the expected restructuring leads to the derecognition of the existing asset, the expected fair value of the new asset is used as the derecognition value of the existing financial asset at the time of its retirement. The nominal lost payments from the existing financial asset are included in the calculation of this amount and are discounted with the original effective interest rate on the reporting date starting at the expected time of derecognition.

Impaired financial assets

OeKB Group assesses every financial asset recognised at amortised cost on the reporting date to identify any impairment. A financial asset is considered to be impaired when one or more events have occurred that have a negative impact on the estimated future cash flows of the financial asset.

OeKB Group employs a rating assessment system and an internal borrower assessment process for the purposes of credit risk management. Counterparties are classified into 22 internal credit rating categories based on an internal rating and mapping system that draws both on external ratings from internationally recognised rating agencies (Standard & Poor’s, Fitch) and on internal credit assessments. Credit ratings are monitored on an ongoing basis.

The majority of loans and advances to banks and loans and advances to customers is assigned to the EFS described in Note 1. No losses have been incurred in this business model since its inception.

The criteria that a financial asset is impaired consists of the following observable data:

•	Substantial financial difficulties of the borrower or issuer;

•	A contractual violation such as a default or an event in the past;

•	The restructuring of a loan by OeKB Group;

•	It is likely that the borrower will file for bankruptcy or undergo some other form of financial reorganisation (i.e. restructruring measures);

•	The loss of an active market for an item of collateral because of financial difficulties.

A loan that is renegotiated because of a worsening in borrower status is usually classified as credit-impaired unless there is evidence that the risk of receiving no contractual cash flows has diminished substantially and there are no further indications of impairment. In addition, a loan that is more than 30 days past due is considered an indication of the impairment of the credit standing of the borrower.

OeKB Group deviates from this practice when assessing whether an investment in government bonds is creditworthy and observes the following external factors:

•	The rating assessment of the market is reflected in the bond yields.

•	Rating assessments of the rating agencies.

•	The ability of the country to access the capital markets for the issue of new debt instruments.

•	The probability that debts will be restructured leads to voluntary or mandatory haircuts and thus losses for the creditors.

•

The international support mechanisms that give this country the necessary assistance as the lender of last resort, and the intention of governments and agencies to make use of these mechanisms as stated in public declarations. This includes an assessment of the effect of these mechanisms and of whether the country has the ability and political intention to meet the required criteria.

Presentation of the impairment charges for expected credit losses on the balance sheet

•	Financial assets measured at amortised cost: as a deduction from the gross book value of the assets;

•	Loan commitments and open credit facilities, financial guarantees: generally as a provision;

•

When a financial instrument contains a drawn and also an undrawn component and OeKB Group cannot calculate the ECL of the loan commitment component separately from the drawn component: reporting of a combined impairment charge for both components. The total amount is reported as a deduction from the gross book value of the drawn component. If the total of the impairment losses exceeds the gross book value of a financial instrument, the excess portion of the impairment losses is reported in the provisions.

Write-offs

Loans and bonds are (partially or fully) derecognised when there are no realistic prospects of recovery. This is generally the case when OeKB Group determines that the borrower has no assets or income sources that can generate sufficient cash flows to repay the outstanding amounts. Retired financial assets may still be subject to enforcement measures that can generate repayments to OeKB Group. Such repayments are recognised on the income statement on the date of receipt.

H5 - Designation at fair value on the income statement (FVTPL) – Fair value option

Financial assets

OeKB Group designated certain financial assets for recognition at FVTPL upon initial recognition because these financial assets are transactions underlying contracts with derivative financial instruments. For this reason, they are measured at fair value through profit or loss (FVTPL) in the income statement to avoid an accounting mismatch.

Financial liabilities

In those cases where financial liabilities are hedged against interest or currency risks at the time of acquisition, the financial liability is designated at fair value to avoid an accounting mismatch. The net profits or losses from the fair value measurement are recognised on the income statement in the same manner as the hedging instruments.

I. Cash and cash equivalents

This item consists of cash on hand in euros and claims against central banks (deposits) that are payable on demand. This means unlimited availability without prior notice or availability with a period of notice of no more than one business day or 24 hours. The required minimum reserves are also reported in this item. The item is recognised at amortised cost.

J. Loans and advances to banks and loans and advances to customers

The balance sheet items loans and advances to banks and loans and advances to customers contain:

•

Loans at amortised cost; these are reported at fair value plus incremental direct transaction costs upon initial recognition and are then measured at amortised cost applying the effective interest method over the term of the financial instrument;

•

Loans and advances that must be measured at FVTPL or that are designated at FVTPL (to avoid an accounting mismatch), with changes being recognised immediately through profit or loss on the income statement.

The majority of the loans and advances to banks and part of the loans and advances to customers that are assigned to the EFS and the development bank are subject to guarantees from the Republic of Austria pursuant to the AusfFG (see also Note 1), which are integral components of the credit agreements. The integral relationship for contracts of OeEB is set forth in § 9 AusfFG. No credit agreement is concluded without a corresponding guarantee.

The majority of the loans and advances to customers relating to tourism financing and promotion are covered by guarantees from Austrian commercial banks. The remainder of these loans and advances to customers are secured by mortgages or by the Republic of Austria.

K. Other financial assets

The balance sheet item other financial assets contains:

•

Debt instruments measured at amortised cost; these are reported at fair value plus incremental direct transaction costs upon initial recognition and are then measured at amortised cost applying the effective interest method over the term of the financial instrument.

•

Debt and equity instruments that must be measured at FVTPL or that are designated at FVTPL (to avoid an accounting mismatch), with changes being recognised immediately through profit or loss on the income statement.

•

Equity instruments (investments in unconsolidated companies and investments in other unconsolidated companies) that are measured at FVOCI, with changes being recognised in other comprehensive income (no recycling through the income statement), and current income (dividend payments) are recognised in current income from investments in other unconsolidated companies on the income statement.

L. Hedging instruments

General

Derivative financial instruments and the guarantees pursuant to § 1(2b) AFFG (see Note 1) are used to hedge market risks. These instruments primarily protect future cash flows against changes in interest rates and foreign exchange rates. The derivatives involved are mostly OTC interest rate swaps and OTC cross-currency interest rate swaps, which are employed as hedging instruments for loans and advances to banks, other financial assets, and debt securities issued.

Hedged financial assets and financial liabilities are measured at FVTPL to prevent an accounting mismatch. This means that the fluctuations in the value of the hedging instruments and the hedged financial assets and financial liabilities are recognised directly on the income statement (net gain or loss on financial instruments measured at fair value through profit or loss). No derivative financial instruments are held for trading purposes.

The hedge accounting provisions were not applied at OeKB Group in the financial year or in the prior year.

Derivative financial instruments

The fair value of derivative financial instruments is calculated using recognised methods. Derivatives are recognised at the trade date. Derivative financial instruments are recognised at their present values in a separate asset and liability item.

Credit exposures arising from fluctuations in value are secured with collaterals. As required by the EMIR (Regulation [EU] No 648/2012), the clearing of interest rate swaps has been shifted to a central counterparty (LCH – London Clearing House) since the fourth quarter of 2016.

Guarantees pursuant to § 1(2b) AFFG

Guarantees of the Republic of Austria pursuant to § 1(2b) AFFG (Federal Law Gazette No 216/1981 as amended) that serve as hedges against exchange rate risks in the EFS (see Note 1) are measured at fair value and are reported in a separate asset item because of their unique nature (based on the legal regulations).

M. Property, equipment, and intangible assets

Property and equipment

Property and equipment comprises land and buildings used by the Group and fixtures, fittings, and equipment. Property and buildings used by the Group are those which are used primarily for the Group’s own business operations. Spaces that cannot be used optimally for business operations are leased to third parties. Purchased software that is an integral part of the functionality of the associated system is capitalised as part of this system.

Property and equipment are recognised at cost less scheduled straight-line depreciation and accumulated impairment charges. A gain or loss from the retirement of property or equipment is recognised in the other operating income on the income statement.

Subsequent expenses are only capitalised when it is likely that the future economic benefit of the expenses will flow to OeKB Group. Ongoing repairs and maintenance are recognised as expenses.

The equipment depreciation rates are calculated so that the cost of acquisition or production less the estimated residual value will be written off over the estimated useful life on a straight-line basis. Depreciation is not recognised on properties.

Depreciation methods, useful lives, and residual values are reviewed on every reporting date and adapted as necessary.

The estimated useful lives of the key equipment items for the current and comparison period are as follows:

• Buildings	40 years
• Fixtures, fittings, and equipment	3 to 10 years
• IT hardware	3 to 5 years.

Intangible assets

Software and other intangible assets with a foreseeable useful life purchased by OeKB Group are recognised at cost less scheduled straight-line depreciation and accumulated impairment charges. Costs for internally produced software are not capitalised as the capitalisation requirements in IAS 38 are not met.

Subsequent expenditures for software are only capitalised when they increase the future economic benefits of the asset in question. All other expenditures are recognised as expenses.

Depreciation methods, useful lives, and residual values are reviewed on every reporting date and adapted as necessary.

Software is written off over the estimated useful life on a straight-line basis once its use begins. The estimated useful life of software for the current and comparison period is 3 to 5 years. The loan management system that was developed specifically for the purposes of OeHT in 2019 is being measured on the basis of a useful life of 6 years.

The customer relationships acquired through the purchase of OeHT in 2019 were assigned a useful life of 6 years.

N. Payables to banks and payables to customers

The items payables to banks and payables to customers include:

•	Liabilities from cash and deposit accounts,

•	Money market business,

•	Repurchase agreements,

•	Borrowing.

These financial liabilities are measured at amortised cost; they are reported at fair value plus incremental direct transaction costs upon initial recognition and are then measured at amortised cost applying the effective interest method over the term of the financial instrument.

OeKB Group engages in no traditional deposit-taking business and thus offers no savings accounts. This means that all accounts held by OeKB Group are related to the settlement of or holding of collateral for underlying transactions as described in Note 1.

O. Debt securities issued

Debt securities issued are generally measured at amortised cost; they are reported at fair value plus incremental direct transaction costs upon initial recognition and are then measured at amortised cost applying the effective interest method over the term of the financial instrument.

Debt securities issued are in most cases hedged against interest rate and currency risks upon origination. To avoid an accounting mismatch, these hedged debt securities issued are designated at FVTPL and the net profit or loss from measurement is recognised on the income statement in the same manner as the hedging instruments.

The majority of the debt securities issued at the reporting date feature guarantees pursuant to § 1(2a) and (2b) AFFG of the Republic of Austria (as in the prior year).

P. Provisions

Non-current employee benefit provisions

The provisions for pensions and similar obligations (termination benefits) represent post-employment benefits falling within the scope of IAS 19. The long-term employee benefit provisions contain provisions relating to the death quarter pursuant to the collective bargaining agreement for the banking industry.

The obligations under defined-benefit plans are measured using the projected unit credit method. Under this method, dynamic parameters are taken into account in calculating the expected benefit payments after the payable event occurs; these payments are spread over the entire average remaining years of service of the beneficiary employees. The method differentiates between interest costs (which is the amount by which the obligation increases over a given year because benefits have moved closer to payment) and service cost (benefits newly accrued by employees in the year through their employment). The service cost and interest cost are recognised in staff costs and therefore in the operating profit. By contrast, actuarial gains and losses are recognised in other comprehensive income under items that will not be reclassified into the income statement.

The calculation of the defined-benefit obligation involves actuarial assumptions regarding discount rates, salary growth rates, and pension trends as well as employee turnover, which are determined in accordance with the economic conditions. The respective discount rates are selected based on the yields of high-quality corporate bonds of an appropriate maturity and currency. The present value of the defined-benefit obligation (DBO) is recognised at its value at the balance sheet date. There are no plan assets (i.e. assets held by a fund against which to offset the DBO).

The pension obligations relate to both defined-benefit and defined-contribution plans. Defined-benefit plans consist of obligations for current and future pensions.

For a small number of senior managers, the Group still maintains defined-benefit plans that are generally based on length of service and on salary level. These defined-benefit pension plans are funded entirely through provisions.

The provisions for termination benefits relate to statutory and contractual obligations to pay the employee a specified amount on termination if certain conditions are met.

The current version of the computation tables by AVÖ 2018-P for employees are used as the biometric basis for the calculations.

Principal assumptions are the rate of salary increases taking into the changes in the collective bargaining agreement and periodic and extraordinary increases into account as well as the retirement age according to the ASVG transitional provisions pursuant to the Budget Implementation Act 2003.

Principal assumptions

	2023	2022
Discount rate	3.24%	3.75%
Future salary growth (for termination benefits and pensions)	3.70%	3.70%
Future pension growth (for pensions)	3.20%	3.20%

Retirement age
Women	65 years	65 years
	(gradually until 2033)	(gradually until 2033)
Men	65 years	65 years

OeKB Group offers most of its eligible employees the opportunity to participate in defined-contribution plans. OeKB Group is obligated to transfer a set percentage of the annual salaries to the pension institution (pension fund). Defined contribution plans do not involve any obligations beyond the payment of contributions to dedicated pension institutions. The contributions are recognised in staff costs for the period.

Other provisions

Other provisions are formed if

•	OeKB Group has a legal or real obligation to a third party as a result of a past event,

•	the obligation is likely to lead to an outflow of resources, and

•	the amount of the obligation can be reliably estimated.

Provisions are formed in the amount representing the best estimate of the expenditure required to settle the obligation. If the present value of the obligation determined on the basis of a market interest rate differs materially from its nominal amount, the present value of the obligation is used.

EFS interest rate stabilisation provision

The Austrian system of export promotion and financing is based on two special laws: the Export Guarantees Act (AusfFG) and the Export Financing Guarantees Act (AFFG). Based on these laws, the Republic of Austria commissioned OeKB to handle the technical banking aspects of the federal export promotion and financing activities. OeKB operates the EFS in its own name and for its own account. This also applies to the acceptance of financing pursuant to the AFFG and to the provision of the associated funds to the client banks (the banks of exporters that are participating in the EFS).

The EFS is thus subject to specific legal regulations and has particular characteristics that are not directly covered by any IFRS accounting standards.

The EFS interest rate stabilisation provision for the Export Financing Scheme is based on the specific purpose of the EFS and the risk associated with this programme. OeKB was commissioned by the Federal Ministry of Finance in 1968 to collect proceeds generated under the EFS in a separate account and to use them solely for the purposes of the EFS as needed. This obligation has always been met via the annual motions of the Supervisory Board of OeKB in December of each year, and the change in the EFS interest rate stabilisation provision is posted accordingly. The proceeds generated under the EFS thus cannot be used by OeKB for other purposes or accessed by the owners now or in future and may only be employed for the purposes of the EFS. The recognition of an interest rate stabilisation provision thus reflects the fact that the surpluses accumulated under the EFS are not at the free disposal of OeKB, but are solely available for the offsetting of risks stemming from the EFS.

Since the inception of the internationally unique Export Financing Scheme, the EFS interest rate stabilisation provision has been built up from the ongoing surpluses. In coordination with the Federal Ministry of Finance, OeKB has decided to report this item separately due to its specific nature.

The decision to report this item in this specific manner was based on the following considerations by OeKB. The fact that the IFRS contain no specific rules about the recognition of the surpluses from the EFS that are allocated to the EFS interest rate stabilisation provision was taken into account in this. Assessment for recognition is also made more difficult by the fact that these funds have the character of being earmarked directly for the EFS and serve as a provision to cover possible future losses in the EFS. At the same time, there are also elements that point to a certain degree of mandatory allocation. OeKB also took the perspective of its contracting authority (Republic of Austria/Federal Ministry of Finance) into account, which clearly sees an obligation on the part of its agent vis-à-vis the EFS. Thus, OeKB acts in its own name and for its own account in accepting funding under the AFFG and disbursing this funding to the banks of its clients. Under IAS 37.10ff, a provision is a liability of uncertain timing or amount. A liability is a present obligation of the company that results from past events and for which settlement is expected to result in an outflow of resources with economic value. An obligating event is an event that creates a legal or factual obligation that leaves the company with no realistic alternative to fulfilment of the obligation.

However, if the definition of IAS 32.11 stating that equity is a contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities is applied to this item, the funds allocated to the EFS interest rate stabilisation provision do not meet these requirements. These funds are earmarked solely for use within the EFS.

Taking the provisions of the IFRS into account and in coordination with its contracting authority (the Federal Ministry of Finance), the management has decided to recognise the EFS interest rate stabilisation provision as a special item directly on the balance sheet between debt instruments and equity instruments, with a description in the Notes. The management is thus following IAS 1 and is recognising this item directly on the balance sheet due to its special characteristics. Reporting in this manner allows OeKB to clearly show that the EFS interest rate stabilisation provision is a future obligation for the OeKB and that the shareholders have no access to these funds from the EFS. This depiction also supports the view that the funds in the EFS interest rate stabilisation provision are clearly viewed as an asset of the EFS by the OeKB and may only be used within the EFS.

The federal tax office for corporations in Vienna has acknowledged the EFS interest rate stabilisation provision as a deductible debt item in so far as it is used for decreasing the effective refinancing interest rate for the EFS. The item is thus temporarily tax exempt.

Q. Earnings per Share

The calculation of the undiluted earnings per share is based on the profit for the year attributable to the ordinary shareholders and a weighted average of the number of outstanding shares.

The calculation of the diluted earnings per share is based on the profit for the year attributable to the ordinary shareholders and a weighted average of the number of outstanding shares after correction for all potential dilution effects from potential ordinary shares.

Note 3 Determining fair value

A number of accounting methods and disclosures of OeKB Group require the determination of the fair values of financial assets and financial liabilities. A valuation team consisting of members of the Finance, Risk Controlling, and Treasury departments measures the fair values. The monitoring of the measurement of fair values is centralised and is reported to the overall Executive Board.

OeKB Group maintains an established control framework for the determination of the fair values. Responsibility for measuring financial instruments at fair value is separate from the trading units. Specific controls cover:

•	Verification of the observable prices;

•	Validation and calibration of the valuation models;

•	Review and approval process for new models and changes to existing models.

The valuation team regularly reviews the significant non-observable input factors and the remeasurement gains and losses. Where information from third parties (such as quotations from brokers or from pricing services) is used to determine fair values, the valuation team reviews the inputs obtained from the third parties. This review includes

•	whether the values obtained from a broker or price information service are generally recognised by OeKB Group;

•

the understanding of the determination of the fair value; to what extent this represents actual market transactions and whether the fair value represents a listed price for an identical instrument on an active market;

•	the understanding of how prices for similar instruments were used to measure the fair value and how these prices were adapted to account for the features of the instrument being measured;

•	if a number of price quotes were received for the same financial instrument, that the fair value was determined on the basis of these quotes.

This supports the conclusion that such measurements meet the IFRS requirements, including the level in the fair value hierarchy to which these measurements are to be assigned.

Significant valuation results are reported to the Audit Committee.

OeKB Group uses available market data when possible to determine the fair values of assets and liabilities. Based on the input factors employed in the valuation techniques, the fair values are assigned to different levels in the fair value hierarchy:

•	Level 1: Quoted prices (unadjusted) on active markets for identical assets and liabilites.

•

Level 2: Valuation parameters other than quoted prices considered in Level 1 that can be observed for the asset or the liability directly (i.e. as a price) or indirectly (i.e. as a value derived from prices).

•	Level 3: Valuation parameters for assets and liabilities that are not based on observable market data.

For items repayable on demand, the fair value equals the net book value; this applies especially cash and cash equivalents.

The relevant market prices and interest rates observed at the balance sheet date and obtained from widely accepted external sources are used as far as possible as an initial parameter for determining the fair value of loans and advances to banks and loans and advances to customers, payables to banks and payables to customers as well as debt securities issued. The present value of the discounted contractual cash flows is calculated using this data. Financial instruments that are measured in this manner are assigned to Level 2 in the IFRS 13 fair value hierarchy.

•

The majority of the loans of the EFS in the items loans and advances to banks and loans and advances to customers are subject to AusfFG guarantees from the Republic of Austria (see also Note 1). Because of the guarantees, the claims are subject to uniform conditions depending on the time at which they were concluded. In the valuation of these assets, the contractually agreed cash flows are therefore discounted using a yield curve that is observable on the market and adjusted by the credit spreads of the Republic of Austria.

•

The majority of the loans and advances to customers that relate to tourism financing are subject to guarantees from Austrian banks or guarantees from the Republic of Austria. Mortgages are in place for a small portion of the loans with an especially low level of default risk.

The guarantees received has a material effect on the credit rating of the loans, for which reason a yield curve that is based on the credit spreads of the guarantor and that can be observed on the market is used to discount the contractually agreed cash flows when measuring the fair value of these receivables. For measuring the fair value of loans with mortgage collateral, a yield curve that is based on the credit spreads of the Republic of Austria and that can be observed on the market is used to discount the contractually agreed cash flows. This approach is in line with the business practices for loan extension, which apply stringent requirements to the acceptance of mortgage collateral and which are reflected in low customer default risk. Due to this extremely low credit risk, the approximation is based on the credit spreads of the Republic of Austria.

A margin of 78 bp (2022: 67 bp) is added to the applied yield curves for these loans and is derived from the administrative expenses for tourism financing.

•

A yield curve observable on the market is used to discount the contractually agreed cash flows when determining the fair values of payables to banks, and payables to customers and of debt securities issued that are related to the EFS. For this, the credit spreads observable for OeKB on the market at the valuation date are taken into account. Debt securities issued under the EFS are covered by inseparable default guarantees from the Republic of Austria. These are not taken into account in the calculation of the fair value, but the credit rating of OeKB is linked closely with that of the Republic of Austria. A yield curve observable on the market is used to discount the contractually agreed cash flows when determining the fair values of payables to banks and payables to customers that are related to tourism financing. For this, the credit spreads derived from OeHT and observable on the market at the valuation date are taken into account.

So other financial assets that do not fall under the hold-to-collect business model and do not meet the SPPI criterion are recognised at the fair value determined on the basis of quoted market prices. These financial instruments are assigned to Level 1 in the IFRS 13 fair value hierarchy. Some bonds relating to development financing have no market prices. In these cases, the fair value is determined by discounting the contractually agreed cash flows (Level 2).

OeKB Group also holds microfinance funds for the purposes of development aid. There are no listed prices for these funds. In these cases, the fair value is thus determined on a quarterly basis using the information and net asset value (NAV) obtained by the fund managers and assigned to Level 1. This NAV is the value at which the fund units are redeemed.

Investments were also made in private equity funds that focuses on equity investments in developing and emerging countries. The fair value of these funds is determined according to the IPEV valuation standards and stems primarily from valuation methods based on market price, which are assigned to Level 3. The valuation is based largely on EBITDA and P/E multipliers derived from a group of listed and comparable companies. The measurement methods used take into account company-specific information and conditions, as well as any applicable discounts for impaired marketability and control. Thus, the fair value depends largely on input factors, multipliers, and corresponding income statement figures.

Derivative financial instruments held solely for hedging purposes are measured using a standard model. This model is based on the discounted cash flow method. Under this model, the fair value is determined by discounting the contractually agreed cash flows by the current swap curve including adjustment of the credit valuation (CVA and DVA). A credit valuation adjustment (CVA) is a price estimate of the default risk of the counterparty in a financial transaction. A debt valuation adjustment (DVA) estimates the risk of an entity’s own default.

In determining the CVA/DVA, OeKB Group uses the Basel method for regulatory capital from credit losses, which is based on the path-dependent multiplication of the following variables and their subsequent aggregation:

•	Exposure at default: Fair values at specific future points in time; calculated using a Monte Carlo simulation.

•	Probability of default: Default probabilities at these points in time are calculated from the counterparty’s CDS spreads or the company’s own CDS spreads.

•	Loss given default: Estimate of the expected recovery in the case of counterparty default or own default.

The CVA value adjustment at the reporting date was € 0.6 million (2022: € 1.5 million), the DVA value adjustment was € 1.0 million (2022: € 0.8 million).

The fair value of the guarantees pursuant to § 1(2b) AFFG (see also Note 1) is based on all future interest and principal cash flows of the debt securities issued with rate guarantees (ultimate obligations = after derivative financial instruments), which are issued in the currency of the financing and translated into euros at the rate guaranteed by the AFFG (taking the AFFG rate guarantee into account) as well as at the forward FX rate (without taking the AFFG rate guarantee into account). The difference between the euro amounts taking the AFFG rate guarantee into account and the euro amounts without taking the AFFG guarantee into account is calculated on a daily basis for each ultimate obligation and represents the potential rate difference that is covered by the guarantee of the Republic of Austria (future decisions for the application of existing exchange rates to new liabilities are handled as new agreements). The fair value of the guarantee is calculated by discounting the previously calculated time series of the potential rate differences taking the refinancing spreads of the Republic of Austria into account for negative rate differences and the refinancing curve of OeKB for positive rate differences and is recognised in the item guarantees pursuant to § 1(2b) AFFG. The CVA value adjustment for the guarantees pursuant to § 1(2b) AFFG was € 0.8 million (2022: € 42.5 million) and the DVA value adjustment € 7.2 million as of the reporting date (2022: € 65.9 million). This change results from the changes in the spread of the government bond curve and the OeKB refinancing curve relative to the risk-free rate.

Financial instruments falling neither under Level 1 nor Level 2 must be assigned to a separate category (Level 3) within which the fair value is determined using special quantitative and qualitative information. OeKB Group recognises its investments in other unconsolidated companies at their fair values. The fair value of Wiener Börse AG was determined based on an appraisal according to the dividend discounted model. The parameters used to determine the fair value and the sensitivity can be found in Note 18.

The following table shows a reconciliation of the financial instruments measured at fair value in Level 3:

Reconciliation of the net book values in Level 3

€ thousand	2023	2022
As at 1 January	41,495	44,472
Additions	—	—
Disposals	—	—
Total gains and losses
In other comprehensive income (net gain or loss from the fair value measurement of investments in other unconsolidated companies [FVOCI])	1,718	(5,796)
In the Income Statement (net gain or loss on financial instruments measured at fair value through profit or loss)	118	2,818

As at 31 December	43,331	41,495

The following table shows the financial instruments that are measured at fair value as at the reporting date broken down by fair value hierarchy level and the fair values of the financial instruments that are not measured at fair value. The amounts are based on the figures reported on the balance sheet.

Fair value hierarchy 2023

€ thousand	Notes	Carrying amount	Fair value	Level 1	Level 2	Level 3
Financial assets measured at fair value
Loans and advances to banks	17	2,138,262	2,138,262	—	2,138,262	—
Bonds and other fixed income securities		1,320,787	1,320,787	1,218,418	102,370	—
Equity shares and other variable-income securities		369,565	369,565	362,930	—	6,636
Investments in other unconsolidated companies		36,696	36,696	—	—	36,696

Other financial assets	18	1,727,049	1,727,049	1,581,348	102,370	43,331
Derivative financial instruments	19	463,801	463,801	—	463,801	—
Guarantees pursuant to § 1(2b) AFFG	19	7,117,500	7,117,500	—	7,117,500	—

Financial assets not measured at fair value
Cash and cash equivalents	16, 30	497,877	497,877	—	497,877	—
Loans and advances to banks	17	19,780,079	19,631,288	—	19,631,288	—
Loans and advances to customers	17	2,282,332	2,280,545	—	2,280,545	—
Other financial assets	18	879,052	881,149	881,149	—	—

Financial liabilities measured at fair value
Debt securities issued	23	19,346,129	19,346,129	—	19,346,129	—
Derivative financial instruments	19	2,148,639	2,148,639	—	2,148,639	—

Financial liabilities not measured at fair value
Payables to banks	22	1,139,829	1,130,827	—	1,130,827	—
Payables to customers	22	1,134,417	1,134,426	—	1,134,426	—
Debt securities issued	23	8,662,717	8,839,969	—	8,839,969	—

Fair value hierarchy 2022

€ thousand	Notes	Carrying amount	Fair value	Level 1	Level 2	Level 3
Financial assets measured at fair value
Loans and advances to banks	17	2,077,262	2,077,262	—	2,077,262	—
Bonds and other fixed income securities		1,547,076	1,547,076	1,547,076	—	—
Equity shares and other variable-income securities		374,291	374,291	367,774	—	6,517
Investments in other unconsolidated companies		34,977	34,977	—	—	34,977

Other financial assets	18	1,956,344	1,956,344	1,914,850	—	41,495
Derivative financial instruments	19	772,045	772,045	—	772,045	—
Guarantees pursuant to § 1(2b) AFFG	19	6,198,441	6,198,441	—	6,198,441	—

Financial assets not measured at fair value
Cash and cash equivalents	16, 30	319,542	319,542	—	319,542	—
Loans and advances to banks	17	19,057,001	18,783,750	—	18,783,750	—
Loans and advances to customers	17	2,507,140	2,458,667	—	2,458,667	—
Other financial assets	18	575,708	541,455	541,455	—	—

Financial liabilities measured at fair value
Debt securities issued	23	20,427,583	20,427,583	—	20,427,583	—
Derivative financial instruments	19	1,768,151	1,768,151	—	1,768,151	—

Financial liabilities not measured at fair value
Payables to banks	22	952,684	930,423	—	930,423	—
Payables to customers	22	1,240,279	1,240,294	—	1,240,294	—
Debt securities issued	23	6,666,295	6,776,672	—	6,776,672	—

OeKB Group recognises reclassifications between levels in the fair value hierarchy at the end of the reporting period in which the change occurred. No reclassifications took place during the business year.

Note 4 Segment information

The activities of OeKB Group are presented by business segment in the following. The delineation of these segments – Export Services, Capital Market Services, Tourism Services, and Other Services – is based on the business model, the internal control structure, and the additional internal financial reporting to the Executive Board as the chief operating decision-making body. The definition of these segments is regularly reviewed to allocate resources to the segments and judge their performance. Key figures are profit before taxes for the year (in all segments), net interest income in Export Services and Tourism Services, and net fee and commission income in Export Services and Capital Market Services.

The Export Services segment covers the Export Financing Scheme of OeKB, the business activities of Oesterreichische Entwicklungsbank AG, and the administration of guarantees of the Republic of Austria by OeKB as authorised agent pursuant to the Export Guarantees Act. Due to the legal basis for the EFS, the regional focus of the business activities is in Austria. If foreign banks fulfil the EFS criteria, they are eligible to participate in the EFS. To be eligible for financing, the goods deliveries or services in question must result in a direct or indirect improvement to Austria’s current account.

The Capital Market Services segment covers all services of OeKB for the capital market (securities data, point of contact for the fund capital gains tax reporting service, notification office pursuant to the KMG, office for the issue of government bonds) and clearing services for the energy market as well as the operations of the interests in OeKB CSD GmbH and CCP.A. The current income from the investments in other unconsolidated companies is assigned to the segment when the activities of the companies in question also fall under this segment.

The Tourism Services segment contains the business activities (promotion and financing for the tourism and leisure economy) of Österreichische Hotel- und Tourismusbank Gesellschaft m.b.H. These business activities are limited to Austrian companies.

The Other Services segment consists of the proprietary trading portfolio, the income from rental, and the income from the investments in other unconsolidated companies that cannot be assigned to a different segment. The segment also contains the private credit insurance activities of OeKB Group and the administration of the COFAG COVID-19 bridging guarantees by OeKB (see also Note 1), as well as the activities related to the OeKB > ESG Data Hub.

Segment performance

Amounts charged for intersegmental services represent services rendered, which are provided at cost. No reconciliation of the amounts for the reportable segments to the amounts recorded in the consolidated balance sheet and consolidated statement of comprehensive income is necessary because the consolidation items are assigned directly to the segments.

Results by business segment in 2023

€ thousand	Export Services	Capital Market Services	Tourism Services	Other Services	Total
Interest income	786,100	110	44,343	42,289	872,842
Interest expenses	(688,130)	(0)	(34,677)	(26,287)	(749,094)

Net interest income	97,970	110	9,666	16,002	123,748
Fee and commission income	17,587	41,592	6,500	1,800	67,480
Fee and commission expenses	(19,817)	(1,176)	(2,717)	(563)	(24,273)

Net fee and commission income	(2,230)	40,416	3,783	1,237	43,206
Net credit risk provisions	447	—	270	(36)	682
Net gain or loss on financial instruments measured at fair value through profit or loss	(780)	0	—	(236)	(1,016)
Net gain or loss on the derecognition of financial instruments not measured at fair value through profit or loss	(3)	—	—	(0)	(3)
Current income from investments in other unconsolidated companies	—	2,323	—	246	2,569
Share of profit or loss of equity-accounted investments, net of tax	—	1,490	—	9,646	11,137
Administrative expenses	(65,958)	(24,731)	(7,823)	(6,102)	(104,615)
Other operating income	(1,570)	439	893	5,402	5,164

Profit before tax	27,876	20,048	6,789	26,160	80,872
Segment assets	32,529,260	98,175	1,281,787	1,133,709	35,042,931
Segment liabilities	32,062,168	45,967	1,198,497	814,354	34,120,985

The profit before taxes of the reportable segments is identical to the profit before taxes reported on the income statement.

Results by business segment in 2022

€ thousand	Export Services	Capital Market Services	Tourism Services	Other Services	Total
Interest income	356,121	—	22,351	6,991	385,463
Interest expenses	(262,753)	(95)	(9,576)	(3,233)	(275,657)

Net interest income	93,368	(95)	12,775	3,758	109,806
Fee and commission income	18,472	38,070	7,711	1,074	65,327
Fee and commission expenses	(18,406)	(1,289)	(1,686)	(206)	(21,587)

Net fee and commission income	66	36,781	6,025	868	43,740
Net credit risk provisions	3,125	—	446	49	3,620
Net gain or loss on financial instruments measured at fair value through profit or loss	209	—	—	(9,774)	(9,565)
Net gain or loss on the derecognition of financial instruments not measured at fair value through profit or loss	(31)	—	—	(3)	(34)
Current income from investments in other unconsolidated companies	—	2,414	—	200	2,614
Share of profit or loss of equity-accounted investments, net of tax	—	591	—	4,471	5,062
Administrative expenses	(56,214)	(21,922)	(7,706)	(5,932)	(91,774)
Other operating income	(651)	404	2,423	5,141	7,317

Profit before tax	39,872	18,173	13,963	(1,222)	70,786
Segment assets	31,627,081	67,977	1,282,470	635,750	33,613,278
Segment liabilities	31,463,251	40,020	651,228	558,159	32,712,658

The profit before taxes of the reportable segments is identical to the profit before taxes reported on the income statement.

Notes on the consolidated statement of comprehensive income of OeKB Group

Note 5 Consolidated statement of comprehensive income

Income and expenses are recognised as they accrue.

Gains and losses are influenced by fair value changes recognised through profit or loss, by impairment losses, reversal of impairment through profit or loss, exchange rate fluctuation, and derecognition.

Note 6 Net interest income

Net interest income 2023

€ thousand	Amortised cost	FVTPL (designated)	FVTPL (mandatory)	Total
Money market instruments	81,860	—	—	81,860
Credit operations	674,721	86,801	—	761,522
Securities	16,827	49,774	22,923	89,524
Debt securities issued	—	284	—	284
Allocation to or use of the EFS interest rate stabilisation provision relating to charged interest	(297,993)	240,094	(2,448)	(60,348)
Interest income	475,414	376,953	20,475	872,842

Money market instruments	(56,486)	—	—	(56,486)
Credit operations	(24,828)	(108)	—	(24,937)
Securities	—	—	—	—
Debt securities issued	(266,409)	(314,534)	—	(580,943)
Guarantee fees relating to debt securities issued for guarantees purs. to § 1(2) AFFG (see Note 1)	(24,418)	(62,310)	—	(86,728)

Interest expenses	(372,141)	(376,953)	—	(749,094)

Net interest income	103,273	—	20,475	123,748

Net interest income 2022

€ thousand	Amortised cost	FVTPL (designated)	FVTPL (mandatory)	Total
Money market instruments	19,060	—	—	19,060
Credit operations	184,648	15,052	—	199,700
Securities	4,400	5,479	11,319	21,198
Debt securities issued	7,084	59,067	—	66,151
Allocation to or use of the EFS interest rate stabilisation provision relating to charged interest	20,806	59,188	(639)	79,354

Interest income	235,998	138,786	10,679	385,463
Money market instruments	(11,940)	—	—	(11,940)
Credit operations	(22,112)	(3,890)	—	(26,002)
Securities	—	(4,907)	—	(4,907)
Debt securities issued	(81,037)	(64,928)	—	(145,965)
Guarantee fees relating to debt securities issued for guarantees purs. to § 1(2) AFFG (see Note 1)	(21,782)	(65,062)	—	(86,844)

Interest expenses	(136,871)	(138,786)	—	(275,657)

Net interest income	99,127	—	10,679	109,806

The interest income included income of € 0.6 million (2022: € 2.0 million) stemming from the special Kontrollbank refinancing facility launched in response to the COVID-19 crisis.

Note 7 Net fee and commission income

€ thousand	2023	2022
Income from credit operations	4,045	4,348
Expenses from credit operations	(20,933)	(18,513)

Credit operations	(16,888)	(14,164)
Income from securities services	38,393	35,348
Expenses from securities services	(1,599)	(1,677)

Securities services	36,794	33,671
Income from guarantees	19,133	20,884
Expenses from guarantees	(1,292)	(1,266)

Guarantees	17,841	19,619
Income from energy clearing	3,055	2,675
Expenses from energy clearing	—	—

Energy clearing	3,055	2,675
Income from other services	2,852	2,071
Expenses from other services	(449)	(132)

Other Services	2,403	1,939

Net fee and commission income	43,206	43,740
Of which income	67,480	65,327
Of which expenses	(24,273)	(21,587)

The fee and commission income from credit operations resulted primarily from the activities of the development bank, the servicing of the development aid loans of the Republic of Austria, and the servicing of the ERP loans through OeHT (tourism financing). Fee and commission expenses from credit operations resulted primarily from the guarantee fees paid to the Republic of Austria pursuant to the AusfFG in connection with the operations of the development bank and the tourism financing. The Republic of Austria assumed the default risk for these transactions under these guarantees. The income and expenses stemmed entirely from financial instruments that are measured at amortised cost.

The net fee and commission income from securities services resulted from the services rendered by OeKB Group for the Austrian capital market. These services pertained primarily to securities account management and the acquisition of securities transactions as well as the servicing of government bond auctions, the management of the technical infrastructure for legally required reporting relating to securities, the assignment of ISIN codes for Austrian securities, and the securities data service for master and maturity data.

The guarantee activities represent primarily services of the export guarantee activities provided by OeKB on behalf of the Republic of Austria (see also Note 1). The processing fees charged by OeKB are based on the guarantee fees collected for the Republic of Austria. The processing fee is recognised on an accrual basis. The guarantee business of OeKB Group also includes services related to the administration of federal government guarantees in connection with tourism financing.

At the onset of the COVID-19 crisis, the responsible ministries engaged OeKB Group to conduct measures to combat the crisis (see also Note 1). Fee and commission income of € 0.5 million (2022: € 0.4 million) was recognised for these services and relates to the processing of the guarantees for the special Kontrollbank refinancing facility. Fee and commission income of € 0.6 million (2022: € 0.6 million) was generated through the processing of the COFAG bridging guarantees. The fee and commission income for the OeHT services relating to processing COVID-19 assistance for tourism operations, restaurants, and leisure companies came to € 1.4 million (2022: € 2.4 million).

OeKB offers energy clearing services in connection with credit rating services, financial clearing, and risk management as a central and independent provider.

The net fee and commission income from the other services operations were primarily the result of collected account management and transaction fees and the remuneration for the fiduciary services relating to the development aid measures of the Republic of Austria (see also Note 35).

The following table shows fee and commission income broken down according to the most important services. The table also shows the assignment of the broken down revenue to the reportable segments of OeKB Group.

Fee and commission income pursuant to IFRS 15 – 2023

€ thousand	Export Services	Capital Market Services	Tourism Services	Other Services	2023
Income from
Credit operations	1,776	—	2,269	—	4,045
Securities services	—	38,393	—	—	38,393
Guarantees	14,330	—	4,231	573	19,133
Energy clearing	47	3,008	—	—	3,055
Other services	1,434	191	—	1,227	2,852

Total	17,587	41,592	6,500	1,800	67,480
Of which services rendered at a specific point in time	6,410	19,664	—	698	26,773
Of which services rendered over a period of time	11,177	21,928	6,500	1,102	40,707

Fee and commission income pursuant to IFRS 15 – 2022

€ thousand	Export Services	Capital Market Services	Tourism Services	Other Services	2022
Income from
Credit operations	1,998	—	2,350	—	4,348
Securities services	—	35,348	—	—	35,348
Guarantees	14,909	—	5,361	614	20,884
Energy clearing	123	2,553	—	—	2,675
Other services	1,443	169	—	459	2,071

Total	18,472	38,070	7,711	1,074	65,327
Of which services rendered at a specific point in time	6,203	18,494	—	51	24,747
Of which services rendered over a period of time	12,270	19,576	7,711	1,023	40,580

The other liabilities contained deferred liabilities relating to revenue from service contracts with customers in the amount of € 17.3 million (2022: € 18.7 million). These liabilities resulted mostly to fees and commissions already received in relation to export and tourism guarantees. These fees were recorded over a specific period of time in the cases where the terms of the guarantees from the Republic of Austria to be managed by OeKB Group were more than 1 year.

The revenues recognised in financial year 2023 from fees and commissions received in prior periods came to € 4.6 million (2022: € 4.2 million).

As permitted by IFRS 15, no disclosures were made about remaining service obligations that had an expected residual term of 1 year or less as at 31 December 2023.

Note 8 Credit risk provisions

This item includes impairment charges and impairment charge reversals on financial instruments that are subject to the IFRS 9 impairment model for expected credit losses. The changes in POCI assets are also shown in this item.

€ thousand	2023	2022
Allocation/release of credit risk povisions (net) for
Loans and advances to banks	(10)	2
Loans and advances to customers	(67)	3
Other financial assets	(7)	1

Allocation/release of credit risk provisions (net)	(85)	6
Change due to stage transfer
Loans and advances to banks	—	(81)
Loans and advances to customers	(210)	(422)

Change due to stage transfer	(210)	(503)
Change due to present value effects, risk parameters, and model changes for
Loans and advances to banks	99	(39)
Loans and advances to customers	543	869
Other financial assets	(28)	45

Change due to present value effects, risk parameters, and model changes	614	876
Change in POCI assets for
Loans and advances to customers	449	3,124

Change in POCI assets	449	3,124
Transfer of the net gain or loss on financial instruments assigned to the EFS interest rate stabilisation provision	(86)	118

Net credit risk provisions	682	3,620

Additional information on loan loss provisions can be found in Note 37.

Note 9 Net gain or loss on financial instruments measured at fair value through profit or loss

Net gain or loss from the fair value measurement of financial instruments in 2023

	Financial instruments assigned to the EFS				Financial instruments not assigned to the EFS
€ thousand	Fair value option	FVTPL	Hedging transactions	Total	FVTPL	Total	Total 2023
Change in the fair value of the
Loans and advances to banks	110,723	—	—	110,723	—	—	110,723
Other financial assets	34,839	—	—	34,839	(644)	(644)	34,195
Derivative financial instruments	—	—	(711,720)	(711,720)	—	—	(711,720)
Guarantees purs. to § 1(2b) AFFG	—	—	985,115	985,115	—	—	985,115
Debt securities issued	(465,738)	—	—	(465,738)	—	—	(465,738)

Change in the fair value	(320,176)	—	273,395	(46,781)	(644)	(644)	(47,425)
Transfer of the net gain or loss on financial instruments assigned to the EFS interest rate stabilisation provision	320,176	—	(273,395)	46,781	—	—	46,781

Net gain or loss from fair value measurement	—	—	—	0	(644)	(644)	(644)
Net gain or loss from foreign exchange differences	—	—	—	0	—	(372)	(372)
Net gain or loss from fair value measurement	—	—	—	0	—	(644)	(644)

Net gain or loss on financial instruments	—	—	—	0	—	(1,016)	(1,016)

The share of the changes in the fair value of loans and advances to banks that stems from changes in the credit spreads came to minus € 25.4 million in the period (2022: minus € 8.3 million) and to minus € 22.2 million in total (2022: € 3.3 million).

The share of the changes in the fair value of debt securities issued that stems from changes in the credit spreads came to minus € 12.4 million in the period (2022: minus € 37.4 million) and to minus € 114.4 million in total (2022: minus € 102.0 million).

Net gain or loss from foreign exchange differences on financial instruments in 2023

€ thousand	Financial instruments assigned to the EFS	Financial instruments not assigned to the EFS	Total 2023
Foreign exchange differences income	392,257	166,980	559,237
Foreign exchange differences expenses	(326,655)	(167,352)	(494,006)

Subtotal	65,603	(372)	65,230
Foreign exchange differences on guarantees purs. to § 1(2b) AFFG	(66,055)	—	(66,055)

Transfer of the net gain or loss on financial instruments assigned to EFS to the EFS interest rate stabilisation provision	453	—	453

Net gain or loss from foreign exchange differences	0	(372)	(372)

The results from foreign exchange differences resulted primarily from the valuation of the USD for financial instruments that were not assigned to the EFS and primarily from the valuation of the CHF for financial instruments that were assigned to the EFS. Because the exchange rates are hedged with guarantees pursuant to § 1(2b) AFFG, they were largely offset through the foreign exchange differences.

Net gain or loss from the fair value measurement of financial instruments in 2022

	Financial instruments assigned to the EFS				Financial instruments not assigned to the EFS
€ thousand	Fair value option	FVTPL	Hedging transactions	Total	FVTPL	Total	Total 2022
Change in the fair value of the
Loans and advances to banks	(244,315)	—	—	(244,315)	—	—	(244,315)
Other financial assets	(183,915)	—	—	(183,915)	(9,469)	(9,469)	(193,385)
Derivative financial instruments	—	—	(676,722)	(676,722)	—	—	(676,722)
Guarantees purs. to § 1(2b) AFFG	—	—	253,694	253,694	—	—	253,694
Debt securities issued	1,140,540	—	—	1,140,540	—	—	1,140,540

Change in the fair value	712,309	—	(423,028)	289,281	(9,469)	(9,469)	279,812
Transfer of the net gain or loss on financial instruments assigned to the EFS interest rate stabilisation provision	(712,309)	—	423,028	(289,281)	—	—	(289,281)

Net gain or loss from fair value measurement	—	—	—	—	(9,469)	(9,469)	(9,469)
Net gain or loss from foreign exchange differences	—	—	—	(0)	—	(96)	(96)
Net gain or loss from fair value measurement	—	—	—	—	—	(9,469)	(9,469)

Net gain or loss on financial instruments	—	—	—	(0)	—	(9,565)	(9,565)

Net gain or loss from foreign exchange differences on financial instruments in 2022

€ thousand	Financial instruments assigned to the EFS	Financial instruments not assigned to the EFS	Total 2022
Foreign exchange differences income	125,366	225,341	350,707
Foreign exchange differences expenses	(668,577)	(225,437)	(894,014)

Subtotal	(543,211)	(96)	(543,307)
Foreign exchange differences on guarantees purs. to § 1(2b) AFFG	543,375	—	543,375

Transfer of the net gain or loss on financial instruments assigned to EFS to the EFS interest rate stabilisation provision	(165)	—	(165)

Net gain or loss from foreign exchange differences	(0)	(96)	(96)

Note 10 Net gain or loss on the derecognition of financial instruments not measured at fair value through profit or loss

No assets measured at amortised cost were sold during the reporting period (2022: zero).

Note 11 Current income from investments in other unconsolidated companies

The current income from investments in other unconsolidated companies in the amount of € 2.6 million (2022: € 2.6 million) includes income from dividends from equity instruments not held for trading purposes, which are measured at fair value through other comprehensive income. These are strategic, long-term investments in other unconsolidated companies. The dividend income in the reporting period did not pertain to any equity holdings that were sold or otherwise derecognised.

OeKB did not reclassify accumulated profits and losses from other comprehensive income to equity during the reporting period. No material equity holdings were sold or otherwise derecognised during the reporting period.

Details on the net book value and corresponding fair value can be found in Note 38 Scope of consolidation. Changes in the fair value are shown in other comprehensive income.

Note 12 Administrative expenses

€ thousand	2023	2022
Salaries	(47,675)	(45,676)
Social security costs	(10,997)	(11,036)
Expenses for retirement benefits and social security costs	(8,222)	(5,259)

Staff costs	(66,895)	(61,970)
Business space costs	(8,618)	(5,698)
Office operations and communication	(353)	(306)
IT expenses	(12,490)	(8,282)
Postgraduate training	(635)	(547)
Travel and vehicle fleet	(862)	(837)
Advertising, dues, business contact	(1,093)	(1,069)
Data services	(1,866)	(2,138)
Consulting, auditing, insurance	(3,273)	(3,613)
Of which for the auditor: Audit of the consolidated and annual financial statements	(453)	(400)
Of which for the auditor: Audit-related activities	(160)	(60)
Of which for companies affiliated with the auditor: Other consulting	—	—
Other administrative expenses	(3,134)	(2,496)

Administrative expenses	(32,324)	(24,985)
Depreciation and amortisation of property, equipment, and intangible assets	(5,396)	(4,820)

Administrative expenses	(104,615)	(91,775)

Staff costs increased by 7.9% compared to the prior period. This increase can be attributed primarily to higher costs for pensions and other employee benefits. This was impacted significantly by the higher ongoing interest expenses for employee benefit provisions, which resulted in the higher allocation of provisions for termination benefits.

The increase in other administrative expenses can be attributed to higher outlay for digitalisation projects (digital workplace and cyber security) and maintenance measures (Future Office).

The increase in depreciation and amortisation for property and equipment and intangible assets resulted from higher write-offs of fixtures, fittings, and equipment relating to the new furnishings (Future Office) and higher write-offs due to completed digitalisation projects.

Deloitte Audit Wirtschaftsprüfungs GmbH (Deloitte) was appointed as the auditor for the consolidated and separate annual financial statements for the 2023 financial year. Deloitte only provides services under this mandate and provides no other consulting services. The expenses for audit-related activities were related to issuance activity of Oesterreichische Kontrollbank AG for the EFS. In the prior year, these expenses related to quality assurance in the implementation of IT and cyber security measures.

Note 13 Other operating income

Other operating income related largely to service fees received by OeKB for providing outsourced services (such as Finance, IT Services, People & Culture, and other services) and income from the rental of business space. OeHT also generated income through the administration of tourism promotion programmes and COVID-19 assistance programmes for food service and event companies.

The other operating expenses related mainly to the bank stability tax paid to the fiscal authorities of the Republic of Austria.

The following table shows those parts of other operating income that stem from contracts with customers in accordance with IFRS 15. These were allocated to the reportable segments of OeKB Group and broken down by the time of realisation of proceeds.

Other operating income pursuant to IFRS 15 – 2023

€ thousand	Export Services	Capital Market Services	Tourism Services	Other Services	2023
Assigned staff	—	—	—	217	217
Billed services	284	656	568	1,579	3,087

Other revenue	284	656	568	1,796	3,304
Of which services rendered at a specific point in time	—	135	—	—	135
Of which services rendered over a period of time	284	521	568	1,796	3,170

Other operating income pursuant to IFRS 15 – 2022

€ thousand	Export Services	Capital Market Services	Tourism Services	Other Services	2022
Assigned staff	—	—	—	539	539
Billed services	279	656	1,899	1,552	4,386

Other revenue	279	656	1,899	2,091	4,925
Of which services rendered at a specific point in time	—	190	—	—	190
Of which services rendered over a period of time	279	466	1,899	2,091	4,735

As permitted by IFRS 15, no disclosures were made about remaining service obligations that had an expected residual term of 1 year or less as at 31 December 2023.

Note 14 Income taxes

Income taxes are recognised and calculated in accordance with IAS 12. Income tax entitlements and obligations are gathered using the locally applicable tax rates of 24% for the 2023 financial year, and 23% for the financial year 2024 and onward (2022: 25%). Deferred taxes are calculated using the liability concept. Under this approach, the book values of the assets and liabilities in the IFRS balance sheet are compared with the respective values that are relevant for the taxation of the respective group company. Differences in these values lead to temporary differences that are recognised as deferred tax assets or liabilities (see also Note 25).

Tax recognised in profit or loss

€ thousand	2023	2022
Current year	(20,727)	(14,558)
Adjustment for prior years	176	126

Total current tax expenses	(20,550)	(14,432)
Change in recognised deductible temporary differences	3,708	1,874

Net deferred taxes/tax income	3,708	1,874

Income tax	(16,842)	(12,558)
Other taxes	—	—

Total	(16,842)	(12,558)

Tax recognised in other comprehensive income

€ thousand	2023	2022
Actuarial gains/losses on defined benefit plans	3,190	(4,075)
Net gain or loss from the fair value measurement of investments in other unconsolidated companies (FVOCI)	(394)	1,450

Total	2,796	(2,625)

Change in deferred taxes

€ thousand	2023	2022
Change in deferred taxes on the income statement	3,708	1,874
Change in deferred taxes in other comprehensive income	2,796	(2,625)

Total	6,504	(751)

The actual taxes are calculated on the tax base for the financial year at the local tax rates applicable to the respective group company.

The taxation at the standard local rates is reconciled with the reported actual income taxes in the table. OeKB Group believes that its provisions for taxes are adequate for all open tax years based on its assessment of many factors including interpretations of tax law and previous experience.

Effective tax rate reconciliation

€ thousand	2023		2022
Profit before tax	80,872	100.0%	70,786	100.0%
Tax expenses at the domestic tax rate of the company	(19,409)	(24.0)%	(17,697)	(25.0)%
Non-deductible expenses	(410)	(0.5)%	(481)	(0.7)%
Tax-exempt income	1,841	2.3%	1,919	2.7%
Change in recognised deductible temporary differences	1,031	1.3%	3,267	4.6%
Input taxes	(71)	(0.1)%	308	0.4%
Income tax payments for prior years	176	0.2%	126	0.2%

Total	(16,842)	(20.8)%	(12,558)	(17.7)%

The above tax rate change will lead to no material result for OeKB Group.

OeKB Group applied the temporary exception from the accounting rules for deferred taxes in IAS 12 published by the IASB in May 2023. Thus, no deferred taxes relating to the income taxes under the pillar two rules are being reported and no related information is being disclosed.

The Minimum Tax Act was promulgated on 30 December 2023 in Federal Law Gazette I No 187/2023, enacting the Federal Law of the Republic of Austria on Ensuring a Global Minimum Tax for Corporate Groups and amending the Federal Fiscal Code and Austrian Uniform Commercial Code, and thus applies as of 31 December 2023. The goal of the provisions is to ensure that companies that are part of a group that generates worldwide annual revenue of at least € 750.0 million pay a minimum global income tax. According to the law, the parent company of the group (Oesterreichische Kontrollbank Aktiengesellschaft, Vienna) must pay an additional tax on the profits of its subsidiaries that are taxed at an effective tax rate of less than 15%. The legal jurisdictions in which this tax can be collected are limited exclusively to Austria. The federal law applies to the Group no earlier than the financial year beginning on 1 January 2025 because the Group surpassed the threshold of € 750.0 million in annual revenue in 2023 and will likely exceed this threshold in 2024 as well. As all members of OeKB Group are subject to an effective tax rate of over 15%, we expect no additional tax expenses from the global minimum tax for corporate groups at this time. The Group is still assessing the effects of the law on the pillar two rules on the future earnings capacity of the Group.

Notes on the consolidated balance sheet of OeKB Group

Note 15 Financial instruments

Classification of financial assets and financial liabilities

The following tables show a breakdown of the financial assets and financial liabilities by category according to IFRS 9. The methods and results of the ECL calculation are explained in Note 37.

Financial instruments by IFRS 9 category as at 31 December 2023

€ thousand	Notes	At amortised cost	FVOCI (designated)	FVTPL (mandatory)	FVTPL (designated)	Total
Assets
Cash and cash equivalents	16	497,877	—	—	—	497,877
Loans and advances to banks	17	19,780,079	—	—	2,138,262	21,918,340
Loans and advances to customers	17	2,282,332	—	—	—	2,282,332
Other financial assets	18	879,052	36,696	369,565	1,320,787	2,606,100
Derivative financial instruments	19	—	—	463,801	—	463,801
Guarantees pursuant to § 1(2b) AFFG	19	—	—	7,117,500	—	7,117,500

Total		23,439,339	36,696	7,950,867	3,459,049	34,885,951
Liabilities and equity
Payables to banks	22	1,139,829	—	—	—	1,139,829
Payables to customers	22	1,134,417	—	—	—	1,134,417
Debt securities issued	23	8,662,717	—	—	19,346,129	28,008,847
Derivative financial instruments	19	—	—	2,148,639	—	2,148,639

Total		10,936,963	—	2,148,639	19,346,129	32,431,732

Financial instruments by IFRS 9 category as at 31 December 2022

€ thousand	Notes	At amortised cost	FVOCI (designated)	FVTPL (mandatory)	FVTPL (designated)	Total
Assets
Cash and cash equivalents	16	319,542	—	—	—	319,542
Loans and advances to banks	17	19,057,001	—	—	2,077,262	21,134,262
Loans and advances to customers	17	2,507,140	—	—	—	2,507,140
Other financial assets	18	575,708	34,977	374,291	1,547,076	2,532,053
Derivative financial instruments	19	—	—	772,045	—	772,045
Guarantees pursuant to § 1(2b) AFFG	19	—	—	6,198,441	—	6,198,441

Total		22,459,391	34,977	7,344,777	3,624,337	33,463,483
Liabilities and equity
Payables to banks	22	952,684	—	—	—	952,684
Payables to customers	22	1,240,279	—	—	—	1,240,279
Debt securities issued	23	6,666,295	—	—	20,427,583	27,093,878
Derivative financial instruments	19	—	—	1,768,151	—	1,768,151

Total		8,859,258	—	1,768,151	20,427,583	31,054,991

Note 16 Cash and cash equivalents

The recognition and measurement principles are shown in Note 2.

€ thousand	31 Dec 2023	31 Dec 2022
Balances at central banks	497,874	319,540
Cash	3	2

Cash and cash equivalents	497,877	319,542

The minimum reserves amounted to € 77.1 million as at 31 Dec 2023 (31 Dec 2022: € 57.2 million) and were included in the balances at central banks.

The cash and cash equivalents serve to provide for the minimum reserves and to ensure the liquidity of OeKB Group.

Note 17 Loans and advances to banks and loans and advances to customers

The recognition and measurement principles are shown in Note 2. The classification according to IFRS 9 is indicated in Note 15. The breakdown by rating category is presented in Note 37.

Loans and advances to banks

	Repayable on demand		Other maturities		Total
€ thousand	31 Dec 2023	31 Dec 2022	31 Dec 2023	31 Dec 2022	31 Dec 2023	31 Dec 2022
Domestic banks	34,151	24,532	18,740,352	18,600,309	18,774,503	18,624,841
Foreign banks	1,373,380	609,029	1,770,457	1,900,392	3,143,837	2,509,421

Loans and advances to banks	1,407,531	633,561	20,510,809	20,500,701	21,918,340	21,134,262

The item loans and advances to banks pertains to the loans of the Export Financing Scheme with net book values of € 20.0 billion (2022: € 20.1 billion).

At the reporting date, € 31.0 million (2022: € 609.7 million) had been tapped under the special Kontrollbank refinancing facility launched as part of the efforts to combat the COVID-19 crisis (see also Note 1). The average utilisation of the volume in the financial year was € 220.1 million (2022: € 742.9 million).

Loans and advances to customers

	Domestic customers		Foreign customers		Total
€ thousand	31 Dec 2023	31 Dec 2022	31 Dec 2023	31 Dec 2022	31 Dec 2023	31 Dec 2022
States or government-affiliated organisations	8,056	2,726	65,539	82,505	73,595	85,231
Others	1,234,490	1,255,432	974,248	1,166,477	2,208,737	2,421,909

Loans and advances to customers	1,242,546	1,258,157	1,039,786	1,248,982	2,282,332	2,507,140

Note 18 Other financial assets

The recognition and measurement principles are shown in Note 2. The classification according to IFRS 9 is indicated in Note 15.

Other financial assets

€ thousand	31 Dec 2023	31 Dec 2022
Treasury bills and similar securities	1,365,420	1,406,840
Fixed income securities from public-sector issuers	—	0
Bonds	834,419	715,945

Bonds and other fixed income securities	2,199,839	2,122,785
Of which listed bonds	2,199,839	2,122,785
Investment certificates	369,565	374,291

Equity shares and other variable-income securities	369,565	374,291
Of which listed equity shares and other variable-income securities	—	130
Investments in unconsolidated subsidiaries	5,475	5,584
Investments in other unconsolidated companies	31,221	29,393

Investments in other unconsolidated companies	36,696	34,977
Other financial assets	2,606,100	2,532,053

Of the bonds and other fixed income securities, € 401.2 million will come due in the following year (2022 for 2023: € 318.8 million).

The other financial assets (investment certificates) included units in private equity funds in the amount of € 6.6 million (2022: € 6.5 million). As the fair value is particularly dependent on unobservable parameters, a change in these parameters may lead to different valuation results. Parameters that reflect the actual market conditions at the reporting date were used for the recognition. Changes in the applied EBITDA and P/E multipliers were primarily assessed to determine possible effects. A decrease (an increase) in these market multipliers would cause lower (higher) fair values. These private equity funds are secured by guarantees from the Republic of Austria, which means that potential losses of value are essentially covered. As profits are allocated without undue delay and losses are hedged, no sensitivities are indicated for these assets due to immateriality.

The investments in other unconsolidated companies included Wiener Börse AG (WBAG) at € 28.1 million (2022: € 26.7 million). Wiener Börse (the Vienna Stock Exchange) helds 99.54% on Burza cenných papírů Praha, a.s., Prague (the Prague Stock Exchange). The recognised value of Wiener Börse is based on a valuation conducted on 31 December 2023 using the dividend discounted model.

The most important assumptions in the valuation were:

	2023		2022
	Vienna Stock Exchange	Prague Stock Exchange	Vienna Stock Exchange	Prague Stock Exchange
Free cash flows	4 years	4 years	4 years	4 years
WACC	7.96%	9.26%	8.76%	9.86%

Sensitivity analyses

	2023		2022
€ thousand	Vienna Stock Exchange	Prague Stock Exchange	Vienna Stock Exchange	Prague Stock Exchange
Change in WACC (WACC increases)	1.00%	1.00%	1.00%	1.00%
Change in the total value (fair value) of WBAG		(47,111)		(40,677)
Effect on the fair value of OeKB Group in WBAG		(3,111)		(2,687)

Details about the individual interests in investments other than subsidiaries can be found in Note 38.

Additional mandatory disclosures pursuant to § 64(1) No 10 and 11 BWG

The item bonds and other fixed income securities contains the fixed-rate bond portfolio of OeKB Group, which is classified as fixed assets.

The item equity shares and other variable-income securities contains securities with variable interest rates, of which € 349.9 million are classified as fixed assets (2022: € 374.2 million).

Of the bonds and other fixed income securities, € 2,199.8 million are listed (2022: € 2,122.8 million). Of the equity shares and other variable-income securities, € 0.0 million are listed (2022: € 0.1 million).

Note 19 Hedging instruments

The recognition and measurement principles are shown in Note 2. The classification according to IFRS 9 is indicated in Note 15.

Derivative financial instruments

	2023			2022
€ thousand	Notional amount	Fair values positive	Fair values negative	Notional amount	Fair values positive	Fair values negative
Interest rate derivatives
Interest rate swaps	22,151,758	404,639	566,067	24,578,118	566,865	833,636

Currency derivatives
Currency swaps	19,222,517	59,162	1,582,572	18,984,565	205,180	934,515

Total	41,374,275	463,801	2,148,639	43,562,683	772,045	1,768,151

The changes in the fair values reflect the strength of the Swiss franc and the lower long-term euro and US dollar interest rates.

Information on global netting arrangements

Derivative financial instruments are agreed in accordance with the global netting arrangements (framework contract) of the International Swaps and Derivatives Association (ISDA). The amounts owed under such an agreement are generally settled and paid on an individual transaction basis. In certain cases, for example if a credit event occurs, all outstanding transactions under the agreement are terminated, the termination value is determined, and a single net amount is paid to settle all transactions.

In addition, this net amount is calculated daily as per the ISDA contract and is furnished to or received from the given business partner as collateral. Therefore, the default risk is limited to the performance of one to two days (calculation of the previous day’s value and transfer of the difference to the previous collateral).

The ISDA agreements do not fulfil the criteria for netting on the balance sheet. This is due to the fact that no legal claim to the netting of the covered amounts because the right to netting is enforceable only in the case of certain future events such as a credit event.

The following table shows the net book values of the derivative financial instruments covered by the reported agreements.

Global netting agreements

	2023			2022
€ thousand	Derivative financial instruments on the balance sheet	Gross and net amounts of derivative financial instruments that are not netted	Net amount	Derivative financial instruments on the balance sheet	Gross and net amounts of derivative financial instruments that are not netted	Net amount
Derivative financial instruments with positive fair value
Interest rate derivatives - Interest rate swaps	404,639	(404,639)	—	566,865	(558,847)	8,018
Currency derivatives - Currency swaps	59,162	(59,162)	—	205,180	(196,600)	8,580

Total	463,801	(463,801)	—	772,045	(755,447)	16,598
Derivative financial instruments with negative fair value
Interest rate derivatives - Interest rate swaps	566,067	(301,753)	264,314	833,636	(448,141)	385,495
Currency derivatives - Currency swaps	1,582,572	(162,048)	1,420,524	934,515	(307,307)	627,208

Total	2,148,639	(463,801)	1,684,838	1,768,151	(755,447)	1,012,704

Guarantees pursuant to § 1(2b) AFFG

€ thousand	31 Dec 2023	31 Dec 2022
Fair value at the beginning of the period	6,198,441	5,362,547
Net profit for the period	919,060	835,894

Fair value at the end of the period	7,117,500	6,198,441

The change from foreign exchange differences resulted primarily from the exchange rate of the euro to the USD and to the CHF (see the indicative exchange rates on the reporting dates – Note 2) as well as from a reduction of the positions in Swiss francs.

Note 20 Composition of the net profit or loss of equity-accounted investments

Equity-accounted investments

€ thousand	2023	2022
OeKB EH Beteiligungs- und Management AG, Vienna	66,102	61,470
CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH, Vienna	7,489	6,599

Equity-accounted investments	73,591	68,070

Net profit or loss of equity-accounted investments

Income statement

€ thousand	2023	2022
OeKB EH Beteiligungs- und Management AG, Vienna	5,619	4,471
CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH, Vienna	1,490	591

Share of profit or loss of equity-accounted investments, net of tax	7,110	5,062

Other comprehensive income/(expense)

€ thousand	2023	2022
OeKB EH Beteiligungs- und Management AG, Vienna	(415)	412
CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH, Vienna	—	—

Equity-accounted investments - Share of other comprehensive (expenses)/income	(415)	412

Total comprehensive income

€ thousand	2023	2022
OeKB EH Beteiligungs- und Management AG, Vienna	5,204	4,883
CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH, Vienna	1,490	591

Net profit for the period	6,695	5,474

The new accounting standard IFRS 17 was applied to OeKB EH Beteiligungs- und Management AG, Vienna, for the first time during the financial year. In the prior years, the company exercised the option to apply IFRS 9 together with IFRS 17. The initial-application effect from the switch to the new standards IFRS 17 and IFRS 9 amounted to € 7,896 thousand. The positive initial-application effect for the share of OeKB Group in the amount of € 4,027 thousand was recognised in the result for equity-accounted companies as of 1 January 2023.

There were no contingent liabilities for the equity-accounted investments.

OeKB EH Beteiligungs- und Management AG, Vienna, Austria

Other Services segment	2023	2022
Shareholding	51%	51%
Share of voting rights	51%	51%

OeKB EH Beteiligungs- und Management AG is an unlisted holding company. It is the sole owner of Acredia Versicherung AG. It offers a complete range of credit insurance to Austrian businesses.

OeKB EH Beteiligungs- und Management AG is operated as a joint venture with Euler Hermes Aktiengesellschaft, Hamburg, and is included in the consolidated financial statements according to the equity method. OeKB does not have the power of decision through voting rights or other rights that would allow it to influence the returns from the affiliated company.

The new standard IFRS 17 was applied for the first time in the recognition of insurance contracts. The company exercised the option to apply IFRS 9 together with IFRS 17. The effect from the first-time application of IFRS 17 amounted to € 5,580 thousand. The effect from the first-time application of IFRS 9 amounted to € 2,316 thousand. Overall, the first-time application effect thus came to € 7,896 thousand, which led to a corresponding increase in equity as of 1 January 2023. The effect was recognised accordingly in the amount of € 4,027 thousand in the equity-accounted companies and in the comprehensive income of equity-accounted investments.

€ thousand	2023	2022
Earned premiums	26,924	28,194
Actuarial result	12,829	16,527
Profit before tax	14,534	10,582
Of which depreciation and amortisation	(101)	(8,536)
Of which interest income	885	615
Of which interest expense	(2)	(61)
Profit for the year	11,018	8,766
Other comprehensive income/(expense)	(814)	808

Total comprehensive income	10,204	9,574
Current assets	45,507	48,684
Of which cash and cash equivalents	37,807	30,890
Non-current assets	127,085	116,247
Current liabilities	22,402	18,969
Non-current liabilities	20,577	25,430

Equity	129,613	120,532
Proportionate share of equity at the beginning of the period	61,470	66,587
Initial-application effect IFRS 9/IFRS 17	4,027	—
Proportionate share of total comprehensive income for the period	5,204	4,883
Dividend payments received	(4,600)	(10,000)

Proportionate share of equity at the end of the period	66,102	61,470

CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH, Vienna, Austria

Capital Market Services segment	2023	2022
Shareholding	50%	50%
Share of voting rights	50%	50%

CCP.A is operated as a joint venture with Wiener Börse AG, Vienna, and is recognised in the consolidated financial statements according to the equity-method.

CCP.A is not a listed company. It acts as the clearing agent for the Vienna Stock Exchange and EXAA electricity exchange. As the central counterparty, it is involved in all transactions conducted on the Vienna Stock Exchange and EXAA electricity exchange. CCP.A was licensed pursuant to Art 14(1) of Regulation (EU) No 648/2012 (European Market Infrastructure Regulation, EMIR) in 2014.

€ thousand	2023	2022
Revenue	5,011	4,983
Operating profit	893	1,284
Profit before tax	3,928	1,580
Of which depreciation and amortisation	—	—
Of which interest income	3,035	583
Of which interest expense	0	287
Profit for the year	2,981	1,182
Other comprehensive income/(expense)	—	—

Total comprehensive income	2,981	1,182
Current assets	145,403	178,081
Of which cash and cash equivalents	141,687	175,907
Non-current assets	—	—
Current liabilities	130,424	164,883
Non-current liabilities	—	—

Equity	14,979	13,198
Proportionate share of equity at the beginning of the period	6,599	6,508
Proportionate share of total comprehensive income for the period	1,490	591
Dividend payments received	(600)	(500)

Proportionate share of equity at the end of the period	7,489	6,599

Note 21 Property, equipment, and intangible assets

Non-current assets in 2023 - Cost

€ thousand	31 Dec 2022	Additions	Transfers	Disposals	31 Dec 2023
Land and buildings	82,840	137	—	—	82,977
Right of use - buildings	6,772	283	—	—	7,055
Fixtures, fittings, and equipment	16,605	2,810	—	(739)	18,675
Right of use - vehicle fleet	—	—	—	—	—

Property and equipment	106,217	3,229	—	(739)	108,707
Software	15,716	345	971	(610)	16,422
Advanced payments on software	1,357	616	(971)	—	1,002
Customer relationships	517	—	—	—	517

Intangible assets	17,590	961	—	(610)	17,941

Total	123,807	4,190	—	(1,349)	126,648

Non-current assets in 2023 - Depreciation, amortisation, and net book values

	Accumulated depreciation and amortisation				Net book values
€ thousand	31 Dec 2022	Additions	Disposals	31 Dec 2023	31 Dec 2022	31 Dec 2023
Land and buildings	71,562	157	—	71,719	11,278	11,258
Right of use - buildings	3,375	956		4,330	3,398	3,007
Fixtures, fittings, and equipment	11,280	2,340	(1,015)	12,605	5,323	5,787
Right of use - vehicle fleet	—	—	—	—	—	—

Property and equipment	86,217	3,452	(1,015)	88,654	19,999	20,053
Software	11,537	1,858	(620)	12,774	4,180	3,648
Advanced payments on software	—	—	—	—	1,357	1,002
Customer relationships	344	86	—	431	173	86

Intangible assets	11,881	1,944	(620)	13,205	5,710	4,736

Total	98,098	5,396	(1,635)	101,859	25,709	24,789

Non-current assets in 2022 - Cost

€ thousand	31 Dec 2021	Additions	Transfers	Disposals	31 Dec 2022
Land and buildings	81,919	921	—	—	82,840
Right of use - buildings	7,812	—	—	(1,040)	6,772
Fixtures, fittings, and equipment	14,792	3,394	—	(1,581)	16,605
Right of use - vehicle fleet	46	—	—	(46)	—

Property and equipment	104,569	4,315	—	(2,667)	106,217
Software	13,466	1,024	1,234	(8)	15,716
Advanced payments on software	642	1,950	(1,234)	—	1,357
Customer relationships	517	—	—	—	517

Intangible assets	14,625	2,974	—	(8)	17,590

Total	119,194	7,289	—	(2,675)	123,807

Non-current assets in 2022 - Depreciation, amortisation, and net book values

	Accumulated depreciation and amortisation				Net book values
€ thousand	31 Dec 2021	Additions	Disposals	31 Dec 2022	31 Dec 2021	31 Dec 2022
Land and buildings	70,484	1,078	—	71,562	11,435	11,278
Right of use - buildings	2,880	976	(482)	3,375	4,931	3,398
Fixtures, fittings, and equipment	10,305	2,526	(1,549)	11,280	4,487	5,323
Right of use - vehicle fleet	40	7	(46)	—	7	—

Property and equipment	83,708	4,587	(2,077)	86,217	20,860	19,999
Software	9,319	2,225	(8)	11,537	4,147	4,180
Advanced payments on software	—	—	—	—	642	1,357
Customer relationships	258	85	—	344	259	173

Intangible assets	9,578	2,311	(8)	11,881	5,048	5,710

Total	93,286	6,898	(2,086)	98,098	25,908	25,709

The value of the property itself was € 6.4 million (2022: € 6.4 million).

There were no additions from capitalised interest in the current financial year or the prior year. There were no write-ups or transfers in the accumulated amortisation and depreciation in the current financial year or prior year.

Lease liabilities in the amount of € 2.7 million (2022: € 3.4 million; recognition in other liabilities) were connected to the rights of use pursuant to IFRS 16 mentioned above. Of these recognised lease liabilities, € 972 thousand come due in 2024 and the remainder in subsequent years. The interest expense for lease liabilities totaled € 3.6 thousand in the financial year (2022: € 6.2 thousand). The expenses for current lease liabilities (the accounting option is not being exercised) came to € 0 thousand in the financial year (2022: € 31.6 thousand). The disposals include the reassessment of rights of use in the amount of € 282 thousand (2022: € 558 thousand additions).

Note 22 Payables to banks and payables to customers

The recognition and measurement principles are shown in Note 2. The classification according to IFRS 9 is indicated in Note 15.

Payables to banks

	Repayable on demand		Other deposits		Total
€ thousand	31 Dec 2023	31 Dec 2022	31 Dec 2023	31 Dec 2022	31 Dec 2023	31 Dec 2022
Domestic banks	231,173	152,029	441,353	453,093	672,526	605,122
Foreign banks	82,686	86,903	384,617	260,659	467,303	347,562

Total	313,859	238,932	825,970	713,752	1,139,829	952,684

The increase in payables to banks is primarily the result of short-term money market transactions and an increase in demand deposits.

Payables to customers

	Domestic customers		Foreign customers		Total
€ thousand	31 Dec 2023	31 Dec 2022	31 Dec 2023	31 Dec 2022	31 Dec 2023	31 Dec 2022
States or government-affiliated organisations	636,070	582,959	84	181	636,154	583,140
Others	434,797	485,382	63,466	171,757	498,264	657,139

Total	1,070,867	1,068,341	63,550	171,938	1,134,417	1,240,279

Note 23 Debt securities issued

The recognition and measurement principles are shown in Note 2. The classification according to IFRS 9 is indicated in Note 15.

€ thousand	Net book value		Of which listed
	31 Dec 2023	31 Dec 2022	31 Dec 2023	31 Dec 2022
Bonds issued	18,543,058	20,381,101	18,543,058	20,381,101
Other debt securities issued	9,465,789	6,712,777	—	—

Total	28,008,847	27,093,878	18,543,058	20,381,101

The amount repayable on maturity for debt securities issued that were measured at fair value option was € 19,733.6 million (2022: € 21,324.8 million). This corresponds to a difference to the fair value of minus € 387.5 million (2022: minus € 897.3 million).

Of the debt securities issued, € 12,765.4 million will come due in the following year (2022 maturing in 2023: € 12,440.5 million).

The other debt securities issued contained subordinated liabilities in the amount of € 2.1 million (2022: € 2.0 million), for which interest expenses of € 0.2 million (2022: € 0.1 million) were paid.

Note 24 Provisions

Changes in provisions

€ thousand	31 Dec 2022	Use	Release	Addition	31 Dec 2023
Non-current employee benefit provisions	112,257	(7,700)	—	17,975	122,532
Other provisions	6,989	(5,096)	(104)	5,326	7,115

Total provisions 2023	119,246	(12,796)	(104)	23,301	129,647

Total provisions 2022	142,777	(12,351)	(18,385)	7,205	119,246

Changes in non-current employee benefit provisions

€ thousand	Pensions	Termination benefits	Total 2023	Total 2022
Present value of defined-benefit obligations (DBO) = employee benefit provisions at 1 January	89,667	22,590	112,257	135,763
Service cost	134	492	627	858
Interest cost	3,259	793	4,052	1,335
Payments	(5,559)	(2,141)	(7,700)	(7,380)
Actuarial gain/loss	11,872	1,424	13,296	(18,319)
Of which actuarial gain/loss arising from changes in parameters	5,337	918	6,255	(21,458)
Of which actuarial gain/loss arising from experience adjustments	6,536	506	7,041	3,139

Employee benefit provisions at 31 December (DBO)	99,374	23,159	122,532	112,257

The actuarial result stemmed from the change in the discount rate from 3.75% to 3.24% (2022: from 1.00% to 3.75%) and a sustained higher salary and pension trend for the years 2024–2026. Conversely, the long-term trend for future wage growth of 3.70% (2022: 3.70%) and the trend for future pension increases of 3.20% (2022: 3.20%) is unchanged. The result in 2022 was attributed largely to the change in the discount rate.

Historical information on defined-benefit obligations

€ thousand	2018	2019	2020	2021	2022
Pension provisions	107,495	124,247	123,279	109,211	89,667
Termination benefit provisions	26,894	30,378	29,623	26,552	22,590

Non-current employee benefit provisions	134,389	154,625	152,902	135,763	112,257

The pension obligations for most of the staff have been transferred to a pension fund under a defined-contribution plan. In connection with this plan, contributions of € 1.2 million were paid to the pension fund in 2023 (2022: € 1.2 million).

Staff costs also included the contributions of € 0.5 million to the termination benefit fund (2022: € 0.4 million).

The following table presents the sensitivity of the obligations to key actuarial assumptions. It showed the respective absolute change in the amount of the provision recognised at 31 December 2023 when varying a single assumption at a time. The other assumptions are unchanged in each case.

Sensitivity analyses - Changes in expenses (-)/earnings (+)

€ thousand	Pensions	Termination benefits	Total 2023	Total 2022
Increase in the discount rate by 0.50%	5,233	901	6,134	5,264
Decrease in the discount rate by 0.50%	(5,743)	(962)	(6,705)	(6,079)
Increase in expected salary growth by 0.50%	(193)	(951)	(1,143)	(1,122)
Decrease in expected salary growth by 0.50%	185	899	1,083	1,063
Increase in the pension trend by 0.50%	(5,368)	—	(5,368)	(4,805)
Decrease in the pension trend by 0.50%	4,961	—	4,961	4,441
Increase in life expectancy by 10% (corresponds to 1 year)	(5,768)	—	(5,768)	(4,891)

The sensitivity analysis was performed by an independent actuary using the projected unit credit method.

Maturity profile of the non-current employee benefit provisions

	Pensions		Termination benefits
€ thousand	DBO 31 Dec 2023	DBO 31 Dec 2022	DBO 31 Dec 2023	DBO 31 Dec 2022
1 year	6,033	5,529	2,059	2,873
2 up to 3 years	11,867	10,963	2,875	2,827
4 up to 5 years	11,487	10,662	3,090	2,598
Over 5 years	69,986	62,513	15,136	14,292

Total	99,374	89,667	23,159	22,590
Duration	11.5 years	11.4 years	8.6 years	8.6 years

Other provisions

€ thousand	2023	2022
Staff-related provisions	6,965	6,844
Other provisions	150	145

Total	7,115	6,989

Note 25 Tax assets and tax liabilities

Tax assets and tax liabilities each include deferred tax assets and deferred tax liabilities arising from temporary differences between the IFRS carrying amounts and the corresponding tax base taking account of the valid tax rates (up to and including 2022: 25.0%, 2023: 24.0%; since 2024: 23.0%) for Group companies (see also Note 14).

The recognised amount of deferred tax assets is based on the assumption that sufficient taxable revenue will be generated in future. OeKB Group had no (unused) loss carryforwards at the reporting date.

Deferred taxes

	Deferred tax assets		Deferred tax liabilities
€ thousand	31 Dec 2023	31 Dec 2022	31 Dec 2023	31 Dec 2022
Loans and advances to banks	17,328	44,320	—	—
Loans and advances to customers	—	—	1,006	1,919
Other financial assets	—	—	9,975	2,501
Derivative financial instruments	494,187	406,675	106,674	177,570
Guarantees pursuant to § 1(2b) AFFG	—	—	1,637,025	1,425,641
Property and equipment	—	—	1,378	1,421
Other assets	427	138	—	—
Payables to banks	26,759	1,676	—	—
Debt securities issued	1,081,760	1,005,918	—	—
Provisions	14,077	12,311	—	—
Other liabilities	—	—	621	332
EFS interest rate stabilisation provision	168,680	178,521	—	—

Total	1,803,219	1,649,559	1,756,680	1,609,384

Tax settlement	(1,756,680)	(1,609,384)

Tax claims (liabilities), net	46,539	40,175

€ thousand	2023	2022
Change	6,364	(4,293)
Of which in the income statement	3,708	1,874
Of which transfer to EFS interest stabilisation provision	140	3,543
Of which in the net other comprehensive income	2,796	(2,624)

The change in the tax rate resulted in a remeasurement effect of € 0.1 million (2022: € 3.5 million) from the Export Financing Scheme. As the EFS directly bears the attributable tax expenses, the remeasurement effect was assigned to the EFS.

Unrecognised deferred taxes payable

As in the prior year, there were no deferred taxes payable for temporary differences relating to shares in subsidiaries and joint ventures on 31 December 2023.

Note 26 Other liabilities

The item other liabilities in the amount of € 51.7 million (2022: € 46.3 million) consisted of € 31.9 million (2022: € 24.9 million) other liabilities and € 19.8 million (2022: € 21.4 million) accruals and deferred income.

The item other liabilities consisted primarily of open offsetting items in the amount of € 11.6 million (2022: € 7.0 million), obligations for staff-related expenses in the amount of € 3.1 million (2022: € 3.2 million), and lease expenses in the amount of € 2.7 million (2022: € 3.4 million).

The accruals and deferred income consisted primarily of not-yet-received commission payments from export and tourism guarantee operations in the amount of € 17.3 million (2022: € 18.7 million). The accruals and deferred income also include general fees and fees from commitments to lend in the amount of € 2.3 million (2022: € 2.4 million) relating to loans that have not yet been paid out. These are taken into account in the effective interest rate at the time that the underlying loan is paid out and then received on an ongoing proportionate basis through this rate.

Note 27 EFS interest rate stabilisation provision

The EFS interest rate stabilisation provision is formed for the Export Financing Scheme. The provision is based on the actual obligation regarding the use of surpluses from the EFS. This obligation arises from the rules for the fixing of interest rates in the EFS, which specify fixed margins for OeKB, and from a directive from the Federal Ministry of Finance on the use of surpluses from the scheme (see also Note 1).

The additions to and utilisation of the EFS interest rate stabilisation provision result from the net interest income from the EFS less OeKB’s fixed margin for the operation of the scheme and less the costs directly related to the refinancing of the scheme. The net effects from the measurement of the derivative financial instruments, guarantees pursuant to § 1(2b) AFFG, and the receivables and payables of the EFS are also included in this item. In accordance with the associated decisions, the provision is used to stabilise the terms of export financing loans.

Change in the EFS interest rate stabilisation provision

€ thousand	2023	2022
At the beginning of the period	1,486,405	1,241,148
Release/allocation from the net interest income	60,348	(79,354)
Release/allocation from the net credit risk provisions	86	(118)
Release/allocation from the net gain or loss on financial instruments measured at fair value through profit or loss	(47,373)	324,728

Change in the EFS interest rate stabilisation provision	13,061	245,257

At the end of the period	1,499,465	1,486,405

Note 28 Capital management

Equity disclosure

The subscribed capital of € 130.0 million (2022: € 130.0 million) is divided into 880,000 no-par value shares. These registered ordinary shares with restricted transferability are represented by global certificates registered in the name of each individual shareholder. Every share represents an equal proportion of the share capital. There are no shares in issue that have not been fully paid up. Each share represents a rounded proportion of € 147.73 of the share capital.

The capital reserve remained unchanged at € 3.3 million and is restricted pursuant to § 229(4) UGB.

The retained earnings attributable to owners of the parent increased by € 29.7 million to € 776.1 million (2022: € 746.5 million). The retained earnings contained an amount of € 10.6 million (2022: € 10.6 million) as a legal reserve pursuant to § 229(4) UGB.

The IAS 19 reserve is the result of actuarial gains on defined-benefit pension plans and changed by minus € 10.5 million from minus € 16.0 million to minus € 26.5 million in annual comparison. The FVOCI reserve resulted from the fair value measurement of investments in other unconsolidated companies and came to € 20.7 million (2022: € 19.4 million).

The equity attributable to owners of the parent thus came to € 903.7 million (2022: € 883.2 million).

The Executive Board will propose the disbursement of a dividend from the parent company of up to € 55.00 per share (880,000 shares) from the profit for 2023. This corresponds to a maximum disbursement of € 48.4 million. The resolution is scheduled for vote at the Annual General Meeting on 27 May 2024. The vote and specific resolution will depend on the capital needs and ongoing strategic considerations. The remaining profit shall be carried forward.

The ordinary Annual General Meeting resolved on 24 May 2023 to distribute a dividend for the 2022 financial year of € 37.18 per share and to carry the remaining profit forward.

The return on assets pursuant to § 64(1)19 BWG attributable to the owners of the parent was 0.2% in 2023 (2022: 0.2%).

Capital management

According to § 3(1)7 BWG, transactions conducted by OeKB and OeEB under the Export Guarantees Act (Federal Law Gazette No 215/1981) and the Export Financing Guarantees Act (Federal Law Gazette No 196/ 1967) are not subject to Regulation (EU) No 575/2013 or to §§ 22 to 24d, 39(2d) in conjunction with § 69(3), § 39(3) and (4), § 70(4a) 1, 8, 9, and 11, and §§ 70b to 70d BWG and are not subject to the inclusion of these transactions in the limits according to § 5(4) BWG. In terms of the supervisory law monitoring pursuant to § 69(2) BWG, the requirements in Regulation (EU) No 575/2013 do not apply. According to § 3(1)11 BWG, the provisions of the BWG and Regulation (EU) No 575/2013 do not apply to the business activities of OeHT (however, § 5[1]1 to 4a and 6 to 14, §§ 38 to 39b except § 39[2d] in conjunction with § 69[3], §§ 41 to 42, § 65, §§ 69 to 70a, §§ 71 to 73a, and §§ 98 to 99e BWG do apply, though the supervisory monitoring pursuant to § 69[2] BWG shall not take into account the requirements of Regulation [EU] No 575/2013).

The bank group pursuant to § 30 BWG consists of Oesterreichische Kontrollbank Aktiengesellschaft, OeKB CSD GmbH, Oesterreichische Entwicklungsbank AG, and Österreichische Hotel- und Tourismusbank Gesellschaft m.b.H. The strategy of OeKB Group aims to maintain a stable capital base over the long term. There were no material changes in capital management. The Group satisfied the capital requirements of the national supervisory authority at all times during the reporting period.

The minimum regulatory capital requirement for credit risk was determined in accordance with the provisions of Regulation (EU) No 575/2013. The capital required to be held for operational risk was determined according to the Basic Indicator Approach. The credit risk was significantly lower due to the exemptions from the supervisory regulations described above. The bank group did not hold a trading book at any time. At Group level, the risks were aggregated in accordance with the concept of economic capital. Through the analysis of risk-bearing capacity, the economic capital required was compared with the economic capital available, and both metrics are monitored.

OeKB is the parent institution of the OeKB bank group for the purposes of § 30 BWG. OeKB Group’s regulatory capital determined in accordance with Regulation (EU) No 575/2013 showed the following composition and development:

€ thousand	2023	2022
Risk-weighted assets (standardised approach to credit risk)	412,587	383,460

Total risk exposure amount (total regulatory capital requirement/8%)	787,103	701,594
Minimum regulatory capital requirement for
Credit risk	33,007	30,677
Operational risk (Basic Indicator Approach)	29,961	25,451

Total regulatory capital requirement	62,968	56,128
Consolidated regulatory capital purs. to Part 2 CRR
Paid-up share capital	130,000	130,000
Reserves*	726,732	711,056
Less deductions
Intangible assets	(4,736)	(5,676)

Common equity tier 1 capital	851,995	835,380

Tier 1 capital	851,995	835,380

Available regulatory capital purs. to Part 2 CRR	851,995	835,380
Surplus regulatory capital	789,027	779,252
Consolidated capital adequacy ratio (regulatory capital as a percentage of total risk-weighted assets)	108.2%	119.1%
Consolidated tier 1 ratio	108.2%	119.1%
Cover ratio (regulatory capital as a percentage of the capital requirement)	1,353.1%	1,488.4%

*

Purs. to Art 26(2) CRR, earnings for the year are included in common equity tier 1 only after the official adoption of the final annual financial results. The dedicated reserve for technical assistance is deducted from the reserves.

This results in the following ratios pursuant to Art 92(1) lit a to c of Regulation (EU) No 575/2013 at the reporting date, which are compared with the minimum ratios for the Group:

Minimum ratios purs. to Art 92 of Regulation (EU) No 575/2013

	2023		2022
In %	Minimum ratio	Actual ratio	Minimum ratio	Actual ratio
Core tier 1 ratio	7.209	108.244	7.092	119.069
Tier 1 ratio	8.709	108.244	8.592	119.069
Total capital ratio	10.709	108.244	10.592	119.069

Calculation of the actual ratio

Core tier 1 ratio =	Common equity tier 1 capital purs. to Part 2 CRR * 100
Minimum regulatory capital requirement purs. to Art. 92 CRR

Tier 1 ratio =	Tier 1 capital purs. to Part 2 CRR * 100
Minimum regulatory capital requirement purs. to Art. 92 CRR

Total capital ratio =	Available regulatory capital purs. to Part 2 CRR * 100
Minimum regulatory capital requirement purs. to Art. 92 CRR

Minimum ratio for OeKB Group

In %	2023	2022
Core tier 1 ratio purs. to Art 92(1) lit a of Regulation (EU) No 575/2013	4.500	4.500
Capital conservation buffer purs. to § 22 BWG in conjunction with § 103q line 11 BWG	2.500	2.500
Anti-cyclical capital buffer purs. to § 23a BWG in conjunction with § 103q line 11 BWG	0.209	0.092
Core tier 1 ratio purs. to Art 92(1) lit a of Regulation (EU) No 575/2013 incl. buffer requirements	7.209	7.092
Tier 1 ratio purs. to Art 92(1) lit b of Regulation (EU) No 575/2013 incl. buffer requirements	8.709	8.592
Total capital ratio purs. to Art 92(1) lit c of Regulation (EU) No 575/2013 incl. buffer requirements	10.709	10.592

The required ratios resulted from Art 92(1) of Regulation (EU) No 575/2013, the additional capital buffer requirements of the BWG, and the capital buffer regulation of the FMA.

Other disclosures and risk report

Note 29 Information regarding the consolidated statement of cash flows

The consolidated statement of cash flows shows the state and development of the cash and cash equivalents of OeKB Group. The reported cash position consisted largely of cash and balances at central banks and corresponds to the item cash and cash equivalents on the balance sheet. The Group had additional liquidity reserves (see Note 37), but these were not included in the definition of cash and cash equivalents. This additional liquidity buffer was formed in the EFS and was only used in stress scenarios. The reported cash and cash equivalents were denominated exclusively in euros.

The cash flow from operating activities included the changes in loans and advances to banks and loans and advances to customers, the changes in payables to banks and payables to customers, and the changes in debt securities issued. The change in the lease liabilities was also reported in cash flows from operating activities as these do not represent a material financing component. In net cash from operating activities, all income and expense components were adjusted for non-cash items, especially depreciation, amortisation, and impairment; changes in provisions and loan loss provisions; deferred taxes; and unrealised currency translation gains and losses; as well as all other items the cash effects of which represent cash flows from investing or financing activities. Foreign currency losses and gains were incurred primarily in connection with the issue of long- and shortterm debt securities issued for the EFS. The exchange rate risks were mostly covered by the guarantees pursuant to § 1(2b) AFFG. OeKB Group thus did not bear any exchange rate risk from the Export Financing Scheme. Fluctuations in exchange rates had little or no impact on cash and cash equivalents held or due in foreign currency. The total of the other adjustments primarily contains non-cash foreign currency losses and gains and non-cash effects from the fair value measurement of debt securities issued and derivatives, which are related to the change to the AFFG guarantee.

The cash flow from investing activities reflected changes in the other financial assets in the investment portfolio, in the property and equipment, and intangible assets. The cash flow from financing activities reflected changes in equity transactions with the owners.

Reconciliation of the changes in equity to the cash flows from financing activities

€ thousand	Notes	Retained earnings 2023	Non-controlling interests 2023	Net cash from financing activities 2023	Retained earnings 2022	Non-controlling interests 2022	Net cash from financing activities 2022
Balance sheet at 1 Jan		746,466	—		723,138	—
Dividends paid	28	(32,718)	(781)	(33,499)	(32,718)	(781)	(33,499)

Total change in cash flows from financing activities		(32,718)	(781)	(33,499)	(32,718)	(781)	(33,499)

Profit for the year		62,386	1,643		56,046	2,183
Balance sheet at 31 Dec		776,134			746,466

Most important developments during the financial year

The cash flow from operating activities in the amount of € 263.0 million (2022: minus € 1,197.9 million) changed by € 1,460.9 million compared with the prior year. The change was due to primarily the change of loans and advances to banks and loans and advances to customers, the change in the payables to banks, and the change in the debt securities issued. The repayments from redemptions of loans and advances to banks and loans and advances to customers exceeded the payments for the purchase redemptions by minus € 426.6 million (2022: minus € 862.3 million). The proceeds from new payables to banks and payables to customers and the debt securities issued exceeded the repayments from redemptions by € 1,611.9 million (2022: € 229.9 million).

The cash flow from investing activities in the amount of minus € 51.1 million changed by minus € 357.0 million compared with the prior year (2022: +€ 305.9 million). The payment outflows exceeded the payment inflows during the financial year, primarily as a result of new investments.

Note 30 Analyse of remaining maturities

The remaining maturity is the period from the balance sheet date to the contractual maturity date of the asset or liability; in the case of instalments, the remaining maturity is determined separately for each instalment.

Remaining maturities purs. to § 64(1) BWG at 31 Dec 2023

€ thousand	Repayable on demand	Up to 3 months	3 months up to 1 year	1 up to 5 years	More than 5 years	Total
Loans and advances to banks	1,407,531	883,205	7,519,918	8,765,434	3,342,252	21,918,340
Loans and advances to customers	417,354	60,519	214,407	832,254	757,797	2,282,332
Other financial assets	43,216	79,491	409,028	1,462,639	611,726	2,606,100
Derivative financial instruments	—	2,454	36,004	259,490	165,852	463,801
Guarantees pursuant to § 1(2b) AFFG	—	619,668	1,170,619	4,640,587	686,628	7,117,500
Current tax assets	—	—	663	—	—	663

Total	1,868,101	1,645,337	9,350,640	15,960,404	5,564,256	34,388,738
Payables to banks	313,859	322,213	106,776	266,444	130,537	1,139,829
Payables to customers	1,034,915	2,904	90,703	5,896	—	1,134,417
Debt securities issued	—	6,907,777	5,870,451	13,804,150	1,426,469	28,008,847
Derivative financial instruments	—	71,822	336,066	1,703,916	36,834	2,148,639

Total	1,348,774	7,304,716	6,403,997	15,780,405	1,593,840	32,431,732

Remaining maturities purs. to § 64(1) BWG at 31 Dec 2022

€ thousand	Repayable on demand	Up to 3 months	3 months up to 1 year	1 up to 5 years	More than 5 years	Total
Loans and advances to banks	633,562	506,364	7,739,100	9,377,369	2,877,868	21,134,263
Loans and advances to customers	637,315	61,473	225,764	832,645	749,943	2,507,140
Other financial assets	16,753	325,261	1,576,930	507,500	105,609	2,532,053
Derivative financial instruments	—	38,196	43,809	408,883	281,158	772,046
Guarantees pursuant to § 1(2b) AFFG	—	1,166,453	578,432	3,899,779	553,777	6,198,441
Current tax assets	—	—	885	—	—	885

Total	1,287,630	2,097,747	10,164,920	15,026,176	4,568,355	33,144,828
Payables to banks	108,618	307,090	145,206	295,679	96,090	952,683
Payables to customers	1,136,401	2,667	95,000	6,211	—	1,240,279
Debt securities issued	—	8,515,502	3,815,359	13,058,593	1,704,424	27,093,878
Derivative financial instruments	—	147,977	221,465	1,354,404	44,305	1,768,151

Total	1,245,019	8,973,236	4,277,030	14,714,887	1,844,819	31,054,991

Note 31 Subordinated assets

In relation to the development aid activities of OeEB, there are subordinated assets in the balance sheet items loans and advances to banks in the amount of € 72.4 million (2022: € 74.5 million), loans and advances to customers in the amount of € 23.4 million (2022: € 8.1 million), and other financial assets in the amount of € 58.9 million (2022: € 5.0 million) that are covered by guarantees from the Republic of Austria.

Note 32 Assets pledged as collateral

€ thousand	2023	2022
Collateral for credit risks in derivative financial instruments
Collateral pledged	1,753,163	1,202,581
Collateral received	—	130,251

The change in the assets and liabilities pledged as collateral was due to the changes in the collateral furnished and received pursuant to ISDA contracts with derivatives partners (see Note 19).

Note 33 Contingent liabilities and other off-balance sheet commitments

The contingent liabilities not reported on the balance sheet in the amount of € 799.2 million (2022: € 1,245.1 million) pertained to guarantees issued by OeEB in the amount of € 38.5 million (2022: € 43.2 million) that were in turn backed by guarantees from the Republic of Austria pursuant to the AusfFG and guarantees issued by OeHT in the amount of € 760.7 million (2022: € 1,201.9 million) that were backed by an indemnity from the Republic of Austria. Information about the undrawn credit facilities and commitments to lend in the amount of € 4,403.1 million (2022: € 3,693.3 million) is provided in Note 37. There are also security purchase obligations in the amount of € 44.5 million (2022: € 7.3 million) relating to the activities of OeEB. These purchase obligations are in turn covered by guarantees of the Republic of Austria pursuant to the AusfFG.

Note 34 Other off-balance sheet commitments

Pursuant to § 2(3) ESAEG (Deposit Guarantee Schemes and Investor Compensation Act), the fully consolidated companies of OeKB Group are required to guarantee a proportionate amount of deposits under the deposit insurance system operated by the Vienna-based Einlagensicherung AUSTRIA Ges.m.b.H. OeKB, OeEB, OeKB CSD, and OeHT are members of this institution.

Note 35 Fiduciary assets and liabilities

Off-balance sheet fiduciary transactions from the segment export financing amounted to € 180.3 million (2022: € 170.4 million). The fiduciary transactions for the Republic of Austria pertain mostly to the operations of the development bank that were entered into under the advisory programme and the “Holdings financed by federal funds” according to § 3 of the contract pursuant to § 9(1) AusfFG, as well as to the fiduciary account of the federal government.

Off-balance sheet fiduciary transactions from the tourism financing amounted to € 484.3 million (2022: € 474.9 million). The fiduciary transactions under the ERP fund pertain largely to the business activities of OeHT that were commenced under the aws erp tourism programme (legal basis: ERP Fund Act, general provisions for the aws erp programme, Regulation [EU] No 651/2014 Art 14 and 17, and Regulation [EU] No 1407/2013).

Note 36 Other disclosures on assets and liabilities pursuant to UGB/BWG

Supplementary disclosures purs. to § 43 and § 64 BWG

€ thousand	31 December 2023		31 December 2022
	Assets	Liabilities and equity	Assets	Liabilities and equity
Denominated in foreign currency	2,528,553	20,642,295	2,813,889	20,728,921
Issued or originated outside Austria	5,305,746	28,919,793	4,744,717	28,501,377

Disclosures pursuant to § 225(3) and (6) UGB

Of the other assets, € 9.1 million (2022: € 12.6 million) will come due after the reporting date, and of the other liabilities, € 29.2 million (2022: € 21.5 million) will come due after the reporting date.

Note 37 Financial risk management and loan loss provisions

Overview and special features of OeKB Group

In significant business segments, OeKB Group acts as a contractor to the Republic of Austria. It engages in no retail or deposit-taking business. As the parent company, OeKB is a special-purpose bank for capital and energy market services, and the Austrian export industry. The bank subsidiary Oesterreichische Entwicklungsbank AG supplements the Export Services, and the bank subsidiary OeKB CSD GmbH the Capital Market Services. Österreichische Hotel- und Tourismusbank Gesellschaft m.b.H., which finances investment projects in the Austrian tourism and leisure industry, is managed as the separate Tourism Services segment.

Risk management and risk controlling are key processes that are integral to the business strategy and are designed to ensure the lasting stability and profitability of the company and the entire OeKB Group. Each risk exposure is accepted after careful consideration and must conform with the risk policy and strategy defined by the Executive Board. The policy and strategy are intended to ensure a stable return on equity on the basis of a conservative approach to business and operational risks. The risk policy and strategy set out the risk management principles, the risk appetite, the key features of the risk management organisation, and the principles for the measurement, management, and limitation of the defined risk categories.

The Export Financing Scheme represents the majority of the business model and thus of the assets on the balance sheet – see also Note 1.

The risks of the Export Financing Scheme that is administered for the Republic of Austria were mitigated by extensive collateral and guarantees, especially from the Republic of Austria. The Export Financing Guarantees Act sets out the requirements for guarantees for export lending and thus the conditions for customer access to credit under the scheme, as well as the rules for the Austrian government guarantees protecting creditors in refinancing operations (creditor guarantees) and the government guarantees for exchange rate risk (exchange rate guarantees).

Exemptions from regulatory requirements are highly important for the business model. OeKB Group is not subject to the liquidity regulations (LCR, NSFR) or European and national provisions for the banking union (such as the BRRD). Further exemptions exist regarding export financing (i.e. the EFS), in particular the exemption from the CRR (Regulation [EU] No 575/2013). These exemptions apply to OeKB as the parent company of OeKB Group as well as to the fully consolidated banking subsidiary Oesterreichische Entwicklungsbank AG (see § 3[1]7 BWG). Similar exceptions apply to the OeKB Group member OeKB CSD GmbH, which is authorised as a central depository under the CSD Regulation (see § 3[1]12 BWG) and for Österreichische Hotel- und Tourismusbank GmbH (see § 3[1]11 BWG).

OeKB as the parent bank runs the Internal Capital Adequacy Assessment Process (ICAAP) pursuant to § 39a(1) and (3) BWG on a consolidated basis as the Group ICAAP. The risks at the individual company level are managed in part by setting risk budgets and monitoring compliance with these budgets on a quarterly basis.

Because of the special importance of the Export Financing Scheme and based on the management principles of OeKB Group, the EFS is treated as a separate investment risk entity (part of credit risk) in the Group ICAAP. For this purpose, a separate risk coverage calculation is performed for the EFS. The EFS poses no risks for the OeKB Group so long as it can bear its own risks. Any risk exceeding the Export Financing Scheme’s risk coverage capital would become part as a credit risk of the Group’s ICAAP. For details, see Chapter “ICAAP EFS and its integration in the Group ICAAP”.

The following contents of this note specify the risk management objectives, policies, and processes of the OeKB Group with regard to market, credit, business, and liquidity risk, operational risk and other non-financial risks, and the impacts of climate-related factors in particular on the risk types.

Aside from the sub-ICAAP for the EFS (see above) and the allocation of risk budgets for the bank subsidiaries, no other risk capital is assigned to the individual segments of OeKB Group. Because of the far-reaching exceptions (see above), risk management is not conducted according to the CRR regulations for the most part, but according to the pillar 2 concepts of ICAAP and ILAAP.

Risk management framework

The Executive Board bears overall responsibility for the establishment of an adequate, functional, and holistic risk management system that covers all material operational and business risks of OeKB Group. It meets this obligation by enacting suitable organisational measures as well as by providing a suitable guideline structure.

Guideline structure

One central guideline of the risk management framework is the risk policy and strategy of OeKB Group, which the Executive Board formulates and adopts in coordination with the Chief Risk Officer (CRO) and in consultation with the Risk Committee of the Supervisory Board on an annual basis in line with the business strategy.

The risk policy and strategy set out the risk management principles, the key features of the risk management organisation, the risk appetite, and the principles for the measurement, management, and limitation of the defined risk categories and the integration of sustainability factors. In this manner, the Executive Board ensures the uniform management of risks throughout the OeKB Group.

Each risk exposure that is accepted must conform with the Risk Policy and Strategy of OeKB Group. The principles and standards for ethical business practices are set forth in the Code of Conduct and are binding for all employees. These especially govern the handling of data, complaints, and conflicts of interest as well as compliance, whistleblowing, the prevention of corruption and money laundering, and the fit and proper policy for key personnel. The remuneration policy contains the principles for pay pursuant to the BWG and takes account of the relevant risks. In the standard operating procedure for document management, clear tasks and roles are assigned for the creation, review, release, distribution, revision, and archiving of documents. An effective internal control system is in place to ensure proper processes and correct financial reporting. Internal Audit/Group Audit serve as the third line of defence.

Organisation

Given OeKB Group’s key business activities and its specific business and risk structure, the Bank has adopted a clear functional organisation for its risk management process with well defined roles.

The efforts that began in 2023 to strengthen the risk management organisation were continued, and the establishment of a separate Non-Financial Risk Committee placed a targeted focus on operational and other non-financial risks (see more below). To better meet the current requirements of the market and regulators, a new organisational structure was adopted as of 1 January 2024, with a focus on a clear separation of the business segments and Executive Board remits between risk origination and risk oversight.

The Risk Management Committee (RMC), the Non-Financial Risk Committee (NFRC), and the Cyber Security Executive Committee (CSEC), each of which includes a representative of the overall Executive Board, play a key role in risk management.

The task of the RMC, which is chaired by the CRO, is strategic financial risk management and controlling. The Committee is the recipient of the risk reports, monitors and manages the risk profiles of the individual financial risks, and adopts or proposes to the Executive Board any necessary measures, including limits and risk budgets derived from the risk coverage calculation. Key findings of the NFRC und CSEC are reported to the RMC to ensure a comprehensive view and assessment of all risks.

In 2023, responsibility for non-financial risks was moved out of the RMC and the NFRC was set up as an independent committee (after having been a sub-committee of the RMC); responsibility for the ICS was also assigned to the NFRC. The NFRC serves to manage non-financial risks, in particular operational and ICT (information and communications technology) risks and is chaired by the Operational Risk Manager (ORM).

The CSEC was established in 2022 and is chaired by the Chief Information Security Officer (CISO) and serves, among other things, to regularly exchange information with the Executive Board, to ensure governance, to evaluate risks, and to provide advice on and commission measures in the area of information and cyber security. The CISO is responsible for the information and cyber security of OeKB Group and reports regularly and directly to the overall Executive Board.

The implementation of the measures decided by the Risk Management Committee is especially overseen by the Chief Risk Officer. The CRO reports directly to the overall Executive Board and, once a year, to the Risk Committee of the Supervisory Board. The CRO manages the Risk Controlling department, which is responsible for the measurement and assessment of financial risks, operating-level financial risk controlling including monitoring the internal limits, and the practical implementation of the Internal Capital Adequacy Assessment Process.

The Operational Risk Management including business continuity management and the internal control system are integrated in the OFM (Organisation & Facility Management) department, which ensures close collaboration with process management.

Other key functions of the governance structure are the officers for preventing money laundering, for compliance (WAG and § 39[6] BWG), and for outsourcing – all of whom report directly to the Executive Board.

A comprehensive risk assessment is conducted every year to ensure that all material risks have been identified and that they can be measured and managed. New products and services are subject to a product introduction process, which includes a risk assessment.

Risk management is supplemented by the Internal Control System (ICS), which ensures compliance with guidelines and risk-mitigation measures. The integration of the ICS in the NFRC and the nomination of an ICS officer serves to ensure compliance with the legal requirements for the ICS and the implementation and ongoing refinement of the ICS policy that was adopted by the Executive Board. Largely automated IT general controls and audits conducted by the Internal Audit/Group Audit department ensure its effectiveness.

Internal Audit/Group Audit serve as 3rd line of defence and conduct regular audits on operational management (the 1st line of defence) and on the organisational units involved in the risk management processes (2nd line of defence) and on the employed procedures.

OeKB Group has implemented a comprehensive and risk-oriented reporting and limit system to ensure that the senior management responsible for managing and monitoring financial and operational risks are informed adequately and in good time.

The Supervisory Board oversees all risk management arrangements and receives quarterly reports on OeKB Group’s risk situation. These risk reports present a detailed view of OeKB Group’s risk situation. The Supervisory Board also maintains a Risk Committee pursuant to § 39d BWG, which convened one meeting in 2023. The Audit Committee of the Supervisory Board also monitors the effectiveness of the Internal Control System. The Supervisory Board has also set up a Nomination Committee, a Remuneration Committee, and a Working Committee.

As part of the operational risk management strategy, organisational structures have been defined for various emergency and crisis scenarios. Especially the COVID-19 pandemic provided impressive proof of the efficacy of the crisis management system in the recent years. OeKB Group was not only able to act effectively at all times, but was also able to handle additional tasks relating to the government business aid programmes.

Internal Capital Adequacy Assessment Process (ICAAP)

Risk appetite and approaches to risk management

The ICAAP is conducted pursuant to § 39a(3) BWG at the group level and serves to ensure the maintenance of the defined bank-specific level of capital adequacy and forms an integral part of the management process as a controlling and measurement tool. The risk appetite is set annually by the Executive Board in coordination with the Risk Committee of the Supervisory Board.

The process accounts for the going concern approach and the gone concern approach. The key difference between the two approaches lies in the definition of the economic capital available to cover risk and the choice of the confidence level for the risk (99.9% for the going concern approach and 99.98% for the gone concern approach).

Risk coverage calculations and limitation

The risk coverage calculation is performed quarterly by the Risk Controlling department (RCO) – which as a risk oversight function is independent from risk origination – and is reported both to the Risk Management Committee and the Supervisory Board. In the risk coverage calculation, the economic capital requirement is compared with the risk coverage capital (internal or business capital). This is done in consideration of different coverage objectives and approaches (going concern and gone concern).

The key variable in the measurement and management of risk is economic capital. Risk is defined by OeKB as the danger that the actual outcome will be less favourable than the expected outcome (unexpected loss). The economic capital is calculated on the basis of a one-year horizon at the confidence levels defined in the steering principles.

The risk coverage calculation especially takes all defined material risk categories into account, namely credit risk, market risk, operational risk, and business risk. Credit risks are measured using the credit value at risk (CVaR) approach and market risks using the VaR approach. Business risk is determined on the basis of a statistical analysis of empirical target deviations in the operating profit.

Based on the results of the risk coverage calculation and the recommendations by the Risk Management Committee, the Executive Board defines the limits for market and credit risk for the OeKB Group as a whole as well as risk budgets for the individual banks in the OeKB Group. Compliance with these limits and risk budgets is monitored by the Risk Controlling department and reported to the Risk Management Committee and the Executive Board on a quarterly basis. There is no steering of individual business divisions or segments in the economic capital within OeKB Group, as this is of limited relevance; a separate ICAAP is conducted for the EFS. As in the prior years, the risk-bearing capacity of the EFS was assured as at 31 December 2023, meaning that there is no risk of spill-over from the EFS to the Group ICAAP. See also the section “EFS ICAAP and its integration in the Group ICAAP”.

Additional operational limits are also in place in key areas. These also cover the monitoring of risk concentrations.

In the risk coverage calculation, concentrations of risk between risk types are taken into consideration by determining the aggregate risk by adding up the individual type-specific risk capital amounts and thus assuming a perfectly positive correlation.

The measurement of operational risk is based on the Basic Indicator Approach expanded by a distribution for scaling to the respective confidence level of the specific approach.

The following table shows the high risk-bearing capability of OeKB Group in the going concern and gone concern approach.

Risk coverage calculation for OeKB Group

	31 December 2023		31 December 2022
€ thousand	Economic capital	Available risk coverage capital	Economic capital	Available risk coverage capital
Going concern	196,109	836,755	186,718	745,955

Gone concern	254,566	1,020,538	244,542	906,538

The economic capital calculations are supplemented with stress tests. This involves both univariate tests for key risk drivers and multivariate market-specific tests. To assess the sustainability of the risk-bearing capacity under adverse market conditions, input parameters such as volatilities, correlations, and probabilities of default are subject to stress on the basis of a macroeconomic scenario and then evaluated on the basis of this risk-bearing capacity.

Comparison of risk pursuant to ICAAP with minimum regulatory capital requirements pursuant to Art 92 of Regulation (EU) No 575/2013

	Value at Risk pursuant to ICAAP (confidence level 99.98%)		Regulatory capital requirement purs. to Reg. (EU) No 575/2013 (see Note 28)
€ thousand	31 Dec 2023	31 Dec 2022	31 Dec 2023	31 Dec 2022
Credit risk	77,079	81,881	33,007	30,677
Commodity and foreign exchange risk	449	3,391	—	—
Other market risk in the banking book	126,792	115,241	—	—
Other risks	12,122	11,645	—	—
Operational risk	38,124	32,384	29,961	25,451

Total	254,566	244,542	62,968	56,128

The risk in the ICAAP exceeded the regulatory capital requirement pursuant to CRR. This resulted primarily from the fact that OeHT does not fall under the CRR and that the market risk in the banking book is not covered by the CRR.

Market risk – banking book

Market risk is the risk of losses due to changes in market parameters. OeKB Group distinguished between specific and general interest rate risk, foreign exchange risk, and equity price risk. As no trading book is maintained, market risks relate only to banking book positions.

The risk amounts for market risk are assessed in the Group ICAAP (see previous table) using the value at risk (VaR) concept to estimate maximum potential losses within a single year (holding period). According to the steering principles, the calculation is carried out at the two confidence levels of 99.9% and 99.98% by means of Monte Carlo simulations.

The market risk limit is set by the Executive Board based on the proposal of the Risk Management Committee. In operational terms, this is managed on the basis of the requirements of the ALCO and Executive Board by the Treasury department, which administers the proprietary portfolio that makes the most significant VaR contribution. The proprietary investments consist of bonds held directly in securities accounts and managed on the basis of a buy-and-hold strategy. They are recognised according to the amortised cost, which is intended to avoid valuation effects stemming from changes in market interest rates.

The effects of extreme market changes are also determined by means of stress tests, which also serve to assess the plausibility of the VaR values. These tests comprise both the determination of the value at risk under stress conditions (such as credit migration and correlations) and multivariate stress tests based on specific historical scenarios (such as Black Monday, 11 September, the 2007/08 financial crisis). The effects of interest rate shifts and twists are also calculated in present-value and the supervisory outlier tests are performed on a quarterly basis.

General and specific interest rate risk in the banking book

In addition to the stochastic interest rate risk calculation in the risk coverage calculation, the general interest rate risk is also regularly calculated using interest rate scenarios. The following table shows the sensitivity of the net present value (PV) and of the net interest income (NII) depending on defined interest rate shocks.

General interest rate risk in the banking book (IRRBB) at 31 Dec 2023

		Parallel shift		Short/long twist		Parallel shift of key currencies
€ thousand	PV/NII	+50 BP	(50) BP	-/+25 BP	+/-25 BP	EUR +25 BP	EUR (25) BP	CHF +25 BP	CHF (25) BP
Interest rate sensitivities on a present value basis (excl. non-interest-bearing assets)
OeKB Group	2,101,292	(68,077)	70,596	(18,385)	18,948	(50,976)	51,912	16,300	(16,594)
Of which EFS	781,354	(57,621)	60,161	(14,241)	14,857	(45,927)	46,869	16,319	(16,613)

Interest rate sensitivities on an earnings basis (1 year, before guarantee fee)
OeKB Group	323,311	(15,478)	15,390	6,814	(6,830)	12,732	(12,758)	(20,518)	20,555
Of which EFS	199,085	(16,602)	16,516	7,209	(7,224)	12,108	(12,133)	(20,518)	20,555

General interest rate risk in the banking book (IRRBB) at 31 Dec 2022

		Parallel shift		Short/long twist		Parallel shift of key currencies
€ thousand	PV/NII	+50 BP	(50) BP	-/+25 BP	+/-25 BP	EUR +25 BP	EUR (25) BP	CHF +25 BP	CHF (25) BP
Interest rate sensitivities on a present value basis (excl. non-interest-bearing assets)
OeKB Group	1,473,488	(52,407)	54,126	(10,075)	10,477	(43,413)	44,180	16,820	(17,140)
Of which EFS	436,213	(42,603)	44,233	(5,782)	6,177	(38,942)	39,689	16,823	(17,144)

Interest rate sensitivities on an earnings basis (1 year, before guarantee fee)
OeKB Group	264,608	(17,163)	17,096	12,948	(12,966)	16,647	(16,663)	(23,377)	23,416
Of which EFS	145,096	(19,186)	19,120	13,850	(13,868)	15,596	(15,612)	(23,389)	23,429

The minor increase in the interest rate sensitivities stems from the EFS and can be attributed to the higher share of fixed-rate assets relative to the variable-rate assets (euros).

EBA Guideline 2022/14 regarding general interest rate risk entered into force on 30 June 2023 and replaced EBA Guideline 2018/02. A key change was the expansion of the supervisory outlier test to include net interest income. For this reason, OeKB developed a new internal model for the management of general interest rate risk (in accordance with the new EBA Guideline and the RTS for the supervisory outlier test), orienting itself closely towards the standardised approach.

As can be seen in the following table, the present-value outlier tests required by the EBA Guidelines were significantly below the supervisory thresholds.

The following table shows the maximum present value change in relation to the CET 1 capital per quarter and the underlying type of interest rate shock.

Results of present-value outlier tests – bank group 2023

Effective date	Max. present value change in %	Shift typ
31 Mar 2023	(2.4)%	Parallel up
30 Jun 2023	(2.8)%	Parallel up
30 Sep 2023	(2.8)%	Parallel up
31 Dec 2023	(2.5)%	Parallel up

Results of present-value outlier tests – bank group 2022

Effective date	Max. present value change in %	Shift typ
31 Mar 2022	(1.0)%	Flattener
30 Jun 2022	(1.1)%	Flattener
30 Sep 2022	(1.3)%	Short Up
31 Dec 2022	(2.4)%	Parallel Up

The change in the net interest income in relation to CET 1 capital was lower than 2% over the course of the year (starting on 30 June 2023), and thus well below the supervisory benchmark, as was the case for the present-value tests.

The rules of EBA Guideline 2022/14 relating to the management of credit spread risk entered into force on 31 December 2023. This risk must also be assessed from a present-value perspective and an income perspective. OeKB thus conducted an analysis in 2023 and quantified the credit-spread-sensitive products. The specific interest rate risk in the investment portfolio of the OeKB bank group qualified as material. This has been taken into account in the ICAAP on a present-value basis for many years and amounted to € 23.2 million as of 31 Dec 2023 in the gone concern view (31 Dec 2022: € 32.3 million). The resulting income risk is minor and will be included in the reporting starting in 2024.

Credit risk

OeKB Group differentiates between the following types of credit risk: counterparty risk/default risk, investment risk, and concentration risk.

Beyond the EFS, the only entity in OeKB Group that engages in significant credit operations is the Tourism Services segment (tourism financing). The overall low credit risks compared with the risk coverage capital of OeKB Group therefore stem primarily from the proprietary portfolio (bonds), the non-consolidated holdings, and the tourism financings extended by OeHT. The latter is subject to high collateral standards. The majority of the loans are secured by banks but also by public sector entities and to a limited extent by mortgages.

Credit risks are assessed using the credit value at risk (CVaR). This is the difference between the maximum loss at a given confidence level (for example 99.98% in the gone concern approach) and the expected loss associated with the respective default. The CVaR is calculated by means of the Vasicek distribution assuming a one-year holding period. The CVaR amounted to € 77.1 million as at 31 Dec 2023 (31 Dec 2022: € 81.9 million).

OeKB follows the strategy of broad diversification in the management of its proprietary portfolio. There are individual concentrations of exposure to issuers with the highest credit ratings. The major loan limits must also be followed in this, and reports are submitted regularly to the RMC and the Executive Board. The Tourism Services segment concentration on the tourism and leisure industry in Austria is inherent to the company’s business model, so loans are only provided under stringent collateral requirements.

The credit risk limits are set by the Executive Board according to the proposal of the RMC, which is based on the risk coverage calculation; compliance is monitored by the RCO. Credit derivatives are not used.

The creditworthiness of counterparties is assessed using a clear rating and mapping system. This rating is based on a detailed 22-part internal master scale that differentiates between sovereign and other counterparties in the very good rating segment in assessing the probability of default. The PDs are derived taking migration risks into account. This rating and mapping system is adopted by the RMC and is reviewed annually by the RCO.

EFS ICAAP and its integration in the Group ICAAP

The EFS, which OeKB manages as an agent of the Republic of Austria, accounts for the vast majority of the total assets and is managed as a separate accounting entity from the other business activities. In line with the steering principles, OeKB performs a separate risk coverage calculation for the EFS. Risks within the EFS that are not covered by the guarantees from the Republic of Austria (guarantees and avals according to AusfFG and AFFG) are evaluated and compared with the EFS interest rate stabilisation provision pursuant to UGB, which serves as risk coverage capital for the EFS.

This EFS interest rate stabilisation provision results from surpluses generated in the EFS, which are to be retained in the EFS in accordance with the decree of the Ministry of Finance from 1968 (non-interest liability). As the tax office only treats the EFS interest rate stabilisation provision as a “deductible debt item” if the funds are used to lower the effective refinancing interest rate, a tax provision is added to the economic capital for credit risk when calculating the risk-bearing capacity.

The EFS is taken into account as investment risk within OeKB Group’s Internal Capital Adequacy Assessment Process. Any risk exceeding the risk coverage capital of the EFS thus becomes part of the OeKB Group’s credit risk and is included in the calculation of risk coverage for OeKB Group.

The EFS has always had an unimpaired risk-bearing capacity to date, and there has never been a spillover of risks. The total of the risks in the EFS described below is less than the risk coverage capital in the EFS again in 2023, meaning that no risk from the EFS is accounted for in the Group ICAAP.

The most substantial risk types by far are credit and interest rate risk. Other relevant risk positions are CVA risk in connection with swap transactions and the refinancing risk.

Credit risk in the Export Financing Scheme

OeKB’s credit exposure consists primarily of financial instruments in the Export Financing Scheme (loans and advances to banks and customers). These loans are extended according to strict principles and high collateral requirements (mainly by guarantees of the Republic of Austria). To secure credit risks in connection with derivative financial instruments, collateral agreements are concluded with all counterparties. Credit derivatives are not used.

The extensive collateral and guarantees provided by the Republic of Austria result in a high level of risk concentration vis-à-vis the Republic of Austria, which is not measured due to the high quality of the collateral.

Credit risks above and beyond this are assessed using the credit value at risk (CVaR) method. This is the difference between absolute VaR at a given confidence level (99.9% in the going concern approach and 99.98% in the gone concern approach) and the expected loss associated with the respective default. The CVaR is calculated by means of a Monte Carlo simulation assuming a one-year holding period.

In addition to the risk concentration vis-à-vis the Republic of Austria, there are also significant concentrations vis-à-vis banks and other guarantors. These concentrations are inherent to and scope for the business model; diversification in this regard is limited. Due to the use of the Monte Carlo simulation, the calculated CVaR contains both business partner concentration risks as well as concentrations relating to guarantors and the probability of impairment as based on their credit ratings and correlation with the borrowers.

Credit risk is managed on the basis of the risk coverage calculation and the limits defined on this basis, and in day-to-day operations through a business partner limit system in which business partners and guarantors as well as combinations thereof are assigned limits. The concrete limits are assigned by the Executive Board based on the recommendations of the Credit Committee. Compliance is monitored by the Risk Controlling department.

Market risk in the EFS

In accordance with the primary steering principle, market risk is measured by means of the earnings at risk (EaR) and includes interest rate risks and, to the extent not guaranteed by the Republic of Austria, a limited level of exchange rate risks. As in the case for the measurement of credit risk, market risk is measured by means of a Monte Carlo simulation with the confidence levels specified above and a planning period of one year. The value at risk (VAR) is also determined. These stochastic risk measurement methods are supplemented by the measurement of the impacts of stress assumptions and the calculation of the sensitivity of the net interest income and present value to interest rate shifts and twists, which are also reported to the RMC and Executive Board.

The Treasury department is responsible for the operational management of market risk and, in particular, in coordination with the Asset Liability Management Committee (ALCO). The ALCO, which includes the Executive Board, is also responsible for defining the EFS asset rates and for designing the EFS products.

Business risk

OeKB Group primarily understands business risks to mean declines in profits caused by unexpected changes in business volume or margins or unexpected operating costs and expenses. Unexpected refers to deviations from the Group’s planning. To the extent that they have materialised in the past, these risks also include business model risks and strategic risks arising from business policy decisions and changes in economic or legal conditions as well as reputation risks as negative consequences of stakeholder perceptions.

Business risk is initially determined on a quantitative basis and then subject to expert review so that concrete limits can be set annually by the Risk Management Committee. As this risk category is a profit risk, it is accounted for in the risk coverage calculation by being deducted from the risk coverage capital.

Aside from quantitative inclusion in the ICAAP, the Group is aware of the relevance of these risks in particular in its role as a special-purpose bank group, due to the high importance of the Export Financing Scheme, and in light of the associated legal exceptions. The active monitoring of legislative changes, stakeholder dialogue, adherence to a conservative risk policy, and a proactive reputation policy (including a Code of Conduct) are central factors in mitigating these risks.

Other risks in the ICAAP

Model risks and risks from risk types that are not separately measured are taken into account in the risk coverage calculation by the application of percentage surcharges to the determined economic capital.

OeKB Group faces various risk concentrations. Two of the most significant concentrations are the business field concentration as a special-purpose bank group and the dependence on the guarantees provided by the Republic of Austria in connection with the EFS. These concentrations are inherent to and scope for the business model; diversification in this regard is limited.

Inter-concentration risks that arise from interdependences between different risk types are factored into the Group ICAAP as well as into the EFS ICAAP by aggregating the economic capital values for each risk type (credit risk, market risk, etc). Multivariate stress tests are also performed to evaluate these risks.

The risk of excessive leverage, and hence the leverage ratio, are of minor significance for OeKB Group as most of its assets stem from the Export Financing Scheme. The EFS exposure is secured by the guarantees of the Republic of Austria to a large extent, and the debt financing is part of the business model.

Non-financial risks and operational risks

Unlike market and credit risks, for example, non-financial risks can only be measured and managed through key figures to a limited extent, so the definition of the risk appetite and the management of these risks primarily occur on a qualitative basis. OeKB Group includes the following risks in this category: systemic risk, business model risk, strategic risk, reputation and conduct risk, compliance risk, and operational risk, including IT risks.

A five-stage traffic light system is used for the holistic assessment of the non-financial risks on a quarterly basis. A workflow-based decentralised assessment of the various risk categories is conducted by all departments, bank subsidiaries, and risk and compliance officers using a special software system (ARIS). The dashboard system provides an overview and allows an integrated evaluation of the overall situation. The goal is to have all processes, precautions, and measures put into place and executed in such a manner that the expected annual damages are below € 500 thousand (half of the tolerable error specified in the ICS).

Operational risk is the risk of losses resulting from the inadequacy or failure of internal processes, people, or systems or from external events including legal risks. The economic capital requirement for the Group ICAAP is determined by scaling the regulatory capital requirement according to the Basic Indicator Approach to the respective confidence level.

Standards, rules, and processes are derived from the risk policy and documented in manuals. This also includes emergency management manuals, contingency plans, and crisis scenarios, all of which are reviewed annually. The effectiveness of plans and concepts is checked using tests and exercises. The ongoing maintenance and evaluation of the central loss incident database, in which near losses are also documented, helps to ensure the continuous optimisation of operational risks.

Given the high importance of information and cyber security, the Group has a separate Information Security Officer. The Chief Information Security Officer (CISO) reports directly to the Executive Board and chairs the Information and Cyber Security Executive Committee. In addition, the comprehensive project Cyber Security & Defense Program was launched in 2022. Goals are among others information security certification according to ISO 27001, preparing for the implementation of the requirements in the Network and Information System Security Act (NISG) and the Digital Operational Resilience Act (DORA).

In 2023, the Non-Financial Risk Committee (NFRC) was established as a separate entity to manage the non-financial risks after previously being a sub-committee of the RMC; the NFRC is chaired by the Operational Risk Manager and also includes representatives of the full Executive Board.

Legal risks are minimised through continuous monitoring by the respective business segments and the Legal & Compliance department, and by the appointment of Compliance Officers pursuant to the WAG and § 39(6) BWG.

Operational risk is dictated by the corporate culture and the behaviour of each individual more strongly than market risk and credit risk. With this in mind, the Executive Board has established a Code of Conduct with rules, as such as for corruption prevention, the whistle-blower system, and the complaint handling system.

Regular checks conducted by Internal Audit/Group Audit and an effective internal control system contribute to the further mitigation of operational risks.

Discussion: Benchmark rate reform – IBOR reform

The most important interbank interest rate benchmarks around the world were reformed, which includes the replacement of some interbank offered rates (IBORs) with alternative, risk-free rates (RFRs). This switch is also being called the “IBOR reform”. Starting on 1 January 2022 (or 1 July 2023 for selected USD LIBOR rates), no LIBOR benchmark rates were listed or published.

OeKB Group has a large number of financial instruments that are affected by this reform.

Over the past financial years, corresponding alternatives were agreed and implemented for nearly all affected transactions, which had only minor effects on the balance sheet and consolidated statement of comprehensive income.

It has not yet been possible to switch a small number of loans and advances to banks and customers in the development aid financing segment over. The final contractual amendments are planned for 2024. As this only involves small volumes of existing contracts, this switch is also unlikely to have any material effect.

Liquidity risk (ILAAP)

OeKB Group differentiates between the following types of liquidity risk:

•	The risk of not being able to fully meet present or future payment obligations as they fall due;

•	Refinancing risk, the risk that funding can only be obtained at unfavourable market terms; and

•	Market liquidity risk, the risk that assets can only be sold at a discount.

Liquidity risk management is performed for OeKB Group as a unit, including the Export Financing Scheme.

The Executive Board defines the principles for liquidity risk management and the risk appetite in the Risk Policy and Strategy that is coordinated with the Supervisory Board’s Risk Committee on an annual basis. This refers to liquidity risk as insolvency risk. This is the short-term risk of not being able to meet present or future payment obligations fully as they come due. A minimum survival period of at least one month and a target survival period of at least two months have been set for OeKB Group.

The goal of the liquidity strategy is to ensure sufficient access to required liquidity on acceptable terms even in difficult market situations. OeKB’s excellent standing on the international financial markets for decades as an issuer coupled with the high diversification of its financial instruments, markets, and maturities, and most importantly of all the guarantee of the Republic of Austria protecting the lenders pursuant to § 1(2a) AFFG combine to facilitate market access even when markets are under special stress. The processes used to measure and manage liquidity risk are documented in the liquidity risk management manual that is adopted by the RMC.

As the overwhelming need for liquidity results from the Export Financing Scheme, the refinancing risk is factored into the risk coverage calculation for the EFS.

The central tool for the measurement of liquidity risk in the narrower sense is a monthly liquidity gap analysis. This is done using one-day time buckets for the next twelve-month period and is based on cash flow and funding projections – under both idiosyncratic and systemic stress assumptions – that are set against the liquidity buffer (consisting primarily of securities eligible for rediscounting by the ECB). Market liquidity risk is taken into account through corresponding haircuts for liquid assets.

The average survival period determined by this methodology was roughly five months in 2023. OeKB Group defines the survival period as that period for which the current liquidity buffer is sufficient under an assumed combination of simultaneous idiosyncratic and systemic stresses to meet all payment obligations without having to raise additional capital on the financial markets (although the full faith and credit of the Republic of Austria supports such borrowing by OeKB). In a stress period, the survival period is thus the time available to take any strategic corrective action necessary. A liquidity contingency plan is in place for crisis situations.

OeKB Group’s survival period

Days	2023	2022
Annual average	148	207
Yearly maximum	251	321
Yearly minimum	74	71

The unencumbered liquidity buffer of OeKB Group has the following composition:

Liquidity buffer of OeKB Group

€ thousand	Fair values 2023	Fair values 2022
Cash and cash equivalents	497,877	319,542
Less minimum reserves	(77,073)	(57,163)

Cash and cash equivalents at central banks	420,804	262,380
Securities deposited at the central bank	7,783,660	7,421,619
Treasury bills and similar securities eligible for rediscounting	1,085,299	1,214,890
Bonds from other issuers eligible for rediscounting	242,972	429,268

Total	9,532,735	9,328,157

The vast majority of the securities deposited at the central bank are covered bonds issued by OeKB and immediately bought back, for which reason they are not reported on the balance sheet. They are used solely to secure liquidity.

Daily liquidity is ensured on the basis of the needs and coverage calculation, and long-term liquidity is assessed on the basis of the gap analysis. Operational liquidity management is handled by the Treasury department, which reports to the ALCO. Compliance with the survival period requirements is monitored by the Risk Controlling department and reported to the RMC.

OeKB does not manage its liquidity according to the liquidity coverage ratio (LCR) or net stable funding ratio (NSFR). Pursuant to § 3(2)1 BWG, the following legal provisions do not apply: Part 6 of Regulation (EU) No 575/2013 and §§ 27a, 39(2b)7 in conjunction with 39(4), 39(3), and 74(6)3a in conjunction with § 74(1) BWG.

The following table shows the maturity structure of the financial liabilities. The principal flows are assigned to the individual maturity bands based on the contractual maturities. Positions that are repayable on demand are assigned to the first maturity band.

Maturity structure as at 31 December 2023

€ thousand	Total outflows/inflows	Up to 2 years	2 up to 5 years	5 up to 10 years	More than 10 years
Financial liabilities
Payables to banks	(1,099,762)	(741,842)	(208,558)	(118,468)	(30,894)
Payables to customers	(1,234,468)	(644,657)	(33,970)	(555,841)	—
Debt securities issued	(29,511,979)	(19,414,699)	(8,416,922)	(1,413,702)	(266,656)

Total	(31,846,209)	(20,801,198)	(8,659,450)	(2,088,012)	(297,550)
Derivative financial instruments
Outflows	31,887,377	20,481,810	10,980,820	295,316	129,431
Inflows	(34,104,304)	(21,790,989)	(11,845,932)	(310,541)	(156,842)

Total	(2,216,927)	(1,309,180)	(865,112)	(15,225)	(27,411)

Maturity structure as at 31 December 2022
€ thousand	Total outflows/inflows	Up to 2 years	2 up to 5 years	5 up to 10 years	More than 10 years
Financial liabilities
Payables to banks	(1,077,812)	(758,980)	(210,820)	(82,678)	(25,333)
Payables to customers	(1,213,955)	(553,877)	(627,087)	(29,756)	(3,235)
Debt securities issued	(29,451,027)	(17,265,778)	(10,185,956)	(1,741,513)	(257,780)

Total	(31,742,794)	(18,578,635)	(11,023,863)	(1,853,947)	(286,349)
Derivative financial instruments
Outflows	30,180,843	13,304,564	13,865,624	3,010,655	—
Inflows	(31,458,079)	(14,053,541)	(14,339,311)	(3,065,227)	—

Total	(1,277,236)	(748,977)	(473,687)	(54,572)	—

The following table shows the expected liquidity gaps per maturity band. Here, the contractual capital flows of the liabilities are compared with the corresponding receivables. The presentation takes the AFFG exchange rate guarantee into account.

Gap according to the gap analysis as at 31 Dec 2023

	Up to 2 years	2 up to 5 years	5 up to 10 years	More than 10 years
Incl. guarantees	(2,609,543)	661,953	3,191,779	837,222

Gap according to the gap analysis as at 31 Dec 2022

	Up to 2 years	2 up to 5 years	5 up to 10 years	More than 10 years
Incl. guarantees	(2,760,348)	746,555	2,890,937	798,319

The majority of the portfolio can be attributed to the Export Financing Scheme, and existing liquidity gaps can be closed at any time. Funding operations are conducted on the international financial markets, primarily via commercial paper programmes and bond issues.

Details on credit risk and loan loss provisions

The maximum credit risk essentially encompasses all of OeKB Group’s assets (with the exception of property and equipment and intangible assets). The maximum credit risk is significantly reduced by the extensive guarantees and sureties, primarily from the Republic of Austria.

Credit rating and country breakdown

The distribution of OeKB Group’s financial instruments measured at amortised cost across rating categories (summary of the master rating scale with six rating levels) was as shown in the following table. Guaranteed assets were assigned to the rating category of the guarantor in the amount of the guarantee.

Credit quality of the financial instruments at amortised cost

€ thousand	Stage 1 net book value	Stage 2 net book value	Stage 3 net book value	POCI net book value	Carrying amount 2023	Carrying amount 2022
Loans and advances to banks
Rating category 1 (AAA/AA)	18,071,832	140,548	5,392	—	18,217,772	18,335,700
Rating category 2 (A)	1,230,509	—	—	—	1,230,509	368,505
Rating category 3 (BBB)	291,589	34,441	—	—	326,030	335,589
Rating category 4 (BB)	—	—	—	—	—	11,752
Rating category 5 (B)	—	—	—	—	—	—
Rating category 6 (CCC or lower)	5,767	—	—	—	5,767	5,454

Total	19,599,698	174,989	5,392	—	19,780,079	19,057,001
Loans and advances to customers
Rating category 1 (AAA/AA)	642,266	80,456	12,224	62,586	797,532	783,292
Rating category 2 (A)	1,084,935	133,826	—	—	1,218,761	1,274,739
Rating category 3 (BBB)	213,826	46,510	—	—	260,336	443,250
Rating category 4 (BB)	2,535	—	—	9	2,544	2,544
Rating category 5 (B)	—	—	—	546	546	597
Rating category 6 (CCC or lower)	501	—	—	2,112	2,613	2,719

Total	1,944,063	260,791	12,224	65,254	2,282,332	2,507,140
Other financial assets (at amortised cost)
Rating category 1 (AAA/AA)	733,732	—	—	—	733,732	398,424
Rating category 2 (A)	104,157	—	—	—	104,157	127,675
Rating category 3 (BBB)	41,068	—	—	—	41,068	49,512
Rating category 4 (BB)	—	—	—	—	—	—
Rating category 5 (B)	—	—	—	—	—	—
Rating category 6 (CCC or lower)	95	—	—	—	95	96

Total	879,052	—	—	—	879,052	575,708

					Value 2023	Value 2022
Credit facilities and commitments to lend
Rating category 1 (AAA/AA)	4,256,240	2,908	—	—	4,259,148	3,635,201
Rating category 2 (A)	33,963	63	—	—	34,026	40,141
Rating category 3 (BBB)	105,460	—	—	—	105,460	17,983
Rating category 4 (BB)	4,420	—	—	—	4,420	—
Rating category 5 (B)	—	—	—	—	—	—
Rating category 6 (CCC or lower)	—	—	—	—	—	—

Total	4,400,082	2,971	—	—	4,403,054	3,693,325

Credit risk concentrations

The following table shows the geographical breakdown of the loans and advances to banks and loans and advances to customers.

Breakdown of the loan commitments based on the country of the guarantor

	Loans and advances to banks		Loans and advances to customers		Total per country
€ thousand	2023	2022	2023	2022	2023	2022
Austria	19,841,519	19,928,692	1,885,747	1,882,230	21,727,265	21,810,922
France	339,875	55,744	385,063	617,797	724,938	673,541
Germany	675,446	405,208	8,873	3,605	684,320	408,814
Denmark	308,962	96,574	—	—	308,962	96,574
Italy	243,645	192,948	—	—	243,645	192,948
Other countries	508,893	455,095	2,649	3,507	511,542	458,603

Total	21,918,340	21,134,262	2,282,332	2,507,140	24,200,672	23,641,402

Determining the expected credit loss (ECL)

The following shows the material input factors, assumptions, and techniques employed by OeKB Group to calculate impairment charges according to IFRS 9 (expected credit loss model). Because of the business model of OeKB Group and its special credit risk situation, the ECL values calculated according to the IFRS 9 are of limited informational value.

Low credit risk exemption

According to IFRS 9, the credit risk can be considered to be low when the rating of the financial instrument is equivalent to an investment grade rating. OeKB Group applies this low credit risk exemption. A non-significant increase is generally assumed when the financial instrument in question has a low default risk (before accounting for collateral) on the reporting date.

OeKB Group defines categories 1 to 10 of the 22 total categories on the internal master rating scale as low default risk. Level 10 corresponds to an S&P rating of BBB-; this means that the classes 1 to 10 correspond to the market’s typical definition of investment grade.

Justification for the use of the low credit risk exemption

OeKB Group is purely a group of special-purpose banks with special, legally mandated tasks for the capital market, the export services, and in the tourism services segment (see Note 1). The majority of the total assets result from the Export Financing Scheme and is governed by special laws (AFFG and AusfFG). Exemptions from the CRR and CRD apply to all activities relating to export (financing) promotion (and to the entire OeKB Group without limitations at the European level), and the subsidiaries are not banks for the purposes of the CRR. The EFS is a self-sustaining promotion system; credit losses do not reduce equity but are posted against the EFS interest rate stabilisation provision or are directly covered by a guarantee from the Republic of Austria

(see Note 1). Decades of operational experience have shown no or only minor losses from the portfolios to date.

In line with the EBA Guidelines, OeKB Group regularly monitors the development of credit ratings and reserves the right to take individual financial instruments out of the low credit risk exemption based on an assessment (30-days past due or a different qualitative trigger). This means that the low credit risk exemption is only applied to financial instruments that are of investment grade and that have no qualitative indicators for stage 2 or stage 3.

Definition significant increase in credit risk

The assessment of the significant increase in credit risk is a central aspect of the ECL model. In the event of a significant increase in credit risk, the impairment value must not be the 12-month ECL, but the lifetime ECL (except for instruments to which the low credit risk exemption can be applied).

As OeKB Group uses the low credit risk exemption, the 12-month ECL (stage 1) is generally used. An impairment in the amount of the lifetime expected loss (stage 2) is relevant for financial instruments whose rating is not or is no longer in the investment grade range, if the credit risk increases significantly at the same time (based on quantitative or qualitative characteristics).

Significance criteria

An increase in credit risk is significant when the probability of default (PD) increases significantly. The assessment is conducted quantitatively on the basis of the aggregated probabilities of default (PDs) for the (expected) term of the instrument. OeKB Group has selected a change in the forward lifetime PD as the relative transfer criterion for assignment to stage 2, with the change in the default risk being neutralised over the course of time in the comparison. If the increase exceeds the defined threshold, the instrument is assigned to stage 2 (unless the instrument remains in stage 1 on the basis of the low credit risk exemption).

The thresholds for assessing the significance of the change in the default risk are defined relative to the risk of default upon initial recognition, and more than 250% increase in the forward lifetime PD is seen as significant.

In addition to the quantitative definition, OeKB Group also uses qualitative information to assess a significant change in the default risk. This especially includes significant changes in external market indicators (such as credit spreads) and actual or anticipated significant changes in external credit ratings of a financial instrument or borrower. When such marked developments occur, the significance is assessed on a case-by-case basis. A borrower being past due by more than 90 days generally qualifies as a transfer criterion, and being past due by more than 30 days is an indicator that can be refuted in individual cases.

Collateral is not taken into account when assessing the default risk (except collateral included in the security rating).

Collective stage transfers

In some cases in the past, OeKB Group has used the instrument of the collective stage transfer as a management overlay. There was no cause to use this instrument in 2023.

Contracts with modified conditions

There are many different reasons why conditions in customer contracts are changed after the fact, even when the business partner’s credit rating has not worsened, such as changed market conditions or early repayments.

One reason in OeKB Group is development aid loans used to finance projects in developing and emerging countries. Because projects take different courses, it is normal here to make changes to the times of payout and repayment.

As explained in Note 2, the previous contract is terminated and a new financial asset recognised at fair value when substantial contract amendments are made. In cases of minor changes, the difference in the fair value of the contract before and after the amendment is recognised on the income statement.

When significant changes are made, the date of the initial recognition of the new financial asset is also used as the original credit risk for the future calculation of the change in the credit risk, while the original credit risk upon the conclusion of the original contract is still used in the case of minor changes.

If contracts are modified due to the borrower experiencing financial difficulties and with the intention of maximising the future interest and principal payments of this business partner (forbearance), this is in any case a qualitative indicator for the default of the borrower (see also “Definition of default” below). The partner may be returned to the 12-month ECL after a longer period of consistent contract fulfilment and when there are additional indications that the financial difficulties have been overcome.

Calculation of the expected credit loss

The three key parameters for calculating the ECL are the

•	probability of default (PD)

•	loss given default (LGD)

•	exposure at default (EAD).

The derivation of these three parameters is explained below.

Probability of default

Credit rating classification

OeKB Group classifies every credit exposure and assigns every borrower and every financial instrument to a credit rating category on the internal master rating scale based on external ratings from qualified agencies and internal credit assessments. A probability of default is assigned to every rating level and increases exponentially from level to level. These one-year probabilities of default are used for risk management in the sense of the Basel requirements and must therefore be adapted accordingly for use in the ECL calculation.

PIT and FLI adjustments

In the first step, monthly aggregated probabilities of default are determined out to the maximum maturity in the portfolio using conditional probabilities (Bayes’ theorem) in line with the one-year through the cycle PDs used in risk management. The use of the Bayesian scalar approach ensures that the PD values are between 0 and 1.

According to IFRS 9, the PD must not only be estimated for a point in time (PIT), but must also take forward looking information (FLI) into account. This means that OeKB Group adapts the PIT probabilities of default to account for expected future developments in the next step.

Portfolio-specific models that allow a multi-year (up to three years) projection of the portfolio PDs by way of relevant macroeconomic indicators (see also below) are created for these FLI adjustments. These adjustments are applied to the PIT PDs and continued on a tapering basis after the end of the forecasting period to calculate the FLI PDs. The FLI models consist of a multilinear regression of quarterly data over a period typically lasting 10 or more years. The dependent variable is the average probability of default for the portfolio, usually calculated as a share-weighted value. A set of independent variables is selected for each portfolio in collaboration with economic experts and added to the regression. Different compositions are then tested from this set in the regression, with the variants taking into account relative and absolute changes as well as time-delayed effects. The model is selected taking the calculated coefficient of determination and the distribution characteristics of the unexplained variation into account. The most important factors include long-term and short-term interest rates, inflation and the wage trend, GDP, and budget balances. The decisive factors in the tourism model are the development of overnight stays, the Austrian unemployment rate, and Germany’s GDP growth. In the final step, the FLI adjustments are estimated from projections for the macroeconomic parameters using the regression coefficients.

This econometric model forms the base scenario for the changes in the probabilities of default. This base scenario is included in the ECL calculation with a weighting of 50%. The two other scenarios are derived from possible further geopolitical developments (such as the conflicts in Ukraine and the Middle East) and their effects on the energy supply, inflation, and interest rates. The comeback scenario (weighting 15%) is based on a slight decrease in interest rates and sufficient energy for households and businesses; the stress scenario (weighting 35%) is based on a spread of the geopolitical crises, a recession, and high inflation. Depending on the susceptibility of the respective sector, the future probabilities of default for these two scenarios are increased or decreased using multiplicative factors. For the tourism sector, which makes the greatest contribution to the ECL, this means that the probabilities of default are 20% lower in the comeback scenario than in the base scenario in the coming three years, and that they rise by 50% to 100% in the coming one to two years in the stress scenario.

No PIT or FLI adjustments are applied to the EAD or LGD values.

Definition of default

OeKB Group uses default indicator definitions that are oriented towards Art 178 CRR. These especially include debtors being past due by more than 90 days, the initiation of bankruptcy/restructuring proceedings against the debtor, and other crisis-related restructuring measures that lead to concessions to the debtor. There may also be other indicators that point to a potential default (such as information about the default of the debtor with other creditors) in individual cases. These must be assessed on a case-by-case basis and are also taken into account in the period from the balance sheet to the preparation of the balance sheet.

Loss given default (LGD) and application of collateral

The loss given default is another central parameter in calculating the ECL. It indicates the amount of the loss in the event of borrower or financial instrument default, in which case fungible collateral must be taken into account.

Because of its business model, OeKB Group does not have sufficient data to derive a statistically significant LGD model, either for a 12-month LGD or for a lifetime LGD.

Therefore, the following approach has been selected in general based on the ICAAP and the values specified in the CRR:

•	LGD for assets economically guaranteed by the Republic of Austria: unchanged 0%.

•	LGD of unchanged 3.25% for reverse repurchase agreements and unchanged 6% for loans with mortgage collateral (OeHT).

•

LGD for other financial transactions: unchanged 65% (see Art 161 CRR: senior exposures 45% and subordinated 75%). Note: There are no subordinated exposures at this time; because of the business model and the material portfolios (EFS, bond portfolio), it seems appropriate to apply a higher value than specified in the CRR based on the wide variation in the empirical estimations of LGDs and the comparatively high LGDs found in the literature for bonds.

No collateral is taken into account by way of LGD aside from the cases listed above. Other collateral is not taken into account in the loss given default, but in the PD (multiple default).

The calculation of these multiple default PDs takes the number of collateral items into account. This means that this represents the probability that not only the borrower will default, but also the guarantors at the same time, with the correlation between the borrower and the guarantors being taken into account. This means that the joint probability of default is a cumulative bivariate or trivariate distribution function depending on whether there is one item of collateral or two items of collateral.

Collateral is not taken into account in the PD as part of the staging process, but is only used to calculate the ECLs (for the one-year ECL and the lifetime ECL).

Expected exposure at default (EAD)

The EAD represents the expected gross book value at the time of default. The EADs are modelled on the basis of a monthly observation calculated from the contractual cash flows plus accrued interest according to the effective interest method.

Product-specific credit conversion factors are estimated for undrawn facilities and loan commitments based on empirical experience with degrees of utilisation.

Impairment requirement according to the ECL calculation

The impairment charges are determined by the weighting of the ECLs calculated on the basis of the scenarios, using the following weighting factors: 50% for the basic scenario, 15% for the comeback scenario, and 35% for the stress scenario. The following table shows the need for impairment charges based on the ECL calculation and does not include the subsequent measurement of the POCI assets; these can be found in Note 8.

Change in loan loss provisions in 2023

€ thousand	Loans and advances to banks	Loans and advances to customers	Other financial assets	Total
Loan loss provisions as at 31 Dec 2022	166	1,270	164	1,600
Additions	11	79	19	109
Disposals	(0)	(18)	(11)	(29)
Stage transfers
Transfers from stage 1 in stage 2		337	—	337
Transfers from stage 2 in stage 1	—	(127)	—	(127)
Present value effects and changes in risk parameters	(99)	(543)	28	(614)
Foreign exchange effects and other changes	—		—	—

Loan loss provisions as at 31 Dec 2023	77	999	199	1,276

Of which 1-year-ECL	28	253	199	480
Of which lifetime-ECL	49	746	—	796

Change in loan loss provisions in 2022

€ thousand	Loans and advances to banks	Loans and advances to customers	Other financial assets	Total
Loan loss provisions as at 31 Dec 2021	48	1,738	211	1,997
Additions	1	75	22	98
Disposals	(3)	(77)	(23)	(103)
Stage transfers
Transfers from stage 1 in stage 2	81	484	—	564
Transfers from stage 2 in stage 1	—	(61)	—	(61)
Present value effects and changes in risk parameters	39	(869)	(45)	(876)
Foreign exchange effects and other changes	—	(19)	—	(19)

Loan loss provisions as at 31 Dec 2022	166	1,270	164	1,600

Of which 1-year-ECL	31	219	164	414
Of which lifetime-ECL	135	1,052	—	1,186

Because of the extensive guarantees from the Republic of Austria, OeKB Group only has limited need for loan loss provisions. Thus, no further breakdown is provided. The greatest share of these provisions can be attributed to the Tourism Services segment. These OeHT loans to Austrian tourism and leisure companies also feature a high collateral quality (guarantees from the Republic of Austria and banks and a limited level of mortgages).

The effects (risks and opportunities) of global warming in particular on the various risk types were evaluated in a causal chain analysis covering the entire OeKB Group. Among other things, the findings show that ESG factors currently have no material effect on credit risk, meaning that no additional climate-induced adjustments of the loan loss provisions were made beyond the ESG risks already taken into account in the assessment of creditworthiness.

As can be seen in the table above, the loan loss provisions have decreased slightly. This is especially true of the credit portfolio of OeHT, which makes the greatest contribution to the ECL. The probabilities of default for banks (a large portion of the OeHT portfolio is secured by banks) projected on the basis of the econometric model improved significantly in annual comparison. For details on this forward looking information, see “PIT and FLI adjustments” above.

The corresponding gross book values of the impaired financial assets as at 31 Dec 2023 came to € 18,414.5 million (2022: € 18,471.7 million) for loans and advances to banks, € 1,892.2 million (2022: € 1,890.6 million) for loans and advances to customers, and € 879.3 million (2022: € 575.9 million) for other financial assets. Unimpaired collateral in the amount of € 1,756.7 million (2022: € 1,203.2 million) is not included in the gross book values.

Sensitivity of the need for impairment charges depending on the economic scenarios (see the item “PIT and FLI adjustments” for a description of the scenarios) as a percentage deviation from posted figures:

31 Dec 2023	Comeback scenario	Basic scenario	Stress scenario
Impairment requirement	(21)%	(14)%	+29%

31 Dec 2022	Comeback scenario	Basic scenario	Stress scenario
Impairment requirement	(14)%	(15)%	+57%

Sustainability risks

OeKB Group understands sustainability risks to mean environmental, social, or governance events or conditions (ESG risks) that could have a material negative effect on the bank’s asset, financial, or earnings position or reputation. This especially includes climate-related risks in the form of physical and transition risks. Sustainability risks are not an own risk type, but are aspects that are taken into account in the assessment and management of the various financial and non-financial risks.

The management and employees of OeKB Group are aware of their responsibility to conduct business in a sustainable manner. This applies both to the sustainability policy in terms of the impacts that OeKB Group’s business activities have on environmental and social issues as well as to the risks and opportunities that could arise for the business model from changing environmental conditions, such as climate change.

Especially the issue of climate change and potential social and political reactions are a source of rising risks, above all relating to reputation and the business model. For OeKB Group, the direct physical risks are less relevant than the transition risks. At the same time, this harbours opportunities for future growth. For this reason, OeKB is continuing to place a clear focus on the increased consideration of climate risks in its risk management and business strategy.

Since 2020, we have explicitly integrated climate-based risks and opportunities into the risk policy and strategy of OeKB Group, and to this end, a comprehensive causal chain analysis of the factor of global warming on the different risk types is conducted every year. Sustainability risks are also a core aspect of the quarterly risk situation assessment and of the reporting to the RMC, Executive Board, and Supervisory Board.

All departments of OeKB and the bank subsidiaries are included in the causal chain analysis process. In this, physical and transition risks relating especially to global warming and its impacts on the risk factors are identified and evaluated from a qualitative perspective and with regard to their timing on a five-level scale.

The salient conclusion of the analysis is that the effect is very low and no adjustment of the risk modelling or in the risk coverage calculation is required over the short term (one to three years). ESG factors are already taken into account in the assessment of lending commitments. At the project level, OeKB Group identifies, assesses, and manages climate-related risks starting with the due diligence assessment, which also includes an environmental and social audit in OeKB and OeEB.

Over the medium to long term (five to fifteen years), it is especially transition risks that at least have the potential to impact the business model, reputation, and to a limited degree credit risk. This is above all due to the specific business segments of OeKB Group, which are operated on the basis of legal regulations and at the behest of the Republic of Austria to promote the export and tourism industries and with the goal of development-policy financing. The measures are conducted in close cooperation with the Republic of Austria in conformity with the sustainability strategy (such as the regularly issue of sustainability bonds) not only as the sponsor but also through the extensive guarantees pertaining especially to the credit risks of the Republic of Austria.

OeKB employs a series of measures to keep reputational risk as low as possible, including a strong ESG orientation in its proprietary investments and the successful establishment of the ESG data hub in the market. OeKB is also continuously improving its ESG risk management in accordance with the availability of data. Here, the use of an additional software application (e.g. to calculate ESG risk scores) is currently being evaluated.

OeKB Group has also taken key steps towards the implementation of the TCFD (Task Force on Climate-related Financial Disclosures) recommendations since years and discusses these steps in the sustainability report. This is intended to enhance the resilience of our business strategy. Overall, OeKB sees high potential for the Austrian economy and thus for the business segments of OeKB Group in the transition of the economy.

Thus, ESG factors, especially global warming, have no material impact on the continued operations of OeKB Group at present, and there are no reasons to correct the fair values or valuations of financials, including the determination of risk provisions.

Note 38 Scope of consolidation

The following table shows all companies that are included in the financial statements of OeKB Group. In addition to the parent company Oesterreichische Kontrollbank Aktiengesellschaft, the following companies are fully consolidated: Oesterreichische Entwicklungsbank AG, Vienna, OeKB CSD GmbH, Vienna, and Österreichische Hotel- und Tourismusbank Gesellschaft m.b.H., Vienna.

Four companies were not consolidated (2022: 4) because they do not have a material influence on the asset, financial, or earnings position of the Group. The combined total assets of these four entities represented 0.01% of the Group’s consolidated total assets, and their combined profit for the year represented less than 0.25% of the Group’s consolidated profit for the year. AGCS Gas Clearing and Settlement AG, in which OeKB holds a 20% stake, was not recognised at the equity book value because its results do not have a material effect on the item share of profit or loss of equity-accounted investments, net of tax and on the item equity-accounted investments. The holding is included in the investments in other unconsolidated companies at fair value (proportionate equity), as is the case with the stakes in other energy clearing companies.

Number of companies consolidated or held at cost

	31 Dec 2023	31 Dec 2022
Fully consolidated companies	3	3
Equity-accounted investments	2	2
Investments in unconsolidated subsidiaries (fair value measurement)	4	4
Investments in other unconsolidated companies (fair value measurement)	10	10

Total	19	19

Companies wholly or partly owned by OeKB

Name and registered office			Type of investment			Financial information
Amounts in € thousand	BWG category[1]	Segment structure[2]	Directly held	Indirectly held	Shareholding in %	Rep. date of latest annual accounts as at 31 Dec	Balance sheet total as defined in the UGB	Equity as defined in § 224(3) UGB	Profit/loss for the year	Share of OeKB Group at fair value
Fully consolidated companies
Oesterreichische Entwicklungsbank AG, Vienna	CI	E	x		100.00%	2023	1,400,765	62,929	4,200
OeKB CSD GmbH, Vienna	CI	C	x		100.00%	2023	60,527	37,642	9,177
Österreichische Hotel- und Tourismusbank Gesellschaft m.b.H., Vienna	CI	T	x		68.75%	2023	1,252,653	51,334	4,597

Companies wholly or partly owned by OeKB

Name and registered office			Type of investment			Financial information
Amounts in € thousand	BWG category[1]	Segment structure[2]	Directly held	Indirectly held	Shareholding in %	Rep. date of latest annual accounts as at 31 Dec	Balance sheet total as defined in the UGB	Equity as defined in § 224(3) UGB	Profit/loss for the year	Share of OeKB Group at fair value
Equity-accounted investments
OeKB EH Beteiligungs- und Management AG, Vienna	OC	O	x		51.00%	2023	94,690	94,634	10,964	66,102
Acredia Versicherung AG, Vienna	OC	O		x	51.00%	2023	157,422	97,602	12,741	49,777
Acredia Services GmbH, Vienna	OC	O		x	51.00%	2023	11,823	9,688	2,624	4,941
CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH, Vienna	OC	C	x		50.00%	2023	145,403	14,979	2,981	7,489
Unconsolidated subsidiaries (fair value measurement in other comprehensive income - OCI)
OeKB Business Services GmbH, Vienna	OC	O	x		100.00%	2023	593	567	67	571
OeKB Zentraleuropa Holding GmbH, Vienna	OC	O	x		100.00%	2023	4,465	4,444	93	4,444
Tourism Investment Services GmbH, Vienna	OC	T	x		68.75%	2023	118	114	—	79
OeEB Impact GmbH, Vienna	OC	E	x		100.00%	2023	356	345	(20)	345
Investments in other unconsolidated companies (fair value measurement in other comprehensive income - OCI)
AGCS Gas Clearing and Settlement AG, Vienna	OC	C	x		20.00%	2022	311,971	3,666	33	795
APCS Power Clearing and Settlement AG, Vienna	OC	C	x		17.00%	2022	215,397	3,435	366	662
CISMO Clearing Integrated Services and Market Operations GmbH, Vienna	OC	C	x		18.50%	2022	4,604	3,043	2,243	560
OeMAG Abwicklungsstelle für Ökostrom AG, Vienna	OC	C	x		12.60%	2022	1,152,643	6,050	1,004	863
EXAA Abwicklungsstelle für Energieprodukte AG, Vienna	OC	C	x		8.06%	2022	2,623	1,760	(408)	142
Wiener Börse AG, Vienna	OC	C	x		6.60%	2022	193,519	178,614	34,583	28,113
Einlagensicherung AUSTRIA Ges.m.b.H., Vienna	OC	O	x		1.00%	2022	1,105	100	—	4
EDFI Management Company S.A., Belgium	OC	E	x		10.00%	2022	7,659	506	66	51
European Financing Partners S.A., Luxembourg	OC	E	x		7.63%	30 Sep 2023	220,353	209	7	16
Interact Climate Change Facility S.A., Luxembourg	OC	E	x		7.69%	30 Sep 2023	172,521	214	7	16

[1]	CI = Credit institution, OC = Other company
[2]	C = Capital Market Services, E = Export Services, O = Other Services, T = Tourism Services

No interests in investments other than subsidiaries and no interests in subsidiaries are listed on an exchange.

Note 39 Subsidiaries with non-controlling interests

The following table contains material disclosures about Österreichische Hotel- und Tourismusbank Gesellschaft m.b.H. It is the only company in OeKB Group with shares held by non-controlling interests, amounting to 31.25%.

Tourism Services segment

€ thousand	2023	2022
Net interest income	9,310	7,921
Profit before tax	6,962	9,279
Profit, net of tax	5,259	6,986
Other comprehensive income, net of tax	(115)	222

Total comprehensive income	5,144	7,208
Total comprehensive income attributable to non-controlling interests	1,607	2,253
Current assets	14,382	15,106
Non-current assets	1,236,439	1,271,379
Current liabilities	9,205	7,721
Non-current liabilities	1,183,280	1,223,035

Net assets	58,337	55,729
Net assets attributable to non-controlling interests	18,230	17,415
Net cash from operating activities	2,946	3,005
Net cash from investing activities	(445)	(505)
Net cash from financing activities	(2,500)	(2,500)

Net cash	1	1

Dividend payment to non-controlling interests	(781)	(781)

Note 40 Staff disclosures

During the financial year, the Group had an average of 464 full-time equivalents (2022: 471).

Note 41 Officer’s compensation and loans

The following tables give details of the aggregate compensation of the Executive Board and Supervisory Board members. The remuneration of the Executive Board included salaries, a variable component based on the success of the company, benefits in kind, and payments for defined-contribution benefits after the end of the employment relationship.

Remuneration of the members of the Executive Board

€ thousand	2023	2022
Current benefits	(1,027)	(863)
Expenses for benefits due after the end of the employment relationship (termination benefits and pensions)	(371)	(131)
Other non-current benefits	(769)	(782)

Total	(2,167)	(1,776)

Remuneration of former members of the Executive Board and members of the Supervisory Board

€ thousand	2023	2022
Former members of the Executive Board	(1,648)	(1,471)
Members of the Supervisory Board	(150)	(145)

No active member of the Executive Board had entitlements under defined-benefit plans.

OeKB Group did not offer share-based payment.

The members of the Executive Board and Supervisory Board did not receive any loans or guarantees from OeKB Group during the financial year, as in the prior year.

Note 42 Other related party transactions

As a specialise-purpose institution for export services and capital market services, OeKB engages in many transactions with its shareholders such as acting as the “Hausbank” under the EFS and as an issuer of securities. In addition to shareholders, OeKB Group also defines companies that are controlled by the Group but not consolidated and companies that are recognised in the consolidated financial statements according to the equity method as related parties (see following table). Individuals who are considered related parties include the members of the Executive Board and Supervisory Board of Oesterreichische Kontrollbank Aktiengesellschaft (see Note 43). All of the following transactions were conducted at arm’s length terms.

The majority of loans and advances to banks stem from transactions with shareholders of OeKB relating to the Export Financing Scheme. As explained in Note 1, uniform terms that are published on the OeKB website are offered to all customers in the EFS. The majority of the receivables under the EFS feature a guarantee from the Republic of Austria, and the remainder feature a guarantee from another country or an insurance company.

The share of interest income generated by credit transactions with shareholders in 2023 came to € 218.4 million or 28.7% (2022: € 22.7 million or 11.4%).

The other financial assets are bonds that were publicly issued by the shareholders of OeKB. The fee and commission income from the investments in other unconsolidated companies resulted primarily from services relating to energy clearing.

The payables to banks consist of loans extended by shareholders of OeKB to OeHT to refinance the tourism financing measures.

Transactions between Oesterreichische Kontrollbank Aktiengesellschaft and fully consolidated subsidiaries were not disclosed in the consolidated financial statements because they are eliminated in the consolidation process.

The following balance sheet items include transactions with related parties of OeKB Group:

Related party transactions

€ thousand	Owners of OeKB Group 2023	Investments in unconsolidated subsidiaries and other interests 2023	Equity-accounted investments 2023	Owners of OeKB Group 2022	Investments in unconsolidated subsidiaries and other interests 2022	Equity-accounted investments 2022
Loans and advances to banks	8,602,170	—	—	8,279,805	—	—
Other financial assets	4,950	—	—	7,949	—	—

Assets	8,607,120	—	—	8,287,754	—	—
Payables to banks	362,188	—	—	436,266	—	—
Payables to customers	—	—	131,617	—	—	118,500
Debt securities issued	1,687	—	—	1,790	—	—

Liabilities and equity	363,875	—	131,617	438,056	—	118,500
Nominal amount of loan commitments, financial guarantees and other commitments	1,823,991	—	—	1,577,742	—	—
Income statement
Interest income	218,868	—	—	23,081	—	228
Interest expenses	16,243	—	3,410	11,711	—	373
Fee and commission income	5,437	—	407	4,796	—	472
Fee and commission expenses	13	—	—	15	—	0
Current income from investments in other unconsolidated companies	—	—	11,137	—	—	5,062
Administrative expenses	—	—	91	—	—	72
Other operating income	1,514	—	1,131	1,367	—	2,007

There were no transactions with the members of the Executive Board or Supervisory Board, as in the prior year.

The following table shows the shareholder structure of OeKB.

Ownership structure of Oesterreichische Kontrollbank AG at 31 Dec 2023

Shareholders	Number of shares held	Shareholding in %
CABET-Holding-GmbH, Vienna (UniCredit Bank Austria Group)	217,800	24.750%
UniCredit Bank Austria AG, Vienna	142,032	16.140%
Erste Bank der oesterreichischen Sparkassen AG, Vienna	113,432	12.890%
Schoellerbank Aktiengesellschaft, Vienna	72,688	8.260%
AVZ GmbH, Vienna	72,600	8.250%
Raiffeisen Bank International AG, Vienna	71,456	8.120%
P.S.K. Beteiligungsverwaltung GmbH, Vienna	44,792	5.090%
Raiffeisen OeKB Beteiligungsgesellschaft mbH, Vienna	44,000	5.000%
Oberbank AG, Linz	34,224	3.889%
Beteiligungsholding 5000 GmbH, Innsbruck	26,888	3.055%
BKS Bank AG, Klagenfurt	26,888	3.055%
Volksbank Wien AG, Vienna	13,200	1.500%

Total shares	880,000	100.000%

Note 43 Board members and officials

Members of the Executive Board

Term of office
Name	from	to
Helmut Bernkopf	1 Aug 2016	31 Jul 2028
Angelika Sommer-Hemetsberger	1 Jan 2014	31 Dec 2028

Members of the Supervisory Board

Term of office
Position	Name	from	to

Chairman	Robert Zadrazil	19 May 2009	AGM 2026

First Vice Chairman	Peter Lennkh	18 May 2017	20 Mar 2024

Second Vice Chairwoman	Alexandra Habeler-Drabek	28 Sep 2022	AGM 2027

Member	Sabine Abfalter	25 May 2022	AGM 2027

Member	Veronika Bernklau	20 May 2021	AGM 2024

Member	Mary-Ann Hayes	29 May 2019	AGM 2024

Member	Dieter Hengl	25 May 2011	AGM 2026

Member	Markus Kriegler	24 May 2023	AGM 2024

Member	Marion Kristen	24 May 2023	AGM 2028

Member	Herbert Pichler	27 May 2020	AGM 2025

Member	Friedrich Spandl	20 May 2021	AGM 2026

Member	Herta Stockbauer	21 May 2014	AGM 2024

Member	Hans Unterdorfer	28 Sep 2022	AGM 2025

Member	Robert Wieselmayer	19 May 2016	AGM 2026

Member	Janine Wukovits	25 May 2022	AGM 2027

Member	Sigrid Burkowski	25 May 2022	24 May 2023

Member	Herbert Tempsch	29 May 2013	24 May 2023

AGM = Annual General Meeting

Employee representatives

Term of office
Position	Name	from	to

Chairman	Martin Krull	14 Mar 2002	13 Mar 2028

Vice Chairwoman	Erna Scheriau	1 Apr 2001	13 Mar 2028

Member	Josi Friedel	8 Jul 2023	13 Mar 2028

Member	Elisabeth Halys	1 Jul 2013	13 Mar 2028

Member	Christina Schadauer	14 Mar 2023	13 Mar 2028

Member	Christoph Seper	14 Mar 2014	13 Mar 2028

Member	Markus Tichy	1 Jul 2011	13 Mar 2028

Member	Melanie Kucera	1 Jan 2023	7 Jul 2023

Member	Evelyn Ulrich-Hell	8 Feb 2021	13 Mar 2023

Audit Committee

Position	Name

Chairwoman	Sabine Abfalter

Member	Robert Wieselmayer

Member	Martin Krull

Working Committee

Position	Name

Chairman	Robert Zadrazil

Member (until 20 Mar 2024)	Peter Lennkh

Member	Martin Krull

Compensation Committee

Position	Name

Chairman (since 27 Sep 2023)	Robert Wieselmayer

Member	Alexandra Habeler-Drabek

Member (until 20 Mar 2024)	Peter Lennkh

Member (Chairman until 27 Sep 2023)	Robert Zadrazil

Member	Martin Krull

Member	Erna Scheriau

Risk Committee

Position	Name

Chairwoman	Herta Stockbauer

Member	Robert Zadrazil

Member (since 14 Mar 2023)	Martin Krull

Member (until 13 Mar 2023)	Erna Scheriau

Nomination Committee

Position	Name

Chairman	Robert Zadrazil

Member (until 20 Mar 2024)	Peter Lennkh

Member (since 14 Mar 2023)	Erna Scheriau

Member (until 13 Mar 2023)	Martin Krull

Government commissioners

	Name	Term of office since
Commissioner	Harald Waiglein	1 Jul 2012
Deputy Commissioner	Johann Kinast	1 Mar 2006

The government commissioners under § 76 of the Austrian Banking Act are also representatives of the Austrian Minister of Finance under § 6 of the Export Financing Guarantees Act.

Note 44 Legal risks

As of the reporting date, there were no material legal risks that would have negatively influenced the asset, financial, and earnings position of OeKB Group.

Note 45 Events after the balance sheet date

There were no events that required reporting after the balance sheet date.

Note 46 Date of approval for publication

These financial statements will be submitted to the Supervisory Board for approval on 20 March 2024. Additional disclosures in accordance with Part 8 of Regulation (EU) No 575/2013 (Disclosure Report, in German only) are provided on the OeKB website (www.oekb.at).

Vienna, 8 March 2024

Oesterreichische Kontrollbank Aktiengesellschaft

Signed by the Executive Board

Helmut Bernkopf                                  Angelika Sommer-Hemetsberger

Independent Auditors’ Report

Report on the Audit of the Consolidated Financial Statements

Opinion

We have audited the consolidated financial statements of Oesterreichische Kontrollbank Aktiengesellschaft, Vienna, and its subsidiaries (the Group), which comprise the statement of comprehensive income for the financial year 2023, the statement of financial position as of December 31, 2023, the statement of changes in equity and the statement of cash flows for the financial year then ended, and notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements comply with legal requirements and give a true and fair view of the financial position of the Group as of December 31, 2023, and of its consolidated financial performance and consolidated cash flows for the year then ended in accordance with International Financial Reporting Standards (IFRS) as adopted by the EU and the additional requirements under section 245a UGB (Austrian Commercial Code) and the Austrian Banking Act.

Basis for Opinion

We conducted our audit in accordance with the Regulation (EU) No. 537/2014 and the Austrian Standards on Auditing. Those standards require the application of the International Standards on Auditing (ISAs). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of the Group in accordance with laws and regulations applicable in Austria and we have fulfilled our other professional responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained until the date of our opinion is sufficient and appropriate to provide a basis for our opinion.

Key Audit Matters

Key audit matters are those matters that, in our professional judgement, were of most significance in our audit of the consolidated financial statements of the current period. These matters were addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

Processing of loans and advances to credit institutions in the export financing scheme

Description and Issue

As of December 31, 2023, receivables from credit institutions in connection with the export financing scheme in the amount of EUR 20.029 million were reported. The Republic of Austria is predominantly liable for these claims.

The Company’s export financing scheme serves domestic and foreign credit institutions as a source of refinancing, provided that they meet

•	OeKB’s creditworthiness criteria (“house bank status”),

•	the statutory conditions for the assumption of guarantees of the Republic of Austria in the form of guarantees regarding the transactions to be financed, and

•	the conditions for a uniform settlement of the financing (collateral).

Please refer to the information in the chapter “Legal basis for the export guarantee and for the Export Financing Scheme” of the Notes.

In the context of the valuation of receivables from credit institutions, guarantees (mainly by the Republic of Austria) are considered. If the statutory or contractually defined processing criteria are not met, the guarantees cannot be considered in the valuation. The Company has implemented processes, manual and automated controls in its IT systems that monitor proper processing.

Due to the extensive and partly manual process steps to ensure compliance with the processing criteria, the associated high audit effort, and the importance of the item for the consolidated financial statements, we have determined the processing of receivables from credit institutions in the export financing scheme as a key audit matter.

Our response

In auditing the processing of loans and advances to credit institutions in the export financing scheme, we performed the following key audit procedures:

•

We have evaluated the processes to ensure the legally and contractually defined processing criteria and analyzed whether these processes and the key controls established by the company in these areas are suitable for ensuring compliance with the processing criteria. We have tested the effectiveness of these key controls – in the case of automated controls involving our IT specialists – in random samples.

•	For a random sample of loans to credit institutions (“Hausbanken”) we have checked whether there is an assumption of guarantee by the Federal Ministry of Finance for them.

•	At the end of the year, we reconciled the amount of receivables from credit institutions under the export financing scheme with the guarantees of the Republic of Austria based on the coverage report.

•

For a random sample of new loans to credit institutions (“Hausbanken”) issued in 2023 as part of the export financing scheme and still available at the end of the year, we compared the parameters recorded in the system with the application documents.

Other Information

The legal representatives are responsible for the other information. Other information comprises all information in the annual financial report, except for the annual financial statements, the management report, the consolidated financial statements, the group management report, and the related auditor’s reports. The annual financial report (except the report of the supervisory board) was made available to us before the date of this auditor’s report, the report of the supervisory board is expected to be made available to us after the date of the auditor’s report.

Our audit opinion on the consolidated financial statements does not cover this other information, and we will not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information mentioned above and assess whether it is materially inconsistent with the consolidated financial statements, or our knowledge obtained in the audit, or otherwise appears misleading.

If we conclude, based on the work we have performed, that there is a material misstatement of this other information, we are required to report that. We have nothing to report about this.

Responsibilities of Management and the Audit Committee for the Consolidated Financial Statements

Management is responsible for the preparation of the consolidated financial statements that give a true and fair view of the financial position of the Company as December 31, 2023, and of its financial performance for the year then ended in accordance with International Financial Reporting Standards (IFRS) as adopted by the EU, the additional requirements under section 245a UGB and the Austrian Generally Accepted Accounting Principles and the Austrian Banking Act. Furthermore, management is responsible for such internal control as they have determined necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Group or to cease operations, or has no realistic alternative but to do so.

The audit committee is responsible for overseeing the Group’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not a guarantee that an audit conducted in accordance with EU rules and Austrian Generally Accepted Auditing Standards, which require the application of the ISAs, will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Regulation (EU) 537/2014 and with Austrian Generally Accepted Auditing Standards, which require the application of the ISAs, we exercise professional judgement and maintain professional skepticism throughout the audit.

We also:

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•

Conclude on the appropriateness of the directors’ use of the going concern basis of accounting and based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditors’ report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditors’ report. However, future events or conditions may cause the Group to cease to continue as a going concern.

•

Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that give a true and fair view.

•

Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with the audit committee regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide the audit committee with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, any actions taken to eliminate hazards or safeguards applied.

From the matters communicated with the audit committee, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditors’ report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

Report on the Consolidated Management Report

Pursuant to Austrian Commercial Code, the consolidated management report is to be audited as to whether it is consistent with the consolidated financial statements and whether it has been prepared in accordance with the applicable legal requirements.

Management is responsible for the preparation of the consolidated management report in accordance with the Austrian Commercial Code.

We conducted our audit in accordance with laws and regulations applicable with respect to the consolidated management report.

Opinion

In our opinion, the consolidated management report attached is prepared in accordance with the applicable legal requirements, the disclosures pursuant to section 243a UGB are appropriate, and it is consistent with the consolidated financial statements.

Statement

Based on the findings during the audit of the consolidated financial statements and due to the thus obtained understanding concerning the Group and its circumstances no material misstatements in the consolidated management report came to our attention.

Additional Information in Accordance with Article 10 of EU Regulation (EU) 537/2014

We were elected as auditor of the Group at the annual general shareholders’ meeting on May 25, 2022, for the fiscal year ending on December 31, 2023, and mandated by the chairman of the Supervisory Board on May 25, 2022. Furthermore, we were elected as auditor at the annual general shareholders’ meeting on May 24, 2023, for the subsequent fiscal year and mandated by the chairman of the Supervisory Board on May 24, 2023. We are the auditor of the Company without interruption since the financial year ending December 31, 2022.

We confirm that the audit opinion in the section “Report on the Consolidated Financial Statements” is consistent with the additional report to the audit committee referred to in article 11 of the EU regulation.

We declare that no prohibited non-audit services (article 5 par. 1 of the EU regulation) were provided by us and that we remained independent from the Group in conducting the audit.

Engagement Partner

The engagement partner responsible for the audit is Dr. Gottfried Spitzer.

Vienna

8 March 2024

Deloitte Audit Wirtschaftsprüfungs GmbH

Dr. Gottfried Spitzer	Mag. Wolfgang Wurm
Certified Public Accountant	Certified Public Accountant

Publication or sharing with third parties of the consolidated financial statements together with our auditors’ opinion is only allowed if the financial statements and the management report are identical with the audited version. This audit opinion is only applicable to the German and complete financial statements with the management report. Section 281 para 2 UGB applies to alternated versions.

REPUBLIC OF AUSTRIA

MAP OF AUSTRIA

GENERAL

The Republic of Austria is situated in Central Europe. It shares borders with:

•	Switzerland and Liechtenstein in the west,

•	Germany, Czech Republic and Slovakia in the north,

•	Hungary in the east, and

•	Slovenia and Italy in the south.

The population of Austria on January 1, 2023 was 9,104,772, according to Statistik Austria. From 2013 to 2023, Austria’s population increased by 7.7%. Vienna, the capital, had a population of 1.98 million in 2023.

Austria has an area of 32,383 square miles. The western and southern regions of Austria, containing the Austrian Alps, are mountainous and heavily forested. There are fertile plains in the eastern parts of the country and in the valley of the Danube River, which flows through Austria for a distance of 217 miles.

The present Austrian frontiers were determined by the Treaty of St. Germain in 1919. The occupation of Austria following World War II was ended by the State Treaty for the Re-establishment of an Independent and Democratic Austria in 1955. The treaty limits the manufacture and possession by Austria of certain types of military weapons, including atomic weapons.

FORM OF GOVERNMENT

Under the Austrian Federal Constitution Act of 1920, as amended in 1929 (the “Constitution”), Austria is a democratic and federal republic, with legislative and executive powers divided between the federal government and the nine constituent provinces.

The legislative power of the federal government is vested in a bi-cameral legislature consisting of the Nationalrat and the Bundesrat. The members of the Nationalrat are elected for a period of five years by direct, secret, popular suffrage under a system of proportional representation. The Nationalrat may be dissolved before the termination of the term of five years for which it is elected, by its own action or, in certain circumstances, by the Federal President. The present Nationalrat was elected on September 29, 2019. The members of the Bundesrat are elected periodically by the legislatures of the provinces in proportion to the populations of the nine provinces.

The executive powers of the federal government are vested in the Federal President, the Chancellor and the Cabinet. The Federal President is elected by direct, secret, popular suffrage for a term of six years. Dr. Alexander Van der Bellen was re-elected Federal President on October 9, 2022. The chief constitutional powers of the Federal President are the appointment of the Chancellor and his Cabinet and the dissolution of the Nationalrat. The present administration was formed on January 7, 2020 by a coalition of the Austrian People’s Party and the Austrian Green Party and is led by Karl Nehammer of the Austrian People’s Party as Chancellor and Werner Kogler of the Austrian Green Party as Vice-Chancellor.

The judicial power is exercised by the federal courts. Courts of last resort are provided for questions of civil and criminal law and for questions of administrative law. A separate constitutional court has primary competence to determine the constitutionality of all legislative and administrative acts of the federal government and the provinces.

POLITICAL PARTIES

The following table shows the political affiliations of the members of the Nationalrat after the most recent elections and the current composition of the Bundesrat.

	Nationalrat				Bundesrat
	2008 Elections	2013 Elections	2017 Elections	2019 Elections	Composition as of May 10, 2023
Austrian People’s Party (ÖVP)	51	47	62	71	25
Social Democratic Party of Austria (SPÖ)	57	52	52	40	18
Freedom Party of Austria (FPÖ)	34	40	51	30	11
Austrian Green Party (Grüne)	20	24	—	26	6
The New Austria and Liberal Forum (NEOS)	—	9	10	15	1
Peter Pilz List (PILZ)	—	—	8	—	—
Team Frank Stronach (FRANK)	—	11	—	—	—
Alliance for the Future of Austria (BZÖ)	21	—	—	—	—
Without party affiliation	—	—	—	1	—

Total	183	183	183	183	61

SOURCE: Data published by the Parliament of Austria.

MEMBERSHIP IN INTERNATIONAL ORGANIZATIONS

Austria is a member of many international organizations, including:

•

the United Nations and of all of its affiliated organizations. Three of these organizations, the International Atomic Energy Agency, the United Nations Industrial Development Organization and the United Nations Office for Drug Control and Crime Prevention have their headquarters in Vienna.

•	the European Union (“EU”),

•	the European Stability Mechanism (“ESM”),

•	the International Monetary Fund (“IMF”),

•	the International Bank for Reconstruction and Development (“IBRD”),

•	the Multilateral Investment Guarantee Agency (“MIGA”),

•	the International Finance Corporation (“IFC”),

•	the International Development Association (“IDA”),

•	the Asian Development Bank (“ADB”),

•	the Asian Development Fund (“ADF”),

•	the Inter-American Development Bank (“IDB”),

•	the Fund for Special Operations (“FSO”),

•	the Inter-American Investment Corporation (“IIC”),

•	the African Development Fund (“AfDF”),

•	the African Development Bank (“AfDB”),

•	the European Bank for Reconstruction and Development (“ERBD”),

•	the European Investment Bank (“EIB”),

•	the Organization for Economic Cooperation and Development (“OECD”),

•	the Council of Europe,

•	the International Energy Agency,

•	the International Fund for Agricultural Development (“IFAD”),

•	the Common Fund for Commodities (“CF”), and

•	the Global Environment Facility (“GEF”).

Austria is a founding member of the World Trade Organization (“WTO”) and was previously a party to the General Agreement on Tariffs and Trade (“GATT”). Austria is a founding member of the Asian Infrastructure Investment Bank (“AIIB”).

Vienna is recognized as a center for international conferences and has served as the site of numerous United Nations meetings as well as Strategic Arms Limitation Talks. The headquarters of the Organization of the Petroleum Exporting Countries (“OPEC”) are located in Vienna.

THE ECONOMY

General

Austria has a highly developed and diversified economy. Industry, which consists of manufacturing and mining, construction, energy and water supply, accounted for 29.2% of the gross value added at current prices in 2022. The service sector accounted for 69.3% of gross domestic product (GDP) in 2022, while agriculture and forestry produced 1.5% of gross value added.

Gross Domestic Product

The following table shows the major sectors of Austria’s GDP for the years 2018 through 2022. The 2022 GDP at current prices totaled EUR 446.9 billion, representing a 10.0% increase over 2021. In 2022, real GDP (reference year 2015) totaled EUR 383.4 billion, representing a 4.9% increase over 2021. The increase in GDP in 2022 was driven by a rebound of both domestic demand and exports.

GROSS DOMESTIC PRODUCT(1)

	2018	2019	2020	2021	2022	Percentage of 2022 total gross value added

	(Billions of euros at current prices)
Agriculture, forestry and fishing	4.4	4.2	4.1	4.9	5.9	1.5
Industry:
Mining and quarrying; Manufacturing	66.0	66.9	63.4	68.3	71.9	18.0
Electricity, gas and water supply, waste management	9.4	9.8	10.6	10.3	14.6	3.6
Construction	22.3	23.3	24.2	26.3	30.4	7.6

Total Industry	97.7	100.0	98.2	104.9	116.8	29.2
Service activities:
Wholesale and retail trade	41.1	41.4	38.9	43.8	49.2	12.3
Transportation and storage	19.0	19.4	17.7	18.2	21.1	5.3
Accommodation and food service activities	18.1	18.7	13.0	12.5	18.8	4.7
Information and communication	12.7	13.5	13.3	13.9	14.7	3.7
Financial and insurance activities	14.2	15.0	14.5	15.6	16.4	4.1
Real estate activities	34.1	35.0	36.2	36.7	38.4	9.6
Other business activities	33.8	35.7	34.0	36.5	39.8	9.9
Public administration(2)	59.7	62.0	63.4	67.3	69.5	17.3
Other service activities	9.6	10.1	8.6	8.9	10.0	2.5

Total service activities	242.2	250.7	239.6	253.5	277.7	69.4
Total gross value added	344.3	354.9	342.0	363.3	400.4	100.0

Taxes less subsidies on products	41.0	42.2	39.0	42.8	46.6

Gross domestic product Value	385.3	397.2	381.0	406.1	446.9

Volume(3)	367.8	373.3	349.2	365.2	383.2
Percentage change in gross domestic product over preceding year
Value	+4.3	+3.1	-4.1	+6.6	+10.0
Volume(3)	+2.4	+1.5	-6.5	+4.6	+4.9

(1)	European System of Accounts (ESA) 2010 basis. Amounts may not add due to rounding.
(2)	Including defense, compulsory social security, education, human health and social work activities.
(3)	Chained series, reference year 2015.

SOURCE: Statistics Austria, WDS—WIFO Data System, Macrobond.

These GDP results are based on the European System of Accounts in the version of 2010 (“ESA 2010”), which became legally binding in September 2014. The ESA 2010 defines for all member states of the European Union (the “Member States”) which concepts, definitions and accounting rules have to be applied in compiling their national accounts in order to make the data comparable at an international level.

Domestic Expenditure

The following table shows the total goods and services available for domestic expenditure and the total domestic expenditure for goods and services at current prices for the years 2018 through 2022.

DOMESTIC EXPENDITURE(1)

	2018	2019	2020	2021	2022	Percentage of 2022 gross domestic product

	(Billions of euros at current prices)
Gross domestic product	385.3	397.2	381.0	406.1	446.9	100.0
Add: Imports	202.1	207.0	185.2	224.7	270.1	60.4

Total demand	587.4	604.2	566.3	630.8	717.1	160.4
Less: Exports	213.7	221.5	196.7	227.0	272.1	61.7
Total domestic demand	373.7	382.8	369.6	403.8	441.4	98.8
Domestic expenditure:
Consumption expenditure:
Households(2)	200.1	204.7	191.2	202.5	227.7	51.0
General government	74.5	77.3	80.3	88.1	92.6	20.7

Final consumption expenditure	274.6	282.0	271.4	290.6	320.3	71.7
Investment:
Machinery and equipment(3)	30.4	31.3	28.5	33.5	35.2	7.9
Construction	42.5	45.3	44.9	50.6	56.4	12.6
Other investment(4)	19.9	22.3	21.9	23.5	25.5	5.7

Gross fixed capital formation	92.8	98.9	95.3	107.5	117.1	26.2
Changes in inventories(5)	6.3	1.7	2.4	5.3	4.2	0.9

Gross capital formation	99.1	100.7	97.7	112.8	121.3	27.1
Statistical discrepancy	0.0	0.0	0.4	0.3	-0.1	0.0
Gross domestic final expenditure	373.7	382.8	369.6	403.8	441.4	98.8

(1)	ESA 2010 basis. Amounts may not add due to rounding.
(2)	Including non-profit institutions serving households.
(3)	Including weapon systems.
(4)	Intellectual property products and cultivated biological resources.
(5)	Including acquisition less disposals of valuables.

SOURCE: Statistics Austria, WDS—WIFO Data System, Macrobond.

Productivity, Wages, Wholesale Prices and Cost of Living

The following table sets forth for Austria the indices of productivity and gross wages and salaries per worker and employee and wholesale and consumer prices (based on the HICP-index), and the respective percentage increases over the previous period for the years 2018 through 2022.

PRODUCTIVITY, WAGE AND PRICE INDICES(1)

	Productivity Real GDP per person employed		Wages and salaries per employee		Wholesale prices		Consumer prices
	Index (2015 = 100)	Percentage increase over previous year	Index (2015 = 100)	Percentage increase over previous year	Index (2015 = 100)	Percentage increase over previous year	Index (2015 = 100)	Percentage increase over previous year
2018	101.7	+0.6	106.7	+2.7	106.5	+4.2	105.4	+2.1
2019	101.9	+0.2	109.7	+2.9	106.4	-0.0	107.0	+1.5
2020	97.2	-4.6	112.1	+2.2	102.0	-4.1	108.5	+1.4
2021	99.3	+2.1	115.0	+2.5	112.6	+10.4	111.5	+2.8
2022	101.0	+1.7	120.0	+4.4	136.2	+21.0	121.5	+8.6

(1)	Indices based on average of monthly data for the periods indicated.

SOURCE: Statistics Austria, WDS—WIFO Data System, Macrobond.

Industry

In 2022, manufacturing accounted for 17.4% of gross value added at current prices, which is 1.1 percentage points below its share in the year before. This decline was mainly due to the effects of the war in Ukraine and the subsequent energy crisis, which put a particular strain on the energy-intensive production of goods in Austria. The contribution of manufacturing to Austria’s gross value added is higher than the average in Member States (16.6%). Austria’s share of the European Union’s (27 countries) manufacturing output in 2022 was at 3% and remained stable between 2012 and 2021 at 3.1%. The gross value added per employee was the seventh highest among the 27 Member States in the last few years. According to the latest sectoral data from September 2021, in terms of contribution to GDP, machinery and equipment remained the largest sector within the industrial sector, followed by metals and metal products. The primary contributors to the Austrian exports industry are the motor vehicles industry, the machinery industry and the chemical industry. The export intensity in Austrian manufacturing is high. In 2022, approximately 19.8% of exports went to non-European destination countries, primarily in the Americas and Asia, but the EU-27 countries remained the main destination for Austrian exports, capturing approximately 68.6%. In 2022, R&D expenditures were above the European Union average, amounting to 3.21% of GDP.

In 2022, an average of 636,980 active employees were part of the manufacturing industry, while 289,259 persons were actively employed in construction, representing 16.6% and 7.5% of Austria’s wage and salary earners, respectively. Construction accounted for 7.8% of gross value added in 2022.

Banking, Insurance, Real Estate and Business Services

The Single Market program of the European Union fostered competition within Austria’s financial services industry and led to a series of mergers and consolidations. The financial market crisis, automation and widespread use of internet banking have accelerated the pace of adjustment. Furthermore, the COVID-19 crisis fostered cashless payments in Austria. Consequently, the number of banks declined from 923 in 2000 to 493 at the end of 2022 and the number of branches was reduced by 1,259 units in the same period. In the third quarter of 2022, the total exposure of Austrian banks towards Central, Eastern and Southeastern Europe (“CESEE”) according to the Bank for International Settlements increased to EUR 297 billion, which amounted to 66% of Austrian GDP. Figures for 2022 showed a substantial increase in operating profits (+40.1%) building on higher net interest earnings, increased income from participations, and a reduction in personnel costs. Higher provisions for non-performing loans and expected losses on assets led to a reduction in net profits by 22.7%. In the third quarter of 2022, the profitability of Austrian banks (on a consolidated basis) in terms of their return on assets (0.5%) was above the corresponding European Union average (0.3%). Consequently, Austrian banks increased their consolidated tier 1 capital ratio (T1) in the fourth quarter of 2022 towards 17.0% against 16.8% in the fourth quarter of 2021.

The insurance industry is forecasted to grow by +5.4% in 2022 according to preliminary data published by the Financial Market Authority (FMA). The FMA-report indicates solid premium growth in both property-casualty insurance (+8.6%) and health insurance (+3.4%) for 2022. Life insurance suffered from the low interest rate environment and reversed its turning point from the previous year with a lower premium intake (-1%). A lower income from investment reduced the underwriting result by a quarter and consequently operating profits plummeted (-50%).

According to preliminary data by the statistical office, output in financial and insurance activities grew in 2022 by +1.9% in real terms and by +5.8% in nominal terms, indicating a slowdown in the growth of the sector’s deflator against the previous year. The contribution of financial services to Austria’s gross value added declined slightly in 2022 towards 4.1%.

Energy

The following table shows Austria’s domestic production and consumption of primary energy and the ratio of domestic production to consumption for the years 2018 through 2021.

DOMESTIC PRODUCTION AND CONSUMPTION OF PRIMARY ENERGY

	2018	2019	2020	2021

	(Tera Joules)
Indigenous primary production:
Electricity	0	0	0	0
Oil and oil products	29,249	27,643	23,894	23,879
Natural gas	35,968	32,237	26,487	23,731
Coal, coke and lignite	0	0	0	0
Renewable energy(1)	437,669	460,116	469,263	478,431

Total(2)	502,886	519,996	519,643	526,041

Gross domestic consumption(3):
Electricity from hydro, wind, PV	194,653	191,184	190,902	200,942
Oil and oil products	521,732	538,561	464,451	494,282
Natural gas	308,256	321,403	306,427	323,717
Coal, coke and lignite	116,226	122,201	104,515	107,764
Renewable energy(1) and waste	283,280	282,815	284,253	302,597

Total(2)	1,424,147	1,456,165	1,350,548	1,429,302

Indigenous primary production as a percentage of gross domestic consumption	35.3	35.7	38.5	36.8

(1)	Fuelwood, biofuels, ambient heat, waste.
(2)	Amounts may not add due to rounding.
(3)	Taking into account changes in inventories of producers, intermediaries and importers, as well as exchanges with other countries excluding changes in inventories of ultimate consumers.

SOURCE: WDS—WIFO Data System, Macrobond.

While the reliance on oil, oil products and hydroelectric power as a percentage of total domestic consumption has been relatively stable, the use of natural gas and renewable energy including biomass has increased. In the foreseeable future, Austria will have to continue importing significant amounts of electric and non-renewable energy products in order to meet its demand.

In 2022, 0.532 million metric tons of crude oil (including natural gas liquids) were produced in Austria, amounting to 9.4% of the observed refinery intake. The production of natural gas from domestic sources covered 7.8% of total domestic natural gas consumption in 2022. According to the Geological Survey, Austria had proven (and potentially available) reserves of 6.2 billion m3 of natural gas (excluding inert gas) and of 4.7 million tons of crude oil at the end of 2022. OMV AG (“OMV”), formerly Osterreichische Mineralölverwaltung AG, is an integrated oil and chemical company responsible for the largest part of the exploration and drilling activities in Austria and owns and operates Austria’s only oil refinery, located in Schwechat, near Vienna. OMV is partly, and indirectly, state-owned. Foreign companies have the major share of the market for petroleum products in Austria.

In 2022, Austria generated 8.2% less hydropower and 8.2% more wind-based electricity compared to 2021 (Total Gross Domestic Production of electricity -3.2% compared to 2021). Austria remained a net importer of electricity; net imports of total electricity more than tripled between 2010 and 2018, fell sharply in 2019 and 2020, and again rose in 2021 to the level of the years up to 2018, reaching 11.5% of domestic consumption (including consumption used for pumped storage) in 2022. Since 1978, following a national referendum, Austrian law prohibits the use of nuclear power as a source of energy.

In 2022, expenditures for imported energy accounted for 5.8% of Austria’s GDP. Kazakhstan, Libya, Iraq, Algeria, Guyana and the United Kingdom were the principal suppliers of crude oil to Austria in 2022. 78.7% of all natural gas imports came from Russia and 18.6% came from Germany, whereas the share of Norwegian gas imports under the Troll-Gas-Sales Agreement reached 0.0%. Coal and coke were imported mainly from Poland.

Over the past decades, Austria has relied heavily on pipeline gas from Russia, partly due to its geographical proximity and Austria’s lack of access to seaports. The reliance on Russia for more than four-fifths of Austria’s natural gas supply exposes Austria to the risk of, among other things, supply disruptions and gas price increases. Since the Russian invasion of Ukraine on February 24, 2022, Austria has experienced the negative effects of this dependence. Russia supplies significantly less gas to Europe and Austria and, as a result, high energy and commodity prices are pushing up consumer price inflation. The Austrian government has declared a goal of reducing Austria’s dependence on gas imports from Russia. In this context, the following steps and initiatives were undertaken:

•

Close cooperation with the EU Energy Platform. The Platform aims at coordinating EU action on global markets to prevent EU countries from outbidding each other, whilst leveraging their political and market weight to effectively diversify supplies, introduce direct competition between the world’s largest suppliers and achieve better conditions for all EU consumers. It covers a range of actions regarding natural gas and LNG (and in the future hydrogen) to support the EU’s security of supply and access to affordable energy. The EU has set itself the goal to completely phase out imports of Russian natural gas by 2027.

•

Achieving and maintaining high gas storage levels. Austria’s gas storage facilities are currently 92% full and a strategic storage of 20 TWh was set up. The quality of data about existing stock reserves as well as their legal and technical accessibility was increased.

•

Efforts to diversify sources of gas supply. Additional investments into the cross-border gas pipeline network were made to enhance the capacity to transit gas from Germany and other European countries to Austria. These imports require a corresponding infrastructure of higher-ranking lines, storage facilities and transfer points, which is why Austria’s participation in transnational infrastructure initiatives (e.g., European Hydrogen Backbone) is of great importance. Also, specific legislation was put in place to promote diversification, e.g., by targeted support for all companies that purchase gas from alternative sources and therefore reduce dependence on Russian natural gas. In this way, the Austrian government also specifically supports the establishment of new supply relationships by Austrian companies.

Disruptions in energy supply in combination with high energy costs pose material risks to economic growth. The efforts described above to reduce dependence on Russian gas and to diversify supply are intended to counteract these risks and are not expected to have a negative impact on the general economy.

Agriculture and Forestry

Almost half of Austria’s surface area is used for agriculture and animal breeding. Domestic agricultural production covers approximately 90% of the country’s food consumption. In 2022, animal output (e.g., livestock raising and dairy operations) accounted for about 40.9% of total agricultural production.

Austria has one of the largest forest areas in Europe. About 44% of its surface area, or approximately 14,200 square miles, are forested. Exports of lumber and forest products, including paper, paperboard and pulp, represented 6.4% of Austria’s exports in 2022.

In 2022, an average of 157,000 individuals were estimated to be employed in agriculture and forestry, representing 3.8% of Austria’s labor force (measured as full-time equivalents).

Tourism

Austria’s tourism industry benefits from many year-round destinations with visitor peaks in the winter and summer seasons. A large number of international, but also many domestic tourists are attracted by the country’s multifaceted natural and scenic beauties, as well as its rich tradition in cultural attractions.

After the number of overnight stays in Austria slumped by a total of 47.9% in 2021 compared to 2019 in light of the COVID-19 pandemic, touristic demand recovered in 2022 (+72.1% over previous year), reaching 136.9 million overnights, 10.3% short of the 2019 peak (152.7 million). As a result of the gradual removal of travel restrictions and other pandemic measures, a clear upward trend was evident not only in domestic tourism (+31.4% to 38.9 million overnights, -2.7% compared to 2019), but also in international overnight stays in 2022 (+96.2% to 98.0 million, -13.1% compared to 2019), thereby the international market share of total demand nearly returned to pre-pandemic levels (71.6%, compared to 73.8% in 2019).

Among foreign guests in Austria, only six core markets accounted for three quarters (74.5%) of total overnight demand in 2022, all of them located in Europe, with Germany being the most important (54.5%), followed by the Netherlands (10.2%), Switzerland (3.8%), the Czech Republic (3.1%), as well as Belgium and Luxembourg (together 2.9%). Compared to 2019, demand from Poland (-1.8%), Belgium and Luxembourg (together -2.1%), the Netherlands (-3.6%) and Germany (-5.8%) developed more favorably than the international average (source markets with at least 1 million overnight stays in 2022), thus increasing their market shares in total foreign demand by 0.2 (Poland) to 4.2 percentage points (Germany). Due to continued strict pandemic measures in Asia there were still hardly any long-distance travelers visiting Austria in 2022 (overnights 2022 compared to 2019: China -92.9%, Taiwan -89.7%, Russia -87.9%, Japan -85.5%, and South Korea -76.0%).

According to the results of the latest Tourism Satellite Account (TSA) for Austria, the share of direct tourism value added (including business trips, valued in market prices) to GDP accounted for 2.5% in 2021, which is 3.0 percentage points below the pre-COVID-19 value in 2019. For 2022, an increase to 4.5% has been estimated. Including indirect effects (generated by intermediate deliveries), in 2021, tourism contributed 3.6% to the overall economy (2019: 7.6%; estimate for 2022: 6.2%). Based on nominal tourism exports of the 27 EU countries, Austria attained a market share of 5.1% in 2022 (2021: 4.3%; 2019: 5.4%; excluding international transport).

The following table shows the total number of overnight stays by foreign tourists in Austria and international tourism receipts according to the balance of payments (the latter also includes spending by foreign guests during day trips).

OVERNIGHT STAYS BY FOREIGNERS AND

FOREIGN EXCHANGE RECEIPTS

	2018	2019	2020	2021	2022

Overnight stays by foreign visitors (thousands)	110,430	112,765	66,280	49,964	98,031
International tourism receipts(1) (millions of Euros)	21,408	23,129	13,436	9,715	20,453

(1)	Including international transport.

SOURCE: Statistics Austria, OeNB; WDS—WIFO Data System, Macrobond.

The Role of Government in the Economy

The industries and companies under state ownership formerly included the entire coal, iron ore, and iron and steel industries and a large part of the non-ferrous metals and oil and natural gas industries, as well as a number of companies producing machinery and vehicles, electrical machinery and equipment, and chemicals and chemical products. Austria vested the administration of ownership interests in these nationalized industries in the Österreichische Industrieholding Aktiengesellschaft (“ÖIAG”). In 1993 ÖIAG began with the privatization of companies or groups of companies owned by it. Since then, ÖIAG has carried out numerous privatization transactions including successfully floating holdings on the stock exchange. In March 2015, ÖIAG was converted into a limited liability company and renamed Österreichische Bundes- und Industriebeteiligungen GmbH (“ÖBIB”). With effect from February 20, 2019, ÖBIB was converted into a joint stock company and renamed Österreichische Beteiligungs AG (“ÖBAG”). ÖBAG is wholly-owned by the Republic of Austria.

ÖBAG holds interests in the three listed companies OMV AG (31.50%), Telekom Austria AG (28.42%), and Österreichische Post AG (52.85%). Regarding these holdings:

•	OMV AG is engaged in the exploration, development and refining of oil and gas, as well as the production of chemicals for use in the fertilizer industry.

•	Telekom Austria AG is Austria’s largest telecommunications group, providing fixed network, mobile communications, data communications and internet services.

•	Österreichische Post AG is Austria’s leading service provider in mail carriage.

Furthermore, ÖBAG owns stakes in Casinos Austria AG (33.24%) and in APK Pensionskasse (32.97%) and is the sole owner of Bundesimmobiliengesellschaft m.b.H. (BIG), GKB-Bergbau GmbH, IMIB Immobilien- und Industriebeteiligungen GmbH and Schoeller-Bleckmann GmbH. ÖBAG also manages the 51.00% stake in VERBUND AG, Austria’s largest electricity provider, that is owned by the Republic of Austria. ÖBB-Holding AG, the holding company of the Austrian national railway system, is wholly owned by the Republic of Austria.

Labor and Social Legislation

In 2022, about 5.9 million people of working age (15-64) lived in Austria, of which about 4.7 million (78.7%) were in the labor force (employees, self-employed and unemployed).

The number of persons in active employment was 3,844,570. Of these, 915,984 were foreign workers, representing 23.8% of the workforce. About 60% of them are EU citizens.

The unemployment rate (according to the European Labour Force Survey) fell to 4.8% in 2022, 1.4 percentage points below the 2021 peak of 6.2% reached in the wake of the COVID-19 pandemic. This decline in unemployment took place because of the strong economic recovery in most parts of the economy at the end of the lockdowns. With real GDP growth of 4.6% and 4.9% in 2021 and 2022, respectively, the number of employed persons increased by 2.5% (2021) and 3.0% (2022). The number of working hours by employees grew by 3.2% in 2021 due to the expiry of many short-time working schemes. In 2022, the number of working hours developed almost in line with the number of employees (+2.9%). The long-term trend towards decreasing average working hours was almost offset by the working time lengthening effect of the expiry of remaining short-time work regulations. The following table sets forth certain information relating to unemployment and wage increases for the years 2018 through 2022:

	2018	2019	2020	2021	2022

	(%)
Unemployment rate (according to Labour Force Survey)	5.2	4.8	6.0	6.2	4.8
Index increase of agreed scale wages	+2.8	+3.0	+2.3	+1.7	+3.0

SOURCE: Eurostat, Statistics Austria. The entry into force of the new Framework regulation on Social Statistics (IESS) in 2021 created changes in the LFS Main Indicators. This table includes the break-corrected 2009Q1-2020Q4 data that are produced in the break correction exercise.

The labor market continued to perform well in 2022. Employment expansion was broad-based across all sectors. In particular, the accommodation and food services sector, which was severely restricted during the COVID-19 pandemic, showed strong growth.

In 2022, the majority of the total employed population (74.3%) had a job in the tertiary sector. Another 21.7% worked in the secondary sector and 4.0% in the primary sector.

The following table sets forth certain information relating to employment for the years 2018 through 2022:

	2018	2019	2020	2021	2022

	(As % of total employment)
Primary sector	4.4	4.2	4.3	4.2	4.0
Secondary sector	21.7	21.8	22.1	21.9	21.7
Tertiary sector	74.0	74.0	73.6	73.9	74.3

SOURCE: WDS—WIFO Data System, Macrobond.—Employment according to National Accounts definition (jobs).

The employment rate, which indicates how many people in a given age group are employed, was 74.0% in 2022 for people aged 15-64; the gender gap (not adjusted for working hours) was 8.0 percentage points, slightly lower than in previous years (8.6 percentage points in 2021; employment rate for men in 2022 78.0%, employment rate for women in 2022 70.0%). The employment rate of young people (2022: 51.9%) was particularly high by international comparison, especially for men, due to the high importance of apprenticeship training in Austria. In the age group 15-24, 55.6% of men and 48.2% of women were employed in 2022, with a gender gap of 7.4 percentage points. At prime working age, the gender gap was 5.5 percentage points (men 88.5%, women 83.0%). The gender gap was most pronounced at the transition from working life to retirement at almost 15 percentage points (55-64 years old: men 63.9%, women 49.0%).

There are gender differences in the transition phases into and out of working life. On the one hand, there are differences in the educational choices made by young women and men, with men being more likely to opt for apprenticeship training, which is characterized by the fact that it takes place both at a company and at school, while women opt for full-time school-based intermediate and tertiary education. These differences in enrolment patterns continue into tertiary education. According to the Labour Force Survey, almost one in two women aged 25-34 (46.8%) had a tertiary qualification in 2021, while this share was significantly lower for men (38.2%). On the other hand, there are differences due to gender-specific differences in the retirement age, which for women will only gradually equal that of men between 2024 and 2033.

The following table sets forth the employment rate in percent by age and gender for the years 2018 through 2022:

Sex	Age	2018	2019	2020	2021	2022
Total	15 to 24 years	51.3	51.6	49.8	50.2	51.9
Total	15 to 64 years	73.0	73.6	71.7	72.4	74.0
Total	25 to 54 years	84.6	85.3	83.1	83.8	85.7
Total	55 to 64 years	54.0	54.5	54.2	55.4	56.4
Men	15 to 24 years	53.9	54.8	52.4	54.6	55.6
Men	15 to 64 years	77.4	78.0	76.0	76.7	78.0
Men	25 to 54 years	87.8	88.5	86.5	86.9	88.5
Men	55 to 64 years	63.5	63.1	62.3	62.7	63.9
Women	15 to 24 years	48.7	48.4	47.1	45.7	48.2
Women	15 to 64 years	68.6	69.2	67.4	68.1	70.0
Women	25 to 54 years	81.3	81.2	79.7	80.7	83.0
Women	55 to 64 years	44.8	46.0	46.4	48.3	49.0

SOURCE: Eurostat, WIFO.—Data according to Labour Force Survey (persons). A time series break in 2021 due to survey changeover has no effect on the data in the table as comparability over time is ensured.

Austria’s social security system includes health, maternity, disability and old age benefits, workers’ compensation, family allowances, supplementary retirement and welfare plans, unemployment benefits and a number of other social services and benefits. In 2022, 99.9% of Austria’s population was covered by health insurance (Main Association of Social Security Institutions, 2022), which is a major part of social security. Social security benefits are paid out of current contributions from employees and employers and by current allocations from the federal budget.

According to ESSPROS (European System of Integrated Social Protection Statistics), the gross social expenditure to GDP ratio was 32.9% in 2021. Compared to the previous year, this corresponds to a decrease of 1.1 percentage points. At +3.4%, social spending grew more slowly than nominal GDP at +6.6%. Social spending in 2021 was divided into the following components: 42.8% old age, 5.0% survivors’ pensions, 27.2% health care and sickness, 8.5% family allowances, 5.4% disability, 9.1% unemployment policy (compared to 5.4% in 2019) and 1.9% was used for housing and social inclusion.

The Austrian statutory pension system for employees, self-employed persons and farmers in gainful employment includes old-age, surviving and disability pensions. The first pillar is an earnings-related pay-as-you-go scheme. Occupational and private schemes as second and third pillar have a limited role in overall provisions. About 89.0% of old age income is out of the first, 3.8% out of the second and 7.2% out of the third pillar in 2021. The current statutory retirement age is 65 years for men and 60 years for women with an increase by 0.5 year-steps per year between 2024 and 2033. The early retirement age for long-term insured (40 years of gainful employment) is 62. For women, this type of pension will therefore be relevant from 2028.

In the past decade, major pension reforms were passed by the Austrian parliament with the goal to strengthen the actuarial calculations, to reduce early retirement through abolition of specific types of early retirement schemes, to increase retirement age as well as to increase deductions for each year of early retirement. The deductions for early retirement range from 1.8% per year for heavy workers and 5.1% for long time insured. Each year of gainful employment counts for 1.78% for the pension payment which means that after 45 insurance years the gross replacement rate is 80.1% of average lifetime gross income. As a consequence of past reforms, the replacement rate of 80.1% now requires 45 insurance years, up from 40 years. All pensions are fully subject to income tax and health insurance contributions.

To avoid a substitution from early exits from the labor market to disability pension, there was a reform of the disability scheme as well. People born 1964 or later have no access to time-limited disability pensions from January 1, 2014 onwards. The reform is accompanied by a set of measures like rehabilitation programs, upgrade of skills etc., to re-integrate this group of workers into the workforce.

Overall, the reforms had positive effects: The average retirement age is now (2022) 60.7 years among women and 63.2 years among men (old age pensions) and the average age entering a disability pension is 51.8 years among women and 56.1 years among men (Main Association of Social Security Institutions, 2023). According to the most recent pension projections (November 2022) for 2022 to 2027 by the Austrian “Pension Commission”, pension expenditures are expected to increase from 11.64% of GDP in 2022 to 12.79% of GDP in 2027. In 2022, 2.85% of pension expenditures (including poverty-preventing payments to pension beneficiaries) in relation to GDP were financed out of the federal budget; by 2027 this will increase to 3.76% of GDP. Recent pension reforms led to a reduced growth in pension expenditures. But the high price increases, which are used as the basis for the annual pension adjustment, increase future spending dynamics much more than was calculated in the last projections.

Foreign Direct Investments

The amount of inward foreign direct investment increased by 1.7% in 2022, after increasing by 12.1% in 2021. Inward foreign direct investment mainly originated from the 27 EU member states (50%), but this share has been decreasing over the last decade (2010: 62.7%). The largest EU investors in 2022 were Germany (29.6%) and Italy (5.6%). All European countries together accounted for 76.8% of inward foreign direct investment. The most important European investors in Austria from outside the EU were Russia (12.9%), as well as Switzerland (7.8%). Overseas, the United States (6.8%) and Canada (2.2%) were the most important investors in Austria, while the United Arab Emirates, Japan, and Hong Kong held shares of 4.6%, 2.0% and 0.8%, respectively.

Looking at the sector level, investment in the services sector, which accounted for 89.7% of inward foreign direct investment in 2022, was significantly larger than inward foreign direct investment in the manufacturing sector. Foreign investors have invested mainly in professional, scientific and technical service activities (52.3%), financial intermediation (14.0%) and trade (10.7%). Important manufacturing industries in which foreign entities acquired major interests were the chemical industry (accounting for 2.9% of total foreign direct investment in 2022), the manufacturing of computers, electronic and optical products (1.3%) and the manufacturing of machinery and equipment (1.7% of total foreign direct investment in 2022). Growth in inward foreign direct investment was most dynamic in the fields of administrative and support service activities (+72.9%), manufacture of transport equipment (+31.2%), and machinery and equipment (+25.2%). The largest contributors to the 1.7% overall increase in foreign direct investment in 2022 were professional, scientific and technical services (+2.2 percentage points), administrative and support service activities (+1.2 percentage points), agriculture and mining (+0.4 percentage points) and machinery and equipment (+0.3 percentage points). Negative contributions were concentrated in financial intermediation (-2.4 percentage points) followed by food products, beverages and tobacco products (-0.3 percentage points). The contributions of the remaining sectors were spread around zero.

FOREIGN TRADE AND BALANCE OF PAYMENTS

Foreign Trade

On January 1, 1995, Austria joined the European Union and since then has taken part in all steps of deeper EU integration. Over the past 25 years, foreign trade has substantially gained in importance for the Austrian economy. In 2022, exports of goods at current prices (EUR 194.1 billion) corresponded to a share of 43.4% of GDP, compared to 23.9% in 1995. Austrian exports of goods also increased considerably by 17.2% in 2022, after a substantial increase of 16.1% in 2021 due to the recovery from the COVID-19 pandemic. The strong growth momentum in 2022 was observed despite the war in Ukraine, which did not significantly affect Austrian exports. In 2022, imports of goods still rose more strongly by 19.8% compared to 2021 and amounted to EUR 213.7 billion at current prices. The import share in GDP increased from 27.5% (1995) to 47.7% (2022). Imports in 2022 were pushed by sharp increases in import prices due to price hikes in energy and raw material markets. As a result, the Austrian trade balance (according to foreign trade statistics and excluding services) amounted to a deficit of EUR 19.6 billion, which reflected a nevertheless still high deterioration by EUR 6.7 billion compared to 2021.

The following table, which should be considered in conjunction with the price indices shown below, shows the exports and imports of goods of Austria in the years 2018 through 2022.

FOREIGN TRADE IN GOODS

Year	Exports (f.o.b.)	Imports (c.i.f.)	Balance of trade	Exports as a percentage of imports
	(Millions of euros)			(%)
2018	150,071	156,056	-5,985	96.2
2019	153,502	157,817	-4,316	97.3
2020	142,566	144,421	-1,855	98.7
2021	165,586	178,446	-12,860	92.8
2022	194,126	213,717	-19,591	90.8

SOURCE: Statistics Austria, WDS—WIFO Data System, Macrobond.

During 2022, around 69% of Austria’s foreign trade was conducted with EU member states. Austria’s exports to the 27 EU member states rose by 18.1% in 2022, slightly more than in 2021 (+17.0%). Accounting for 29.9% of exports and 32.2% of imports, Germany represents Austria’s most important trading partner. In 2022, exports to Germany increased by 16.1%, while imports from Germany rose by 16.5% compared to 2021. In general, Austria’s international trade links are still highly concentrated on the Common European Market. In particular, Austria’s trade relations with the EU 13, the new member states since 2004, account for 19.9% of total exports and 16.0% of total imports. In 2022, exports to the EU 14, the EU member states as of April 30, 2004 (excluding the United Kingdom), increased by 16.4%, while exports to the EU 13 increased by 22.6%. Additionally, exports to countries outside of the European Union rose by a total of 15.3% (United States about +16.3%). The export share of the United States represented 6.7% of total exports, and the United States constitutes Austria’s third most important trading partner. Accounting for 2.7% of total exports, China remains ninth among Austria’s top export destinations; however, in 2022 there was only a rise of 7.2% in Austrian exports to China. In terms of product groups, exports of machinery and transport equipment represent by far the most important group of Austrian exports; they increased by 12.6% in 2022.

Changes in the volume of exports and imports, in export and import prices and in Austria’s terms of trade, i.e., the relationship of the prices of exported goods to the prices of imported goods, are shown in the following table.

INDICES OF FOREIGN TRADE IN GOODS

(2015 = 100)

	Exports (f.o.b.)		Imports (c.i.f.)		Terms of trade(1)
Year	Price index	Volume index	Price index	Volume index
2018	102.2	111.7	103.5	112.9	98.7
2019	101.1	115.4	103.4	114.3	97.7
2020	99.9	108.5	101.4	106.7	98.5
2021	106.1	118.6	109.4	122.2	97.0
2022	115.9	127.4	125.1	127.9	92.6

(1)	Export price index divided by import price index, expressed in percentages.

SOURCE: Statistics Austria, WDS—WIFO Data System, Macrobond.

The following table summarizes the composition of Austria’s exports and imports by product groups for the years 2018 through 2022.

EXPORTS AND IMPORTS BY PRODUCT GROUPS(1)

	2018	2019	2020	2021	2022	Percentage of 2022
	(Millions of euros)					(%)
Exports (f.o.b.):
Food and live animals	8,109	8,565	8,836	9,565	11,149	5.7
Beverages and tobacco	2,559	2,819	2,897	3,119	3,590	1.8
Crude materials, inedible except fuels	4,879	4,746	4,276	5,850	6,534	3.4
Mineral fuels, lubricants and related materials	3,274	3,570	2,810	4,154	7,136	3.7
Animal and vegetable oils, fats and waxes	240	258	272	353	456	0.2
Chemicals and related products, n.e.s.	19,897	21,571	22,182	25,288	29,076	15.0
Manufactured goods classified chiefly by material(2)	32,919	31,870	28,731	35,343	42,902	22.1
Machinery and transport equipment	60,239	61,763	54,398	61,308	69,031	35.6
Miscellaneous manufactured articles	17,956	18,339	18,164	20,607	24,252	12.5

Total exports(3)	150,071	153,502	142,566	165,586	194,126	100.0

Imports (c.i.f.):
Food and live animals	9,792	10,213	10,161	10,716	12,607	5.9
Beverages and tobacco	960	1,039	1,010	1,182	1,270	0.6
Crude materials, inedible except fuels	6,397	6,095	5,818	8,235	9,009	4.2
Mineral fuels, lubricants and related materials	12,755	12,283	8,258	13,912	25,881	12.1
Animal and vegetable oils, fats and waxes	407	434	472	683	948	0.4
Chemicals and related products, n.e.s.	21,193	21,843	20,951	26,235	29,583	13.8
Manufactured goods classified chiefly by material(2)	24,998	24,439	22,943	29,114	34,817	16.3
Machinery and transport equipment	54,827	56,832	50,450	59,089	65,721	30.8
Miscellaneous manufactured articles	24,726	24,639	24,359	29,280	33,882	15.9

Total imports(3)	156,056	157,817	144,421	178,446	213,717	100.0

(1)	Based on movement of goods.
(2)	Semi-finished and finished products.
(3)	Amounts may not add due to rounding.

SOURCE: Statistics Austria, WDS—WIFO Data System, Macrobond.

The following table shows the geographic distribution of Austria’s foreign trade for the years 2018 through 2022.

EXPORTS AND IMPORTS BY GEOGRAPHIC AREA(1)

	2018	2019	2020	2021	2022	Percentage of 2022
	(Millions of Euros)					(%)
Exports (f.o.b.):
EU countries(2)
Germany	45,235	45,033	43,431	49,925	57,986	29.9
Italy	9,762	9,754	8,823	11,211	13,157	6.8
Czech Republic	5,666	5,405	5,083	6,030	7,109	3.7
Hungary	5,114	5,588	4,948	6,134	7,729	4.0
Other EU countries	34,967	36,661	34,104	39,466	47,233	24.3

Total EU 27 countries	100,745	102,441	96,389	112,766	133,214	68.6
Other countries
United Kingdom	4,198	4,496	4,080	4,440	5,103	2.6
Switzerland	7,013	7,263	7,479	8,172	9,991	5.1
Russian Federation	2,105	2,362	2,118	1,998	1,838	0.9
Other Eastern European countries(3)	2,050	2,306	2,050	2,479	2,671	1.4
United States	10,601	10,242	9,297	11,100	12,915	6.7
Japan	1,529	1,613	1,522	1,704	1,787	0.9
China	4,055	4,459	3,915	4,821	5,169	2.7
All other countries	17,774	18,319	15,715	18,106	21,438	11.0

Total exports(4)	150,071	153,502	142,566	165,586	194,126	100.0

Imports (c.i.f.):
EU countries(2)
Germany	55,850	55,226	50,515	59,150	68,894	32.2
Italy	9,955	10,368	9,119	11,571	13,058	6.1
Czech Republic	6,789	6,628	6,014	7,762	9,759	4.6
Hungary	4,192	4,296	3,872	4,684	5,340	2.5
Other EU countries	30,665	31,308	29,246	35,770	41,918	19.6

Total EU 27 countries	107,451	107,827	98,766	118,937	138,969	65.0
Other countries
United Kingdom	2,869	2,831	2,144	2,779	3,495	1.6
Switzerland	6,802	6,068	7,617	9,726	10,018	4.7
Russian Federation	3,291	2,762	2,171	4,670	8,237	3.9
Other Eastern European countries(3)	2,016	2,317	2,211	2,745	3,348	1.6
United States	5,984	7,093	5,259	5,700	7,168	3.4
Japan	2,240	2,245	2,050	2,243	2,521	1.2
China	9,110	9,828	10,187	13,106	17,213	8.1
All other countries	16,292	16,846	14,016	18,541	22,748	10.6

Total imports(4)	156,056	157,817	144,421	178,446	213,717	100.0

(1)	Based on movements of goods.
(2)

The EU consists of Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Poland, Portugal, Romania, Slovak Republic, Slovenia, Spain and Sweden.

(3)	Albania, Belarus, Bosnia and Herzegovina, Kosovo, Macedonia, Moldova, Montenegro, Serbia and Ukraine.
(4)	Amounts may not add due to rounding.

SOURCE: Statistics Austria, WDS—WIFO Data System, Macrobond.

Balance of Payments

The following table shows the balance of payments of Austria with all countries and the net change in official international reserves of the Oesterreichische Nationalbank (“OeNB”), the central bank of the Republic of Austria, for the years 2018 through 2022.

BALANCE OF PAYMENTS(1)

	2018	2019	2020	2021	2022
	(Millions of Euros)
Current account	3,485	9,471	11,345	1,439	3,075
Goods	1,118	4,369	3,394	–337	–645
Exports	149,248	152,776	139,930	167,969	199,394
Imports	148,130	148,407	136,535	168,306	200,039
Services	9,904	9,655	8,048	2,449	7,057
Exports	64,238	68,460	56,744	59,080	77,158
Imports	54,334	58,806	48,696	56,631	70,100
Primary income	–3,773	–1,137	3,379	1,826	–1,092
Secondary income	–3,765	–3,415	–3,476	–2,499	–2,245
Capital account	–2,322	–67	–410	106	636
Financial account	4,555	14,691	4,494	–4,048	–8,539
Direct investment	1,526	4,650	10,729	7,302	–1,000
Portfolio investment	3,476	–3,414	–13,258	9,878	–2,793
Other investment(2)	–1,812	12,247	4,433	–25,964	–6,411
Financial derivatives	–761	1,398	1,105	583	1,093
Reserve assets	2,125	–190	1,484	4,153	572
Errors and omissions	3,392	5,287	–6,441	–5,593	–12,249

(1)	New presentation scheme BPM6. Amounts may not add due to rounding.
(2)	Includes currency and deposits, loans, trade credit and advances, SDR allocations, etc.

SOURCE: OeNB.

After the strong negative effects of COVID-19-related restrictions on foreign trade, the current account balance recovered in 2022 to EUR 3.1 billion, or 0.7% of GDP. The energy bill continued to increase after the Russian invasion of Ukraine, leading to a slight deterioration of the balance in goods trade towards EUR –0.6 billion in 2022. The surplus in services trade benefitted from the strong recovery in tourism activity, while the deficit in secondary income abated. Preliminary data indicate nearly a tripling of the ratio between the services surplus and nominal GDP in 2022 towards 1.6%. The financial account showed a net capital inflow in 2022, mainly driven by a net inflow of currency and deposits (EUR –10.1 billion). The balance of portfolio investment turned negative in 2022. The net outflows from Austria into foreign equity and investment fund shares were dominated by foreign investment into Austrian fixed interest assets. The first figures for 2022 show a considerably large inflow of funds into Austria within the errors and omissions component, which cannot yet be attributed.

FOREIGN EXCHANGE

Foreign Exchange Rates

On January 1, 1999, the euro was introduced as the legal currency of participating member states of the European Union, including Austria. The following table shows the average exchange rates of the euro to the dollar during the periods indicated.

EXCHANGE RATES OF THE EURO

Annual average
2019	1.1195
2020	1.1422
2021	1.1827
2022	1.0530
2023	1.0813
Monthly average
January 2024	1.0905
February 2024	1.0795
March 2024	1.0872
April 2024 (through April 11, 2024)	1.0819

SOURCE: OeNB.

The exchange rate of the euro started into the year 2023 at 1.0683 USD per EUR and closed the year 2023 at 1.1050 USD per EUR. During 2023, the euro reached its low at 1.0469 USD per EUR on March  10 and its high at 1.1255 USD per EUR on July 18.

RECENT DEVELOPMENTS

Austrian Economy and Budgetary Situation

While the COVID-19 pandemic gradually became less relevant in 2022, economic development and economic policy in Austria were dominated by the energy crisis and high inflation. In the first half of the year, the economy was still marked by the strong recovery from the COVID-19 crisis. After the removal of most of the restrictions set to contain the pandemic, in particular consumption of services picked up. In addition, high demand for durable consumer goods led to strong merchandise trade and industrial activity worldwide, from which Austria also benefited. However, energy prices had already risen since the second half of 2021 and prices, especially for natural gas, further increased after the Russian invasion of Ukraine in February 2022. This put an abrupt end to the ongoing recovery and led to a slowdown in the European economy since the summer of 2022. This economic downturn also affected Austria in the third quarter of 2022. Exports and the value added of domestic industry contracted, while aggregate output stagnated. In the winter half-year 2022-23, GDP was expected to decline noticeably. Persistently high energy prices, strong price dynamics and uncertainty about future developments are depressing sentiment. According to the current WIFO estimate, Austria’s economic output fell by 0.3% in the first quarter of 2023 compared to the previous quarter. In addition to declines in consumer-related and economic service sectors, the development in domestic industry stagnated. On the demand side, foreign trade weighed on the economy.

The international economic downturn is expected to continue to dampen GDP growth in the first half of 2023. Around the middle of the year, however, the Austrian economy is forecasted to regain momentum, mainly based on a gradual easing of the situation on the energy markets as well as a stabilization of private consumption and investments. For the year 2023 as a whole, WIFO expects weak real GDP growth of a mere 0.3 percent. In 2024, it is projected to accelerate to 1.8 percent. However, domestic tariffs for household energy and thus inflation will abate with some delay, with the latter remaining elevated in 2023 (7.1 percent), although gradually approaching the 2 percent ECB target by 2027.

To cushion the economic impact of the war in Ukraine on Austria, mainly in the fields of energy cost and inflation adjustment, the government set up three support packages which amount to approximately EUR 33 billion over a time horizon from 2022 to 2026. The Fiscal Advisory Council expects that parts of this budgetary burden can be offset by the triggered macroeconomic stimulus (especially in the area of nominal consumption) and therefore assumes that the self-financing of the package will amount to EUR 8 billion. Due to the current and expected high inflation in the coming years, there will be additional cumulative inflation-related budget surpluses of EUR 3.4 billion in the years 2022 to 2026. In total, the support package and the inflation trend up to 2026 will result in a cumulative additional budgetary burden of EUR 15 billion.

2023 will see a further decrease in COVID-19-related subsidies of EUR 2.5 billion. At the same time, government spending is expected to increase by EUR 3.0 billion due to new anti-inflationary measures (especially the energy cost subsidy and the electricity price brake), while at the same time the increased climate bonus, the energy cost compensation and the one-off payments for vulnerable groups and pensioners will expire. The discontinuation of further COVID-19-related subsidies and the bulk of the anti-inflationary measures amounting to EUR 9.8 billion significantly improve the budget balance in 2024. The Fiscal Advisory Council expects general government budget deficits for 2023 and 2024 of 2.3% and 1.1% of GDP, respectively. An even stronger improvement of the budget balance will only happen in 2024 due to additional temporary expenditures for crisis management in 2023. The debt ratio is reduced to 72.8% of GDP by 2024 due to high nominal GDP growth.

Russian Invasion of Ukraine

Since February 23, 2022, the EU agreed on a range of restrictive measures to respond to the Russian invasion of Ukraine. These measures include, among others, sanctions against members of the Russian State Duma as well as sanctions and asset freezes against other individuals and entities, restrictions on economic relations with the non-government controlled areas of the Donetsk and Luhansk oblasts, restrictions on the ability of the Russian state and government to access the EU’s capital and financial markets and services, a SWIFT ban for seven Russian banks, sanctions against Belarus in response to its involvement in Russia’s military invasion, a ban on all transactions with certain state-owned enterprises, and a broad range of trade restrictions as well as export and import bans (e.g. concerning iron, steel¸ crude oil and refined petroleum products as well as luxury goods).

Under the Temporary Protection Directive, the EU decided to grant temporary protection in any EU member country to former residents of Ukraine, who left the country to escape war after February 24, 2022. Temporary protection will last for at least one year and may be extended depending on the situation in Ukraine. Rights under the Temporary Protection Directive include a residence permit, access to the labor market and housing, medical assistance, and access to education for children. In Austria, as of August 1, 2023, approximately 45,000 displaced persons from Ukraine had been registered within the framework of basic care to receive benefits aimed at covering basic daily needs (e.g. adequate food, housing, medical care and school supplies).

BANKING SYSTEM AND MONETARY POLICY

Oesterreichische Nationalbank (“OeNB”)—Central Bank of Austria

The following is a general description of the Austrian banking system as part of the European central bank system, which is defined by the Treaty establishing the European Community, as amended by the Treaty establishing the European Union (the Maastricht Treaty) (hereinafter the “EC Treaty”) and the Statutes of the European System of Central Banks and of the European Central Bank. The role of Austria’s central bank in this system is also defined by the Austrian National Bank Act.

The OeNB, established by Austrian Federal Law in 1922, is the central bank of Austria. It is a joint stock company, 100% of whose shares are owned by the Republic of Austria by law.

The OeNB is supervised by a General Council (Generalrat) consisting of ten members: the President and Vice-President of the OeNB, and eight members appointed by the Federal Government for a term of five years. Pursuant to the National Bank Act, the members of the General Council shall comprise senior members from the practical sphere of the economic life besides lawyers and economists. The daily business of OeNB is run by the Directorate (Direktorium) consisting of the Gouverneur, the Vice-Gouverneur and two other members.

Like any other company in which the Republic of Austria holds a stake of at least 50% of the capital, the OeNB is subject to control by the Court of Accounts (Rechnungshof).

European System of Central Banks: Upon Austria’s entry into the final stage of the European Monetary Union on January 1, 1999, the OeNB became an integral part of the European System of Central Banks (“ESCB”). The ESCB, which consists of the European Central Bank (“ECB”) and the national central banks (“NCBs”) of those EU member states participating in monetary union, was established for the conduct of the single European monetary policy. The ESCB’s primary objective is to maintain price stability. In addition, and without prejudice to this objective, the ESCB supports the general economic policies in participating countries. Its basic functions are to define and implement the monetary policy of the euro area; to conduct foreign exchange operations; to hold and manage the official foreign reserves of the member states; and to promote the smooth operation of payment systems. The process of decision-making in the ESCB is centralized through the decision-making bodies of the ECB, namely the ECB’s Executive Board and its Governing Councils.

The sole shareholders of the ECB are the NCBs of the member states. Each NCB’s capital share is based on the respective member state’s share in the population and the GDP of the EU. As of December 31, 2022, the OeNB had a share of 2.3804% in the subscribed capital of the ECB.

By establishing the ECB, the participating member states abandoned some of their sovereignty over monetary policy, but the NCBs retain all of the functions that are not transferred to the ECB.

The ECB requires credit institutions established in the participating member states, including OeKB, to hold minimum reserves on accounts with the national central banks, which, in OeKB’s case, are held by OeNB. OeKB calculates the minimum reserve requirements according to the relevant ECB regulations. The ECB may at any time change the reserve ratios. Liabilities to other institutions subject to the ECB’s minimum reserve system and liabilities to the ECB and the national central banks are not included in the reserve base.

Single Supervisory Mechanism (SSM): The ECB took on new banking supervision tasks as part of a single supervisory mechanism. The SSM created a new system of financial supervision comprising the ECB and the national competent authorities of participating EU countries. Among these EU countries are those whose currency is the euro and those whose currency is not the euro but who have entered into close cooperation with the SSM. Specific tasks relating to the prudential supervision of credit institutions were conferred on the ECB according to Article 127(6) of the Treaty on the Functioning of the European Union. The main aims of the SSM are to ensure the safety and soundness of the European banking system and to increase financial integration and stability in Europe. The ECB is responsible for the effective and consistent functioning of the single supervisory mechanism, cooperating with the national competent authorities of participating EU countries. The ECB assumed its new banking supervision responsibilities in November 2014, 12 months after the regulation creating the supervisor entered into force.

Banking System

As of December 31, 2022, Austria had a total of 493 independent banks (Kreditinstitute, or credit institutions), which are classified into seven sectors on the basis of their legal status:

•	35 joint stock banks and private bankers

•	49 savings banks

•	6 regional mortgage banks

•	315 rural credit cooperatives

•	9 small commercial cooperative banks

•	4 building and loan societies

•	55 special purpose banks

•	20 branches of foreign banks

In 2022, the number of credit institutions in Austria decreased by 27 from 520 to 493. The development was driven by mergers of small banks, mainly cooperative banks (Raiffeisenbanken), in order to create bigger and more competitive units. This process of consolidation is ongoing and is expected to lead to a further reduction of banks in 2023.

Unless otherwise specified, data in this section refer to all Austrian-based credit institutions, including those under foreign ownership.

Business Activity and Earnings Situation. The leverage ratio of Austrian-based credit institutions decreased slightly in 2022 from 7.7% to a level of 7.4%. Overall lending by Austrian banks to non-banks increased by 4.5% over the same time frame, with loans to domestic non-financial corporations and loans to households increasing by 8.9% and 4.3%, respectively. Loans to the general government decreased by 7.6% in 2022 compared to 2021.

In 2022, the total operating profit of all Austrian-based credit institutions increased by 40.1% compared to 2021. There was an increase in both income from financial transactions (+22.6%) and in interest income (+17.9%) whereas commission income decreased (-7.9%). Furthermore, 2022 saw an increase in securities and participating interests (+20.5%) as well as Operating income increasing by 11.9% contrary to operating expenses, which decreased by 1.8%. As a result, the cost/income ratio decreased to 59.0%. Six Austrian banks (Addiko Bank, Erste Group, BAWAG P.S.K, Volksbank Wien AG, Raiffeisen Bank International as well as Raiffeisen Landesbank Oberösterreich) are supervised under the Single Supervisory Mechanism (SSM).

Exposure to Eastern European Regions and Countries

As of December 31, 2022, majority-Austrian-owned banks had a total exposure of EUR 293 billion to the CESEE area, which represents an increase of EUR 13 billion compared to December 31, 2021. CESEE remains a very important market for the Austrian banking system, accounting for aggregated total assets of about EUR 279 billion and an aggregated net profit (after tax) of EUR 5.2 billion in 2022. In a year-on-year comparison, Austrian banks’ subsidiaries’ net result in CESEE increased by 74%, reaching a new record level mainly driven by business in the Czech Republic and Russia, while credit risk costs doubled in 2022, however starting from a low level. Exposures to CESEE EU countries account for the most important part of Austrian banks’ CESEE exposure by far. For instance, the total assets of Austrian banks’ subsidiaries in CESEE EU countries such as the Czech Republic, Slovakia, Romania, Hungary, Slovenia and Croatia account for about 80% of aggregated total assets of Austrian banks’ CESEE subsidiaries. Furthermore, 52% of their aggregated CESEE net profit after tax relate to these six countries.

Monetary Policy

In order to fulfill the mandate of maintaining price stability, the EC Treaty accords the Eurosystem (term used to refer to the ECB and the NCBs of the member states that have adopted the euro) a considerable degree of institutional independence, albeit supplemented by extensive obligations concerning transparency and accountability.

The Eurosystem’s stability-oriented monetary policy, which was announced in October 1998 and thoroughly evaluated four and a half years after the introduction of the euro in May 2003, consists of three main elements: a quantitative definition of price stability, a broadly based assessment of the outlook for price developments, and a prominent role for money in the assessment of risks to price stability. The last two elements are also referred to as the two pillars which structure the comprehensive analysis on which monetary policy decisions are based. While the economic analysis identifies short to medium-term risks to price stability, the monetary analysis should help assessing medium to long-term trends in inflation.

The Eurosystem has a variety of monetary policy instruments at its disposal to manage liquidity. As an integral part of the Eurosystem, one of the main tasks of the OeNB is to carry out monetary policy operations in Austria.

The euro money market, in which the TARGET (Trans-European Automated Real-time Gross settlement Express Transfer) System payment system plays an important role, has continued to operate with increasing efficiency. The number of cross-border transactions was considerably higher than before the start of the Eurozone, and some banks managed at times to get liquidity in the unsecured segment at conditions at least as favorable as the minimum bid rate in the tender operations.

As of the last maintenance period in 2022 – lasting from November 2, 2022 to December 20, 2022 – the Austrian share amounted to approximately 2.9% of the total Eurozone reserve requirement. The minimum reserve ratio applicable to the liability base of banks was left unchanged at 1% in 2022. In the course of 2022, required reserves increased slightly from approximately EUR 4.5 billion to EUR 4.8 billion in the last maintenance period in 2022. Minimum reserves accrue interest on the basis of the marginal rate that the Eurosystem charges for its main refinancing operations. The ECB increased this rate to 2.00% applicable to the last maintenance period in 2022.

The following table sets out Austria’s official reserve assets as at December 31, 2020, 2021 and 2022.

		December 31, 2020	December 31, 2021	December 31, 2022
Official Reserve Assets		24,844	30,005	28,506
1.	Foreign currency assets (in convertible foreign currencies)	7,766	7,509	4,008
	(1a) Securities	7,434	7,371	3,857
	(1b) total currency and deposits with:
	(i) other national central banks BIS and IMF	432	138	151
	(ii) banks headquartered in the euro area and located abroad	0	0	0
	(iii) banks headquartered and located outside the euro area	0	0	0
2.	IMF reserve position	1,091	1,261	1,341
3.	SDRs	1,989	6,746	6,905
4.	Gold (including gold deposits and gold swapped)	13,898	14,489	14,770
	- volume in millions of fine troy ounces	9	9	1
5.	Other reserve assets	0	0	4,011
	- financial derivatives	0	0	2
	Other Foreign Currency Assets	1,313	1,170	907
	- securities not included in official reserve assets	521	965	907
	- deposits not included in official reserve assets	253	203	0
	- loans not included in official reserve assets	0	0	0
	- financial derivatives not included in official reserve assets	3	1	0

SOURCE: OeNB, Austrian Federal Financing Agency.

The ECB has exclusive authority for the issuance of banknotes within the euro area. Since Austria joined the European Economic and Monetary Union, the OeNB publishes data on the number of banknotes in circulation, calculated by the ECB in accordance with decision ECB/2010/29. According to these calculations, there were EUR 42.327 million banknotes in circulation in Austria as at December 31, 2022.

Policy Responses to the Global Financial and Economic Crisis. In response to the tensions in the financial markets and the loss of confidence in the financial sector overall in the wake of the global financial and economic crisis, a number of measures were taken at the EU and euro area level in recent years to restore confidence in the financial sector and prevent market disruptions. These measures were, or continue to be, mainly directed at preserving adequate capitalization of financial institutions, at enhancing credit support measures to improve bank lending and liquidity in the euro area money market, at safeguarding the flow of credit from financial institutions to the real economy and, most recently, at addressing the risk of a prolonged period of low inflation. A central role was, and continues to be, played by the ECB, which introduced a number of non-standard monetary policy measures, including, among others, asset purchase programs, long-term refinancing operations and measures aimed at increasing collateral availability. These measures are unprecedented in nature, scope and magnitude and aim to safeguard the primary objective of price stability and ensure an appropriate monetary policy transmission mechanism.

In September 2012, the ECB announced Outright Monetary Transactions in secondary markets for euro-denominated sovereign bonds in the euro area aimed at enabling the ECB to address severe distortions in government bond markets. In June 2014, the ECB announced several measures designed to enhance the functioning of the monetary policy transmission mechanism by supporting lending to the real economy. In particular, the ECB decided to conduct a series of targeted longer-term refinancing operations (“TLTROs”). These TLTROs are aimed at improving bank lending to the euro area non-financial private sector (defined as euro area households and non-financial corporations), excluding loans to households for mortgage purchases, for a period of two years. Through its asset purchase program, which currently consists of a covered bond purchase program, an asset-backed securities purchase program, a public sector purchase program and a corporate sector purchase program, the ECB seeks to provide monetary stimulus to the economy in a context where key ECB interest rates are at their lower bound and to further ease monetary and financial conditions, making access to financing cheaper for firms and households. As of November 19, 2019, following the re-launch of the program, monthly purchases of public and private sector securities are intended to amount to EUR 20 billion. The ECB has announced that it intends to carry out these purchases until the Governing Council sees a sustained adjustment in the path of inflation that is consistent with its aim of achieving inflation rates below, but close to, 2% over the medium term. In March 2016, the ECB announced four additional TLTROs with four-year maturities (“TLTROs II”) to be conducted quarterly from June 2016 to March 2017. Furthermore, the ECB announced another series of TLTROs on March 7, 2019 (“TLTROs III”) consisting of a series of seven operations with a maturity of three years, starting in September 2019.

Counterparties exceeding the lending benchmark will borrow at an interest rate that can be as low as 25 basis points below the interest rate on the deposit facility. This means that these counterparties will, in fact, be paid for their lending efforts if they exceed their benchmarks since the interest rate on the deposit facility is currently below zero. Like the previous TLTROs, the TLTROs II and TLTROs III are intended to promote bank lending to the euro area non-financial private sector and again exclude mortgage loans. Banks will be able to borrow larger amounts through TLTROs II compared to the previous TLTROs.

Monetary Policy Response to the COVID-19 Pandemic. In March 2020, the ECB launched a pandemic emergency purchase program (“PEPP”) to counter the risks of the COVID-19 pandemic to the monetary policy transmission mechanism and the economic outlook of the euro area. This temporary asset purchase program has an overall envelope of EUR 750 billion, with assets class eligibility coinciding with existing asset purchasing programs, including a waiver of eligibility for Greek government bonds. The ECB pledged to keep this program intact for as long as the COVID-19 pandemic persists, but in any case, until the end of 2020.

On December 10, 2020, the ECB announced a significant recalibration of its monetary policy instruments in view of the economic fallout due to the resurgence of the COVID-19 pandemic. These include, among others, the decision of the governing council of the ECB (the “Governing Council”) to increase the PEPP by EUR 500 billion to a total of EUR 1,850 billion and to extend the horizon for net purchases under the PEPP to at least the end of March 2022. In addition, the reinvestment of principal payments from maturing securities purchased under the PEPP was extended until at least the end of 2024. Furthermore, the Governing Council recalibrated the conditions of the third series of targeted longer-term refinancing operations (“TLTRO III”) by extending the period over which considerably more favorable terms will apply by 12 months to June 2022. Three additional operations will also be conducted between June and December 2021. The Governing Council also decided to raise the total amount that counterparties will be entitled to borrow in TLTRO III operations from 50% to 55% of their stock of eligible loans. In order to provide an incentive for banks to sustain the current level of bank lending, the recalibrated TLTRO III borrowing conditions will be made available only to banks that achieve a new lending performance target. Moreover, the Governing Council extended the duration of the set of collateral easing measures it adopted in April 2020 to June 2022, and decided to offer four additional pandemic emergency longer-term refinancing operations (“PELTROs”) in 2021, which are expected to continue to provide an effective liquidity backstop.

On July 21, 2022, the ECB Governing Council approved the Transmission Protection Instrument (“TPI”). The Governing Council assessed that the establishment of the TPI is necessary to support the effective transmission of monetary policy. In particular, as the Governing Council continues normalizing monetary policy, the TPI is supposed to ensure that the monetary policy stance is transmitted smoothly across all euro area countries. TPI purchases are focused on public sector securities with a remaining maturity between one and ten years. Jurisdictions in which the Eurosystem might conduct purchases under the TPI must fulfill a cumulative list of criteria to ensure sound and sustainable fiscal and macroeconomic policies.

On October 25, 2022, the Governing Council of the European Central Bank (ECB) decided to recalibrate the conditions of the third series of targeted longer-term refinancing operations (TLTRO III) as part of the monetary policy measures adopted to restore price stability over the medium term. From November 23, 2022 until the maturity date or early repayment date of each respective outstanding TLTRO III operation, the interest rate on TLTRO III operations will be indexed to the average applicable key ECB interest rates over this period. Due to the less attractive TLTRO design, three additional voluntary early repayment dates were introduced to provide participants with additional opportunities to repay their respective TLTRO III borrowings before their maturity.

To further decrease excess liquidity in the Euro Market the ECB has stated on May 4, 2023 that the APP portfolio is declining at a measured and predictable pace, as the Eurosystem does not reinvest all of the principal payments from maturing securities. The decline will amount to EUR 15 billion per month on average until the end of June 2023. The Governing Council expects to discontinue the reinvestments under the APP as of July 2023.

Concerning its Pandemic Emergency Program (PEPP) the Governing Council intends to reinvest the principal payments from maturing securities purchased under the program until at least the end of 2024. In any case, the future roll-off of the PEPP portfolio will be managed to avoid interference with the appropriate monetary policy stance.

REVENUES AND EXPENDITURES

Federal Budget

Since 2009, the annual budget process on the federal level has been split into two parts: the preparation of the Medium-Term Expenditure Framework (“MTEF”) in the spring and the annual budget, which is based on the MTEF.

The MTEF, concerning only the federal government and accompanied by the presentation of a Budget Strategy Report, was introduced in January 2009 in order to enhance budgetary stability. Under the new rules, the Parliament is obliged to adopt a four-year plan, setting binding expenditure limits in nominal terms for the five main budgetary headings. Annually in the spring, the Parliament rolls the four-year plan forward by one year. The expenditure ceilings are either fixed or flexible. Flexible expenditure ceilings are used for areas exposed to cyclical fluctuations, such as social security allocations. Ceilings are also set at the sub-heading level, or “chapters”, but these are binding only for the following year and are only indicative for the remaining three years. The MTEF is intended to serve as a basis for the planning, implementation and control of the priorities and budgetary objectives set out by the government. For the annual budget, the broad expenditure categories by chapter have to be broken down to each appropriation account. Fixed expenditure items are required to be consistent with the MTEF, and budgeted amounts for variable expenditure items are set based on the current economic forecast. Deviations from the ceilings are only permitted to the extent of the amount of existing reserves and additional revenues. For each ministry, any unspent appropriations at the end of the year may be accrued as reserves, thereby encouraging a more efficient use of resources. Both the MTEF and the annual budget must be approved by Parliament. If the estimated funds of the budget or fixed expenditure ceilings of the MTEF are not sufficient, an amendment to the budget law or the MTEF, respectively, would be required to be passed by Parliament. Budget deficits are financed by government borrowing either domestically or externally.

Pursuant to the Federal Constitution, the Rechnungshof (Austrian Court of Audit) is mandated with the audit of the administration of the finances of the federal government and its constituent provinces and of their annual financial statements. The Rechnungshof is independent from the executive branch and reports directly to the Nationalrat. It is responsible for the compilation of the budget outcome report to be submitted annually to the Nationalrat, for assistance in the contracting of indebtedness for moneys borrowed (federal debt documents have to be countersigned by the president of the Rechnungshof), for the control of administration expenditures, and for assistance in issuing certain government decrees.

The figures of the federal budget are presented on a cash basis and cover only parts of the Austrian government sector. For international comparison and assessment of the Austrian fiscal position, budget figures for the “general government sector” have to be prepared in accordance with the accrual based system of national accounts. In addition to the federal budget, the “general government sector” as defined in the Maastricht treaty and in the 2010 European System of Accounts (ESA 2010) also includes the provincial governments (Länder), the local authorities (Gemeinden) and the social security sector.

Deficit Restrictions and Excessive Deficit Procedure under the Treaty of Maastricht and the EU Stability and Growth Pact

To ensure continuous budgetary discipline in the European Monetary Union, the member states agreed on the Treaty of Maastricht (the “Treaty”) in 1992 as well as on the main elements of a Stability and Growth Pact (the “Pact”) established in 1997.

According to the Treaty, the ratio of gross government debt to GDP of a member state must not exceed 60% at the end of the preceding fiscal year. If the debt ratio is in excess of 60% of GDP and the gap between the debt ratio and the 60% reference value is, on average, reduced by 1/20th annually, the fiscal requirements are considered to be met; the 1/20 debt reduction rule is designed such that one-off measures like the debt effects due to the financial crisis or debt accrued due to crisis support to other member states will be subtracted before the 1/20 reduction assessment is applied.

According to the Pact, which was last amended in 2013, member states must converge and adhere to their medium-term budgetary objectives in order to ensure the long-term sustainability of public finances and to minimize the risk of government deficits exceeding the reference value of 3% of GDP under the Treaty on the Functioning of the European Union (“TFEU”). Under the TFEU and the Pact, a member state whose general government deficit exceeds the reference value of 3% of GDP or is non-compliant with the debt requirement if its general government debt is greater than 60% of GDP and is not sufficiently diminishing and approaching 60% of GDP at a satisfactory pace becomes subject to the Excessive Deficit Procedure (“EDP”).

Under the EDP, the Economic and Financial Affairs Council (the “Ecofin Council”) determines whether an excessive deficit exists. The Ecofin Council is composed of Economics and Finance Ministers of the member states. If it determines that an excessive deficit exists, the Ecofin Council, based on a recommendation by the European Commission, will recommend measures aimed at correcting the excessive deficit and will review the corrective measures taken by the member state. For those member states whose currency is the euro, the Pact contemplates a set of financial sanctions. Those member states can be required to provide a non-interest bearing deposit of up to 0.2% of the previous year’s national GDP upon the determination that an excessive deficit exists. If the Ecofin Council, after reviewing a member state’s corrective measures, decides that no effective action has been taken to correct the excessive deficit, the deposit can turn into a fine of up to 0.2%

of the previous year’s national GDP and a variable component (whereas no fine should exceed 0.5% of GDP, annually). The Ecofin Council takes these decisions by using the reversed qualified majority voting rule, i.e. the European Commission’s recommendation on financial sanctions will be adopted, unless the Ecofin Council decides with a qualified majority to reject the European Commission’s recommendation. “Other relevant factors” are also taken into account in the steps leading to the decision on the existence of an excessive deficit (breach of the deficit and/or debt criterion). For instance, in the case of a severe economic downturn or when the deviation is the result of an unusual event outside of the control of the member state concerned, provided that the deviation does not endanger the sustainability of the fiscal position over the medium term, triggering an EDP may be avoided. Those member states not being subject to an EDP must adhere to the so-called preventive arm of the Pact. The preventive arm of the Pact aims to ensure sound budgetary policies over the medium term by setting parameters for member states’ fiscal planning and policies during normal economic times (medium-term budgetary objective and expenditure benchmark), while taking into account the ups and downs of the economic cycle.

Treaty on Stability, Coordination and Governance in the European Economic and Monetary Union

On January 1, 2013, the Treaty on Stability, Coordination and Governance in the European Economic and Monetary Union (the “TSCG”) entered into force. Since then it has been ratified by 26 signatories (all EU member states except for Czech Republic). Its provisions are binding for euro area member states, while the other member states will only be bound if they adopt the euro, unless they declare their intention to be bound by certain provisions of the treaty at an earlier date. The core set of rules aims at further strengthening fiscal discipline within the euro area and is also known as the “fiscal compact” (Title III of the TSCG). The fiscal compact binds 23 EU member states. These are the 20 euro area countries plus Bulgaria, Denmark and Romania who have chosen to opt-in. It is accompanied by a set of common principles, including the role and independence of monitoring institutions. The TSCG is not EU law but an entirely new intergovernmental agreement. Therefore, the fiscal compact does not replace the Pact, but is applicable in parallel to the Pact and reinforces its rules. The fiscal compact requires contracting parties to ensure convergence towards the country-specific medium-term budgetary objectives, as defined in the Pact, with an upper limit of a structural deficit of 0.5% of GDP for countries with a debt-to-GDP-ratio in excess of 60% or of 1.0% of GDP for states with a debt-to-GDP-ratio below 60%. In the event of a deviation from this rule, an automatic correction mechanism will be triggered, with escape clauses for exceptional circumstances. These budget rules were required to be transposed into national law through provisions of “binding force and permanent character, preferably constitutional” no later than one year after the entry into force of the treaty, i.e., by January 1, 2014 at the latest. If a contracting party does not comply, the matter can be brought to the Court of Justice of the European Union by one or more of the other Contracting Parties. The court’s judgment would be binding, and, in the case of non-compliance with the judgment, could be followed up with a penalty of up to 0.1% of GDP, payable to the European Stability Mechanism (“ESM”) in the case of euro area member states. In other cases, payments shall be made to the general budget of the European Union. A full assessment of the transposition of the fiscal compact into national law was provided by the European Commission in February 2017. Five countries (Spain, Slovenia, Belgium, Greece and Luxembourg) were requested to complete the transposition of the provisions of the fiscal compact into national law. Moreover, the contracting parties agreed that financial assistance will only be granted under the ESM if the relevant member state has ratified the TSCG by March 1, 2013 and transposed the provisions relating to the balanced budget rule into national law within the time frame set in the fiscal compact. Finally, the fiscal compact includes a commitment by euro area member states to adopt the European Commission’s recommendations in the framework of an EDP unless opposed by a qualified majority. The fiscal compact entered into force in Austria as of January 1, 2013. In Article 16 of the TSCG, a political agreement is enshrined, according to which within five years of its entry into force steps should be taken in order to incorporate the substance of that Treaty into the legal framework of the European Union. Accordingly, on December 6, 2017, the European Commission presented a corresponding proposal for a Council Directive. This is currently being discussed.

Response to the European Sovereign Debt Crisis

To safeguard the stability of euro area sovereign debt markets, euro area member states in 2010 established the temporary European Financial Stability Facility (EFSF) followed in 2012 by the permanent European Stability Mechanism (ESM). As of 31 December 2023, Greece had EUR 1.16 billion outstanding in bilateral loans vis-à-vis other Euro area Member States, EUR 129.2 billion in loans to the European Financial Stability Facility (EFSF) and EUR 59.9 billion to the European Stability Mechanism (ESM). Ireland had loans outstanding to the EFSF of EUR 18.41 bn. Portugal had loans outstanding to the EFSF of EUR 25.33 billion. Cyprus had loans outstanding to the ESM of EUR 6.3 billion. Spain had loans outstanding to the ESM of EUR 16.4 billion.

On November 30, 2020, the Eurogroup in inclusive format (i.e., the economic and finance ministers of all EU Member States) agreed on the reform of the ESM with a view to strengthening the Economic and Monetary Union and the European Banking Union. The reform aims to further develop the ESM toolkit and strengthen the role of the ESM in the design, negotiation and monitoring of financial assistance programs. It will also provide for the establishment of a common backstop to the Single Resolution Fund (SRF) in the form of a credit line from the ESM, providing a financial safety net for bank resolutions in the Banking Union, which will help to protect financial stability. The common backstop will replace the Direct Recapitalization Instrument, which currently allows the ESM to recapitalize systemic and viable euro area financial institutions under specific circumstances as a last resort measure. These changes aim to strengthen the resilience and crisis resolution capacities of the euro area. As of end-2023, the Amending Agreement to the ESM-Treaty has not yet entered into force.

Croatia adopted the Euro on January 1, 2023 and subsequently became a member of the ESM.

Federal Accounts and Budget

The federal accounts as set forth below for the years 2018 to 2022 were audited by the Rechnungshof and approved by the Nationalrat.

For further information concerning the budget for the fiscal years 2018 to 2022, see “Tables and Supplementary Information—Part 2: Republic of Austria—I. Federal Revenues and Expenditures”.

SUMMARY OF REVENUES AND EXPENDITURES

	2018	2019	2020	2021	2022
	(Millions of euros)
I. General Account
Federal Government Revenues:
Total taxes and levies—gross	88,204	90,893	81,808	95,684	105,167
Less: transfers to provinces, municipalities and funds	(31,328)	(32,729)	(30,045)	(33,269)	(39,533)
Transfer to EU—budget	(3,636)	(3,149)	(3,478)	(3,561)	(3,406)

Total taxes and levies—net	53,240	55,015	48,285	58,854	62,228
Other sources	23,639	25,341	29,750	30,336	30,722
Total revenues	76,879	80,356	77,855	89,190	92,950

Total Expenditures	77,983	78,870	100,334	107,139	113,712
(Budget deficit) / Budget surplus—net of public debt redemptions	(1,104)	1,486	(22,480)	(17,949)	(20,762)
(Budget deficit) / Budget surplus—net, as a percentage of gross domestic product	(0.6%)	0.4%	(6.0)%	(4.4)%	(4.6)%
General Government (deficit)/surplus in national accounts delineation (“Maastricht” (deficit)/surplus)—as a percentage of gross domestic product	(0.4%)	0.7%	(8.9%)	(5.8%)	(3.2%)
Central Government (deficit)/surplus in national accounts delineation (“Maastricht” (deficit)/surplus)—as a percentage of gross domestic product	(0.5%)	0.5%	(7.8%)	(5.2%)	(3.8%)
II. Financing Account
Expenditure	56,150	59,482	131,860	128,194	120,354
Revenue	57,254	57,996	154,339	146,143	141,116

(Deficit) / Surplus	1,104	(1,486)	22,480	17,949	20,762

Differences may arise due to rounding

SOURCE: Federal Ministry of Finance.

On January 1, 2013, the Federal Budget Reform 2013 came into effect. The key elements of the reform are the following: performance oriented (instead of input oriented) budgeting; enhanced accountability of ministries and budget managing bodies; improved structuring by implementing Global Budgets and Detail Budgets; and a new accounting system including capital finance accounting, operating statements and capital accounting, which replaces the former system of governmental accounting.

Taxation

The principal taxes levied by Austria are personal income tax (including salary and wage tax), corporate income tax and value added tax (“VAT”).

Personal income taxation is progressive, with a top marginal rate of 55% on taxable income in excess of EUR 1,000,000. For employees, this top marginal rate is reduced by statutory tax allowances for 1/6 of the yearly income. For the corporate income tax there is a flat rate of 23%. The general VAT rate is 20%, and the reduced rates, mainly on food products, rents, passenger transport, books and newspapers and certain services, are 13% and 10%.

Under Austrian law, a fraction of the taxes collected by the federal government must be remitted to the provinces and municipalities under a revenue-sharing plan. The fractions and the taxes involved, and the basis of distribution among the provincial and local entities, are negotiated periodically among federal and other government authorities. The latest agreement concluded in 2023 covers the period 2024 to 2028.

Austria is a party to tax treaties with numerous countries worldwide, including the United States.

PUBLIC DEBT

Summary of Domestic and External Debt

The following table sets forth the total direct domestic and external debt of Austria outstanding at December 31 of the years indicated:

	December 31,
	2018	2019	2020	2021	2022	2022
					(after swaps)	(before swaps)
	(Millions of euros)
Domestic	224,543	219,464	250,289	266,292	283,129	274,051
External(1)	0	0	0	0	0	9,136

Total	224,543	219,464	250,289	266,292	283,129	283,187

Less: Holdings of own Bonds	(12,888)	(10,697)	(12,317)	(12,726)	(12,239)	(12,239)

Total	211,655	208,768	237,972	253,566	270,890	270,949

(1)	Translated into EUR at the exchange rates prevailing at December 31 of each year indicated.

SOURCE: Austrian Federal Financing Agency.

As of December 31, 2022, after giving effect to currency swaps, there was no external funded debt outstanding.

In addition to its direct debt, Austria has guaranteed the payment of the principal of, and interest on, certain obligations of public agencies, enterprises in which Austria has an ownership interest, and of others pursuant to the Export Guarantees Act and Export Financing Guarantees Act. The major portion of the debt guaranteed by Austria has been guaranteed pursuant to the Export Guarantees Act and the Export Financing Guarantees Act.

The following table sets forth the principal amount of debt guaranteed by Austria outstanding at December 31 of the years indicated:

GUARANTEED DEBT

	December 31,
	2018	2019	2020	2021	2022
	(Millions of euros)
Domestic	70,645	69,591	76,449	73,361	71,248
External(1)	24,872	27,482	24,433	26,663	24,548

Total Guaranteed Debt(2)	95,517	97,073	100,882	100,024	95,796

(1)	Translated into EUR at the exchange rates prevailing at December 31 of each year indicated.
(2)	In addition, the Republic is liable by law for all liabilities of the Austrian Postal Savings Bank assumed until December 31, 2000, which amounted to EUR 0.43 billion as of December 31, 2022.

SOURCE: Ministry of Finance.

Debt Service

The following table sets forth the debt service requirements for the indicated periods in respect of the internal funded debt of Austria outstanding at December 31, 2022.

DEBT SERVICE REQUIREMENTS OF DOMESTIC DEBT

	2023	2024	2025	2026	2027
	(Billions of euros)
Interest	3.7	3.7	3.4	3.3	2.7
Principal	48.6	22.2	20.4	25.8	20.5

Total	52.4	25.9	23.8	29.0	23.2

SOURCE: Austrian Federal Financing Agency.

As of December 31, 2022, after giving effect to currency swaps, there was no external funded debt outstanding.

General Government Gross Debt

General government gross debt is defined in the Maastricht Treaty as consolidated general government gross debt at nominal value outstanding at the end of the year in the following categories of government liabilities: currency and deposits, securities other than shares, excluding financial derivatives, and loans. For this purpose, the general government sector comprises the federal government, the provincial governments (Länder), the local authorities (Gemeinden) and the social security sector.

Member states are required by EU treaties to keep their general government gross debt equal to or below (or on a sufficiently downward trend towards) 60% of GDP. An excessive deficit procedure may be launched on the basis of a debt ratio in excess of 60% of GDP, if the gap between the debt ratio and the 60% reference is not reduced, on average, by 1/20th annually (see “—Revenues and Expenditures—Federal Budget—Deficit Restrictions and Excessive Deficit Procedure under the Treaty of Maastricht and the EU Stability and Growth Pact”). Relevant factors such as funding extended to stabilize the financial markets may be taken into account when assessing compliance with the debt rule.

GENERAL GOVERNMENT GROSS DEBT(1)

	December 31,
	2018	2019	2020	2021	2022
	(Millions of euros)
General government gross debt(2)	285,422	280,532	315,980	334,162	353,234

General government gross debt as a percentage of gross domestic product	74.1%	70.6%	82.9%	82.3%	78.3%

(1)	All values reflect the statistical methodologies required by the European System of Accounts 2010 (ESA 2010).
(2)	As defined in the Maastricht Treaty and ESA 2010.

SOURCE: Ministry of Finance.

General government gross debt as a percentage of GDP as of December 31, 2022 was 79.1%, which represents a 4.0 percentage point decrease in comparison to December 31, 2021. This decrease was mainly due to an increase of GDP.

TABLES AND SUPPLEMENTARY INFORMATION

PART 1: OESTERREICHISCHE KONTROLLBANK AKTIENGESELLSCHAFT

I. OUTSTANDING DEBT AS OF DECEMBER 31, 2023

Issue	Issue Date	Termination Date	Interest Rate	Nominal		Amount in EUR based on exchange rate as of 12/29/2023
CNH 500,000,000 2.32% Guaranteed Notes	1/18/2023	1/18/2024	2.32000%	CNH	500,000,000.00	EUR	63,686,965.83
USD 100,000,000 0.40% Guaranteed Notes	3/18/2021	3/18/2024	0.40000%	USD	100,000,000.00	EUR	90,497,737.56
NOK 2,500,000,000 1.824% Guaranteed Notes	5/22/2019	5/22/2024	1.82400%	NOK	2,500,000,000.00	EUR	222,410,035.14
CNH 460,000,000 3.08% Guaranteed Notes	5/31/2022	5/31/2024	3.08000%	CNH	460,000,000.00	EUR	58,592,008.56
HUF 16,000,000,000 1.6% Guaranteed Notes	6/8/2018	6/8/2024	1.60000%	HUF	16,000,000,000.00	EUR	41,797,283.18
CNH 300,000,000 2.65% Guaranteed Notes	9/5/2023	9/5/2024	2.65000%	CNH	300,000,000.00	EUR	38,212,179.50
USD 50,000,000 5.73% Guaranteed Notes	9/14/2023	9/14/2024	5.73000%	USD	50,000,000.00	EUR	45,248,868.78
USD 1,750,000,000 0.50% Guaranteed Global Notes	9/16/2021	9/16/2024	0.50000%	USD	1,750,000,000.00	EUR	1,583,710,407.24
EUR 1,500,000,000 0.25% Guaranteed Notes	9/26/2017	9/26/2024	0.25000%	EUR	1,500,000,000.00	EUR	1,500,000,000.00
CNH 250,000,000 3.07% Guaranteed Notes	9/27/2023	9/27/2024	3.07000%	CNH	250,000,000.00	EUR	31,843,482.91
CNH 350,000,000 3.10% Guaranteed Notes	10/10/2023	10/10/2024	3.10000%	CNH	350,000,000.00	EUR	44,580,876.08
CNH 450,000,000 3.09% Guaranteed Notes	10/20/2023	10/21/2024	3.09000%	CNH	450,000,000.00	EUR	57,318,269.24
CNH 200,000,000 3.10% Guaranteed Notes	10/30/2023	10/30/2024	3.10000%	CNH	200,000,000.00	EUR	25,474,786.33
CNH 300,000,000 3.12% Guaranteed Notes	11/6/2023	11/6/2024	3.12000%	CNH	300,000,000.00	EUR	38,212,179.50
CHF 705,000,000 2.625% Guaranteed Notes	11/22/2006	11/22/2024	2.62500%	CHF	705,000,000.00	EUR	761,339,092.87
USD 1,500,000,000 1.50% Guaranteed Global Notes	2/12/2020	2/12/2025	1.50000%	USD	1,500,000,000.00	EUR	1,357,466,063.35
USD 1,000,000,000 2.875% Guaranteed Global Notes	5/24/2022	5/23/2025	2.87500%	USD	1,000,000,000.00	EUR	904,977,375.57
USD 100,000,000 4.94% Guaranteed Notes	8/1/2023	8/1/2025	4.94000%	USD	100,000,000.00	EUR	90,497,737.56
AUD 450,000,000 3.2% Guaranteed Notes	2/25/2015	8/25/2025	3.20000%	AUD	450,000,000.00	EUR	276,701,715.55
USD 1,500,000,000 0.375% Guaranteed Global Notes	9/17/2020	9/17/2025	0.37500%	USD	1,500,000,000.00	EUR	1,357,466,063.35
USD 1,000,000,000 4.625% Guaranteed Global Notes	11/3/2022	11/3/2025	4.62500%	USD	1,000,000,000.00	EUR	904,977,375.57
GBP 1,000,000,000 0.50% Guaranteed Notes	6/15/2021	12/15/2025	0.50000%	GBP	1,000,000,000.00	EUR	1,150,681,778.95
USD 1,000,000,000 4.125% Guaranteed Global Notes	1/20/2023	1/20/2026	4.12500%	USD	1,000,000,000.00	EUR	904,977,375.57
USD 1,500,000,000 0.50% Guaranteed Global Notes	2/2/2021	2/2/2026	0.50000%	USD	1,500,000,000.00	EUR	1,357,466,063.35
GBP 625,000,000 4.25% Guaranteed Notes	1/17/2023	3/17/2026	4.25000%	GBP	625,000,000.00	EUR	719,176,111.85
NOK 1,000,000,000 1.337% Guaranteed Notes	3/30/2021	3/30/2026	1.33700%	NOK	1,000,000,000.00	EUR	88,964,014.06
CNH 500,000,000 2.755% Guaranteed Notes	4/13/2023	4/13/2026	2.75500%	CNH	500,000,000.00	EUR	63,686,965.83
USD 150,000,000 3.975% Guaranteed Notes	4/13/2023	4/13/2026	3.97500%	USD	150,000,000.00	EUR	135,746,606.33
CNH 1,000,000,000 2.62% Guaranteed Notes	4/20/2023	4/20/2026	2.62000%	CNH	1,000,000,000.00	EUR	127,373,931.65
EUR 500,000,000 0.00% Guaranteed Notes “SUBO”	10/8/2019	10/8/2026	0.00000%	EUR	500,000,000.00	EUR	500,000,000.00
USD 1,000,000,000 5.00% Guaranteed Global Notes	10/24/2023	10/23/2026	5.00000%	USD	1,000,000,000.00	EUR	904,977,375.57
HKD 400,000,000 1.58% Guaranteed Notes	2/8/2022	2/2/2027	1.58000%	HKD	400,000,000.00	EUR	46,342,424.17
EUR 500,000,000 1.5% Guaranteed Notes “SUBO”	7/13/2022	7/13/2027	1.50000%	EUR	500,000,000.00	EUR	500,000,000.00
AUD 215,000,000 3.5% Guaranteed Notes	2/3/2017	8/3/2027	3.50000%	AUD	215,000,000.00	EUR	132,201,930.76
USD 1,000,000,000 3.625% Guaranteed Global Notes	9/9/2022	9/9/2027	3.62500%	USD	1,000,000,000.00	EUR	904,977,375.57
USD 1,000,000,000 4.25% Guaranteed Global Notes	3/1/2023	3/1/2028	4.25000%	USD	1,000,000,000.00	EUR	904,977,375.57
SEK 1,000,000,000 1.37% Guaranteed Notes	11/13/2018	11/13/2028	1.37000%	SEK	1,000,000,000.00	EUR	90,122,566.69
AUD 175,000,000 3.3% Guaranteed Notes	5/15/2018	11/15/2028	3.30000%	AUD	175,000,000.00	EUR	107,606,222.71
EUR 500,000,000 3.125% Guaranteed Notes “SUBO”	11/15/2023	11/15/2028	3.12500%	EUR	500,000,000.00	EUR	500,000,000.00
GBP 150,000,000 5.75% Guaranteed Notes	10/21/1999	12/7/2028	5.75000%	GBP	150,000,000.00	EUR	172,602,266.84
CHF 1,090,000,000 2.875% Guaranteed Notes	2/25/2005	2/25/2030	2.87500%	CHF	1,090,000,000.00	EUR	1,177,105,831.53
AUD 60,000,000 3.3% Guaranteed Notes	3/29/2022	9/29/2032	3.30000%	AUD	60,000,000.00	EUR	36,893,562.07
CHF 200,000,000 3.25% Guaranteed Notes	7/25/2006	7/25/2036	3.25000%	CHF	200,000,000.00	EUR	215,982,721.38

	Exchange Rate as of 12/29/2023
AUD	1.62630	AUD	900,000,000.00	EUR	553,403,431.09
CAD	1.46420	CAD	0.00	EUR	0.00
CHF	0.92600	CHF	1,995,000,000.00	EUR	2,154,427,645.78
EUR	1.00000	EUR	3,000,000,000.00	EUR	3,000,000,000.00
GBP	0.86905	GBP	1,775,000,000.00	EUR	2,042,460,157.64
JPY	156.33000	JPY	0.00	EUR	0.00
TRY	32.65310	TRY	0.00	EUR	0.00
USD	1.10500	USD	12,650,000,000.00	EUR	11,447,963,800.94
NOK	11.2405	NOK	3,500,000,000.00	EUR	311,374,049.20
HUF	382.8	HUF	16,000,000,000.00	EUR	41,797,283.18
SEK	11.096	SEK	1,000,000,000.00	EUR	90,122,566.69
CNH	7.8509	CNH	4,310,000,000.00	EUR	548,981,645.43
HKD	8.6314	HKD	400,000,000.00	EUR	46,342,424.17

				EUR	20,236,873,004.12

PART 2: REPUBLIC OF AUSTRIA

I. FEDERAL REVENUES AND EXPENDITURES

ORDINARY BUDGET REVENUES

	2018	2019	2020	2021	2022
	(Millions of euros)
Total taxes and levies, gross	88,204	90,893	81,808	95,684	105,167
Of which:
Personal Income Tax	4,280	4,926	2,982	4,473	5,867
Wage Tax	27,178	28,481	27,255	30,096	31,421
Tax on Interest	3,072	2,990	2,580	4,217	4,336
Corporate Income Tax	9,163	9,385	6,334	9,821	13,625
Turnover Tax	29,347	30,046	27,563	30,648	35,397
Mineral Oils Tax	4,488	4,464	3,778	3,968	4,133
Other Taxes and Levies	10,676	10,601	11,316	12,461	10,388

Less: transfers to provinces and municipalities, funds, etc.	(31,328)	(32,729)	(30,045)	(33,269)	(39,533)
Transfers to the European Union	(3,636)	(3,149)	(3,478)	(3,561)	(3,406)

Public taxes, net	53,240	55,015	48,285	58,854	62,228
Other sources	23,639	25,341	29,570	30,336	30,722

Total	76,879	80,356	77,855	89,190	92,950

Differences may arise due to rounding

SOURCE: Federal Ministry of Finance.

On January 1, 2013, the Federal Budget Reform 2013 came into effect. The key elements of the reform are the following: performance oriented (instead of input oriented) budgeting; enhanced accountability of ministries and budget managing bodies; improved structuring by implementing Global Budgets and Detail Budgets; and a new accounting system including capital finance accounting, operating statements and capital accounting, which replaces the former system of governmental accounting.

ORDINARY BUDGET EXPENDITURES

	2018	2019	2020	2021	2022
	(Millions of euros)
I. General Account
Federal Government:
Office of the President	10	10	9	10	10
Federal Legislature	191	219	252	320	325
Constitutional Court	15	16	17	18	17
Administrative Court	21	21	22	22	22
Public Attorney’s Office	11	12	12	13	14
Court of Accounts	34	35	35	37	37
Federal Chancellery	341	323	434	481	535
Interior Affairs	2,857	2,920	2,956	3,182	3,295
Foreign Affairs	510	508	521	541	626
Justice	1,642	1,658	1,773	1,775	1,852
Military Affairs and Sport	2,276	2,483	3,208	3,420	3,029
Financial Administration	1,155	1,139	1,177	1,097	1,374
Asylum/Migration	485	646	381	358	582
Pensions	9,234	9,974	10,656	12,185	12,664
Grants to Provinces and Municipalities	1,408	1,240	1,396	1,803	2,753
Federal Property	871	847	9,305	11,686	6,915
Financial Market Stability	175	36	26	27	1,026
Treasury Operations	13	13	56	69	61
Public Debt Services incl. Swaps	5,446	4,705	3,675	3,221	6,021
Employment	8,316	8,269	15,831	13,762	9,719
Social Affairs and Consumer Protection	3,674	3,636	3,940	3,986	4,065
Social Security	9,396	9,702	10,100	10,346	10,733
Health	1,083	1,118	1,791	5,045	5,655
Youth and Family	7,186	7,120	8,068	7,654	8,123
Commerce (Research)	111	105	110	93	119
Economy	466	470	1,770	2,179	1,358
Education, Arts and Culture	9,277	9,388	9,891	10,313	10,564
Science	4,412	4,628	4,875	5,044	5,370
Transportation, Innovation and Technology (Research)	437	438	517	441	561
Transportation, Innovation and Technology	3,807	4,092	4,292	4,343	4,708
Agriculture, Forestry and Water economy	2,325	2,436	2,902	3,214	3,052
Environment	638	663	336	454	8,527
Total Federal Expenditure	77,983	78,870	100,334	107,139	113,712
(Net Deficit) / Net Surplus	(1,104)	1,486	(22,480)	(17,949)	(20,762)
II. Financing Account
Expenditure	56,150	59,482	131,860	128,194	120,354
Revenue	57,254	57,996	154,339	146,143	141,116
Surplus	1,104	(1,486)	22,480	17,949	20,762

SOURCE: Federal Ministry of Finance.

The difference between the amount of expenditures and that of revenues (deficit) is financed by borrowings under authority of the federal budget law of the respective fiscal years and by application of the balance of available funds at the end of the preceding fiscal year.

PUBLIC DEBT (Internal and External Debt) as of December 31, 2022

				Financial debt before swap			thereof Credit affiliates			Credit Swaps			Debt Swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Government Bond 2022-2049	2022	2049	1.850	EUR	4,000,000,000.00	4,000,000,000.00										EUR	140,000,000.00	140,000,000.00
Government Bond 2022-2032	2022	2032	0.900	EUR	11,124,429,000.00	11,124,429,000.00	EUR	1,063,000,000.00	1,063,000,000.00							EUR	195,100,000.00	195,100,000.00
Government Bond 2022-2028	2022	2028	0.000	EUR	6,730,451,000.00	6,730,451,000.00	EUR	1,036,410,000.00	1,036,410,000.00							EUR	294,690,000.00	294,690,000.00
Government Bond 2022-2026	2022	2026	2.000	EUR	3,500,000,000.00	3,500,000,000.00	EUR	440,000,000.00	440,000,000.00							EUR	500,000,000.00	500,000,000.00
Government Bond 2021-2071	2021	2071	0.700	EUR	3,500,000,000.00	3,500,000,000.00	EUR	210,000,000.00	210,000,000.00							EUR	150,000,000.00	150,000,000.00
Government Bond 2021-2036	2021	2036	0.250	EUR	6,042,060,000.00	6,042,060,000.00	EUR	1,665,270,000.00	1,665,270,000.00							EUR	305,210,000.00	305,210,000.00
Government Bond 2021-2031	2021	2031	0.000	EUR	13,421,736,000.00	13,421,736,000.00	EUR	2,432,050,000.00	2,432,050,000.00							EUR	57,950,000.00	57,950,000.00
Government Bond 2021-2025	2021	2025	0.000	EUR	8,855,000,000.00	8,855,000,000.00	EUR	612,810,000.00	612,810,000.00							EUR	307,190,000.00	307,190,000.00
Government Bond 2020-2120	2020	2120	0.000	EUR	100,000,000.00	100,000,000.00
Government Bond 2020-2120	2020	2120	0.850	EUR	4,600,000,000.00	4,600,000,000.00	EUR	541,400,000.00	541,400,000.00							EUR	205,000,000.00	205,000,000.00
Government Bond 2020-2080	2020	2080	0.000	EUR	250,000,000.00	250,000,000.00
Government Bond 2020-2077	2020	2077	0.000	EUR	150,000,000.00	150,000,000.00
Government Bond 2020-2051	2020	2051	0.750	EUR	7,938,975,000.00	7,938,975,000.00	EUR	1,442,292,000.00	1,442,292,000.00							EUR	98,600,000.00	98,600,000.00
Government Bond 2020-2040	2020	2040	0.000	EUR	5,398,705,000.00	5,398,705,000.00	EUR	2,858,420,000.00	2,858,420,000.00							EUR	180,000,000.00	180,000,000.00
Government Bond 2020-2040	2020	2040	0.100	EUR	150,000,000.00	150,000,000.00										EUR		0.00
Government Bond 2020-2030	2020	2030	0.000	EUR	12,333,848,000.00	12,333,848,000.00	EUR	1,754,895,000.00	1,754,895,000.00							EUR	170,945,000.00	170,945,000.00
Government Bond 2020-2025	2020	2025	0.670	USD	600,000,000.00	562,535,158.45				USD	600,000,000.00	562,535,158.45	EUR	550,458,715.60	550,458,715.60
Government Bond 2020-2023	2020	2023	0.000	EUR	6,190,000,000.00	6,190,000,000.00	EUR	119,700,000.00	119,700,000.00	CHF	47,842,506.00	48,585,869.81	EUR	41,720,594.51	41,720,594.51
Government Bond 2020-2023	2020	2023	0.000	CHF	47,842,506.00	48,585,869.81				CHF	47,842,506.00	48,585,869.81	EUR	41,720,594.51	41,720,594.51
Government Bond 2019-2119	2019	2119	0.000	EUR	50,000,000.00	50,000,000.00
Government Bond 2019-2029	2019	2029	0.500	EUR	12,279,077,000.00	12,279,077,000.00	EUR	2,503,270,000.00	2,503,270,000.00							EUR	244,280,000.00	244,280,000.00
Government Bond 2019-2024	2019	2024	0.000	EUR	11,044,780,000.00	11,044,780,000.00	EUR	26,470,000.00	26,470,000.00							EUR	160,530,000.00	160,530,000.00
Government Bond 2019-2023	2019	2023	0.000	EUR	447,929,431.00	447,929,431.00
Government Bond 2018-2028	2018	2028	0.750	EUR	11,070,917,000.00	11,070,917,000.00	EUR	1,260,930,000.00	1,260,930,000.00							EUR	141,870,000.00	141,870,000.00
Government Bond 2017-2117	2017	2117	2.100	EUR	6,000,000,000.00	6,000,000,000.00	EUR	1,579,500,000.00	1,579,500,000.00							EUR	643,090,000.00	643,090,000.00
Government Bond 2017-2032	2017	2032	0.000	EUR	1,108,322,805.00	1,108,322,805.00
Government Bond 2017-2027	2017	2027	0.500	EUR	13,499,028,000.00	13,499,028,000.00	EUR	2,308,555,000.00	2,308,555,000.00							EUR	106,495,000.00	106,495,000.00
Government Bond 2016-2086	2016	2086	1.500	EUR	2,650,000,000.00	2,650,000,000.00	EUR	834,550,000.00	834,550,000.00							EUR	100,450,000.00	100,450,000.00
Government Bond 2016-2047	2016	2047	1.500	EUR	9,098,444,000.00	9,098,444,000.00	EUR	1,657,317,345.96	1,657,317,345.96				EUR	167,700,000.00	167,700,000.00	EUR	475,450,000.00	475,450,000.00
Government Bond 2016-2026	2016	2026	0.750	EUR	15,255,895,000.00	15,255,895,000.00	EUR	1,469,539,000.00	1,469,539,000.00							EUR	2,945,000.00	2,945,000.00
Government Bond 2016-2023	2016	2023	0.000	EUR	9,193,592,000.00	9,193,592,000.00										EUR	320,092,000.00	320,092,000.00
Government Bond 2015-2025	2015	2025	1.200	EUR	12,576,943,000.00	12,576,943,000.00	EUR	751,355,000.00	751,355,000.00							EUR	254,975,000.00	254,975,000.00
Government Bond 2014-2024	2014	2024	1.650	EUR	11,480,350,000.00	11,480,350,000.00	EUR	1,303,075,000.00	1,303,075,000.00							EUR	205,000,000.00	205,000,000.00
Government Bond 2013-2034	2013	2034	2.400	EUR	8,579,919,000.00	8,579,919,000.00	EUR	890,586,143.60	890,586,143.60							EUR	491,030,000.00	491,030,000.00
Government Bond 2013-2023	2013	2023	1.750	EUR	11,946,592,000.00	11,946,592,000.00	EUR	932,041,000.00	932,041,000.00							EUR	178,095,000.00	178,095,000.00
Government Bond 2012-2062	2012	2062	3.800	EUR	3,773,666,000.00	3,773,666,000.00	EUR	212,150,000.00	212,150,000.00							EUR	157,850,000.00	157,850,000.00
Government Bond 2012-2044	2012	2044	3.150	EUR	7,559,363,000.00	7,559,363,000.00	EUR	435,598,000.00	435,598,000.00							EUR	304,302,000.00	304,302,000.00
Government Bond 2012-2029	2012	2029	3.560	EUR	109,000,000.00	109,000,000.00
Government Bond 2012-2029	2012	2029	2.450	EUR	21,000,000.00	21,000,000.00	EUR	21,000,000.00	21,000,000.00
Government Bond 2009-2026	2009	2026	4.850	EUR	9,751,371,000.00	9,751,371,000.00	EUR	410,904,000.00	410,904,000.00							EUR	264,596,000.00	264,596,000.00
Government Bond 2007-2037	2007	2037	4.150	EUR	14,966,012,000.00	14,966,012,000.00	EUR	1,000,700,162.42	1,000,700,162.42							EUR	368,685,000.00	368,685,000.00
Government Bond 2005-2024	2005	2024	5.000	CAD	250,000,000.00	173,130,193.91				CAD	250,000,000.00	173,130,193.91	EUR	151,602,437.77	151,602,437.77
Government Bond 2004-2034	2004	2034	5.125	EUR	16,596,960.00	16,596,960.00				EUR	316,596,959.44	224,353,192.13	EUR	205,037,156.90	205,037,156.90
Government Bond 2004-2034	2004	2034	5.380	CAD	300,000,000.00	207,756,232.69				EUR	316,596,959.44	207,756,232.69	EUR	205,037,156.90	205,037,156.90
Government Bond 2003-2023	2003	2023	5.350	EUR	100,000,000.00	100,000,000.00
Government Bond 1999-2029	1999	2029	4.750	GBP	80,000,000.00	90,198,775.55	GBP	80,000,000.00	90,198,775.55	GBP	80,000,000.00	90,198,775.55	GBP	80,000,000.00	90,198,775.55
Government Bond 1997-2027	1997	2027	6.250	EUR	9,726,407,270.07	9,726,407,270.07	EUR	286,660,000.00	286,660,000.00							EUR	497,776,000.00	497,776,000.00
Government Bond 1994-2024	1994	2024	6.500	EUR	530,915,263.60	530,915,263.60
Federal Obligation 2005-2035	2005	2035	var	EUR	75,000,000.00	75,000,000.00
Federal Obligation 2005-2034	2005	2034	var	EUR	10,000,000.00	10,000,000.00
Federal Obligation 2005-2025	2005	2025	var	EUR	267,984,000.00	267,984,000.00
Federal Obligation 2004-2034	2004	2034	var	EUR	30,000,000.00	30,000,000.00
Federal Obligation 2003-2033	2003	2033	3.700	JPY	1,000,000,000.00	7,109,341.67				JPY	1,000,000,000.00	7,109,341.67	EUR	7,662,835.25	7,662,835.25
Federal Obligation 2002-2032	2002	2032	4.000	JPY	1,000,000,000.00	7,109,341.67				JPY	1,000,000,000.00	7,109,341.67	EUR	8,520,000.00	8,520,000.00
Federal Obligation 2002-2027	2002	2027	4.000	JPY	1,000,000,000.00	7,109,341.67				JPY	1,000,000,000.00	7,109,341.67	EUR	8,805,000.00	8,805,000.00
Federal Obligation 2001-2031	2001	2031	3.470	JPY	3,000,000,000.00	21,328,025.02				JPY	3,000,000,000.00	21,328,025.02	EUR	27,473,000.00	27,473,000.00
Sum: Government Bonds				EUR	277,121,324,729.67	277,121,324,729.67	EUR	32,060,447,651.98	32,060,447,651.98	EUR	364,439,465.44	272,939,061.94	EUR	1,363,276,656.19	414,457,751.41	EUR	7,522,196,000.00
				CAD	550,000,000.00	380,886,426.60	CAD	0.00	0.00	CAD	566,596,959.44	380,886,426.60	CAD	0.00	0.00	CAD	0.00
				USD	600,000,000.00	562,535,158.45	USD	0.00	0.00	USD	600,000,000.00	562,535,158.45	USD	0.00	0.00	USD	0.00
				CHF	47,842,506.00	48,585,869.81	CHF	0.00	0.00	CHF	47,842,506.00	48,585,869.81	CHF	0.00	0.00	CHF	0.00
				JPY	0.00	0.00	JPY	0.00	0.00	JPY	0.00	0.00	JPY	0.00	0.00	JPY	0.00
				GBP	80,000,000.00	90,198,775.55	GBP	80,000,000.00	90,198,775.55	GBP	80,000,000.00	90,198,775.55	GBP	80,000,000.00	90,198,775.55	GBP	0.00
Federal Obligations				EUR	382,984,000.00	382,984,000.00	EUR	0		EUR	0.00	0.00	EUR	52,460,835.25	52,460,835.25	EUR	0
				JPY	6,000,000,000.00	42,656,050.03	JPY	0		JPY	6,000,000,000.00	42,656,050.03	JPY	0.00	0.00	JPY	0
Treasury Bills	2022	2023	0.000 to 1.000	EUR	16,961,296,000.00	16,961,296,000.00	EUR	0.00	0.00	EUR	0.00	0.00	EUR	8,424,703,020.07	8,424,703,020.07	EUR	4,716,544,863.45
				USD	8,676,000,000.00	8,101,443,840.18	USD	0.00	0.00	USD	8,641,000,000.00	8,101,443,840.18	USD			USD
Loans from Insurance Companies	2005 to 2021	2022 to 2072	0.000 to 5.000	EUR	1,144,059,517.00	1,144,059,517.00	EUR	0.00	0.00	EUR	0.00	0.00	EUR	0.00	0.00	EUR	0.00
Loans from Banks	1994 to 2022	2022 to 2061	-0.620 to 6.500	EUR	8,929,057,839.90	8,929,057,839.90	EUR	0.00	0.00	EUR	398,573,268.10	398,573,268.10	EUR	0.00	0.00	EUR	0.00
Other Loans	2012 to 2022	2022 to 2040	-0.780 to 3.000	EUR	1,573,098,750.00	1,573,098,750.00	EUR	0.00	0.00	EUR	0.00	0.00	EUR	0.00	0.00	EUR	0.00
Total				EUR	306,111,820,836.57	306,111,820,836.57	EUR	32,060,447,651.98	32,060,447,651.98	EUR	763,012,733.54	671,512,330.04	EUR	9,840,440,511.51	8,891,621,606.73	EUR	12,238,740,863.45	12,238,740,863.45
				JPY	6,000,000,000.00	42,656,050.03	JPY	0.00	0.00	JPY	6,000,000,000.00	42,656,050.03	JPY	0.00	0.00	JPY	0.00	0.00
				CHF	47,842,506.00	48,585,869.81	CHF	0.00	0.00	CHF	47,842,506.00	48,585,869.81	CHF	0.00	0.00	CHF	0.00	0.00
				USD	9,276,000,000.00	8,663,978,998.63	USD	0.00	0.00	USD	9,241,000,000.00	8,663,978,998.63	USD	0.00	0.00	USD	0.00	0.00
				GBP	80,000,000.00	90,198,775.55	GBP	80,000,000.00	90,198,775.55	GBP	80,000,000.00	90,198,775.55	GBP	80,000,000.00	90,198,775.55	GBP	0.00	0.00
				CAD	550,000,000.00	380,886,426.60	CAD	0.00	0.00	CAD	600,000,000.00	380,886,426.60	CAD	0.00	0.00	CAD	0.00	0.00

	Financial debt before swap	Credit affiliates	Credit swaps	Debt swaps	Debt holding of own bonds	Financial debt after swap
Internal Funded Debt	287,683,024,836.57	32,060,447,651.98	763,012,733.54	1,415,737,491.44	7,522,196,000.00	248,753,105,942.49
External Funded Debt	1,124,862,280.44	90,198,775.55	1,124,862,280.44	90,198,775.55	0.00	0.00
Internal Floating Indebtedness	18,428,796,000.00	0.00	0.00	8,424,703,020.07	4,716,544,863.45	22,136,954,156.62
External Floating Indebtedness	8,101,443,840.18	0.00	8,101,443,840.18	0.00	0.00	0.00

Grand Total	315,338,126,957.19	32,150,646,427.53	9,989,318,854.16	9,930,639,287.06	12,238,740,863.45	270,890,060,099.11

GUARANTEED DEBT

EXTERNAL GUARANTEED DEBT AS OF DECEMBER 31, 2022

Borrower	Amount (Millions of euros)
Export Guarantees(1)
Export Guarantees Act(2)	3,457.69
Export Financing Guarantees Act	20,668.22
Transport and Infrastructure
Austrian Railways (ÖBB)	95.05
Other Liabilities
Loans to Federal Museums	326.92

Total	24,547.88

(1)

Guarantees issued by the Republic of Austria under the Export Guarantees Act and the Export Financing Guarantees Act cover the assets side and the liabilities side of Oesterreichische Kontrollbank AG’s (Austria’s export credit agency) balance sheet. The probability of payments for guarantees referring to both sides of the balance sheet is very low. Therefore, following an economic approach, the amounts utilized under both sides of the balance sheet are counted only once. Following this economic approach the guaranteed debt for export guarantees amounted to EUR 5,639.64 million (external guaranteed debt) and EUR 26,495.43 million (domestic guaranteed debt) as of December 31, 2022.

(2)	Includes recognized but unpaid claims against the Republic under Export Guarantees.

DOMESTIC GUARANTEED DEBT AS OF DECEMBER 31, 2022

Borrower	Amount (Millions of euros)
Export Guarantees(1)
Export Guarantees Act(2)	25,993.97
Export Financing Guarantees Act	4,750.00
Transport and Infrastructure
ASFINAG	7,450.00
Austrian Railways (ÖBB)	9,557.83
Railway Infrastructure Services Company (SCHIG)	1.31
Austrian Financial Market
Financial Market Stability Act (FinStaG)	0.00
Guarantee Act for Carinthia	1,108.32
European Financial Stability Facility (EFSF)	9,260.47
Coinage Act 1988	5,425.85
Promotion of Economic Development
Austria Wirtschaftsservice GesmbH (AWS)	1,589.59
Austrian Bank for Tourism Development (ÖHT)	354.71
Austrian Research Promotion Agency (FFG)	83.43
COVID-19 Liabilities
Austria Wirtschaftsservice GesmbH (AWS)	2,921.37
Austrian Bank for Tourism Development (ÖHT)	962.25
Mitigation of Unemployment Risk (SURE)	717.22
Pan-European Guarantee Fund	645.82
Other Liabilities
Loans to Federal Museums	208.38
Nuclear Liability Act 1999	121.80
European Investmentbank (EIB)	95.65
Electric Utility Industry—Energy Bonds	0.00

Total(3)	71,248.33

(1)

Guarantees issued by the Republic of Austria under the Export Guarantees Act and the Export Financing Guarantees Act cover the assets side and the liabilities side of Oesterreichische Kontrollbank AG’s (Austria’s export credit agency) balance sheet. The probability of payments for guarantees referring to both sides of the balance sheet is very low. Therefore, following an economic approach, the amounts utilized under both sides of the balance sheet are counted only once. Following this economic approach the guaranteed debt for export guarantees amounted to EUR 5,639.64 million (external guaranteed debt) and EUR 26,495.43 million (domestic guaranteed debt) as of December 31, 2022.

(2)	Includes recognized but unpaid claims against the Republic under Export Guarantees.
(3)	In addition, the Republic is liable by law for all liabilities of the Austrian Postal Savings Bank assumed until December 31, 2000, which amounted to EUR 0.43 billion as of December 31, 2022.

SOURCES OF INFORMATION

Except as stated below, the information set forth herein with respect to Austria has been supplied by Mag. Christoph Kreutler, Director, Head of the Division for Export Financing and International Export Promotion Policy, Ministry of Finance of the Republic of Austria, in his official capacity and is included herein on his authority.

The information contained under the headings “Balance of Payments”, “Foreign Exchange”, “Banking System and Monetary Policy—Oesterreichische Nationalbank” and “Banking System and Monetary Policy—Monetary Policy” and the information in the tables set forth under “Balance of Payments”, “Foreign Exchange”, “Banking System and Monetary Policy” and “The Economy—Tourism” has been extracted from publications of the Oesterreichische Nationalbank and the Austrian Central Statistical Office, all of which are official documents published by Austrian authorities or the Oesterreichische Nationalbank.

The information in the tables set forth under “The Economy” and “Public Debt” has been extracted from publications of STATISTICS AUSTRIA (STATISTIK AUSTRIA), from publications of the Austrian Institute for Economic Research (Österreichisches Institut für Wirtschaftsforschung or WIFO), and from publications of the Oesterreichische Nationalbank (“OeNB”). STATISTIK AUSTRIA is an agency of Austria. OeNB is the Austrian central bank, which is owned by the Republic of Austria. WIFO is an independent, non-partisan and not-for-profit organization supported by numerous professional associations and institutions for economic policy.

Certain information contained under the heading “The Economy—Labor and Social Legislation” has been extracted from publications of Eurostat, the statistical office of the European Union.

The information in the tables under “Tables and Supplementary Information” has been extracted from the Federal Budget Laws of the Republic of Austria, which are official documents published by the Republic of Austria.

AUTHORIZED AGENT

The name and address of the authorized agent of the Bank and Austria in the United States is DDr. Petra Schneebauer, Ambassador extraordinary and plenipotentiary of the Republic of Austria to the United States, Austrian Embassy, 3524 International Court, N.W., Washington, D.C. 20008.